Exhibit 10.1

MASTER REPURCHASE AGREEMENT

(for Pulte Mortgage LLC)

dated as of May 15, 2009

among

COMERICA BANK,

as Agent, Co-Lead Arranger and a Buyer,

BANK OF AMERICA, NATIONAL ASSOCIATION,

as Co-Lead Arranger and a Buyer

THE OTHER BUYERS PARTY HERETO

and

PULTE MORTGAGE LLC, as Seller

TABLE OF CONTENTS

MASTER REPURCHASE AGREEMENT			1

1	APPLICABILITY AND DEFINED TERMS		1
	1.1.	Applicability	1
	1.2.	Defined Terms	2

2	THE BUYERS’ COMMITMENTS		28
	2.1.	The Buyers’ Commitments to Purchase	28
	2.2.	Expiration or Termination of the Commitments	29
	2.3.	Request for Increase in Maximum Aggregate Commitment	29
	2.4.	Swing Line Facility	29
	2.5.	Swing Line Transactions	29
	2.6.	Optional Reduction or Termination of Buyers’ Commitments	32

3	INITIATION; TERMINATION.		32
	3.1.	Seller Request; Agent Confirmation	32
	3.2.	Request/Confirmation	33
	3.3.	Transaction Termination; Purchase Price Decrease	33
	3.4.	Place for Payments of Repurchase Prices	34
	3.5.	Withdrawals from and Credits to Operating Account	34
	3.6.	Transfer of Existing Mortgage Loan Portfolio	34
	3.7.	Special Terms Applicable to the Existing Mortgage Loan Portfolio	35
	3.8.	Delivery of Additional Mortgage Loans	36
	3.9.	Application of Purchase Price Decreases and Repurchase Price Payments	36
	3.10.	Defaulting Buyers	36

4	TRANSACTION LIMITS AND SUBLIMITS		38
	4.1.	Transaction Limits	38
	4.2.	Transaction Sublimits	39
	4.3.	Compliance	39

5	PRICE DIFFERENTIAL		39
	5.1.	Pricing Rate	39
	5.2.	Pricing Rate for Default Pricing Rate Purchased Loans	40
	5.3.	Price Differential Payment Due Dates	40

6	MARGIN MAINTENANCE		40
	6.1.	Margin Deficit	40
	6.2.	Margin Call Deadline	41
	6.3.	Application of Cash	41
	6.4.	Increased Cost	41
	6.5.	Capital Adequacy	42
	6.6.	Eligible Loans Report	42
	6.7.	Provisions Relating to Daily Adjusting LIBOR Rate	42

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7	TAXES		43
	7.1.	Payments to be Free of Taxes; Withholding	43
	7.2.	Other Taxes	44
	7.3.	Taxes Indemnity	44
	7.4.	Receipt	44
	7.5.	Non-Exempt Buyer	44
	7.6.	If Buyer Fails to Provide Form	46
	7.7.	Refunds	46
	7.8.	Survival	46

8	INCOME AND ESCROW PAYMENTS; CONTROL		47
	8.1.	Income and Escrow Payments	47
	8.2.	Income and Escrow Accounts	47
	8.3.	Income and Escrow Accounts after Default	47

9	FACILITY FEE; AGENT’S FEE		47
	9.1.	Facility Fee	47
	9.2.	Agent’s Fee	48

10	SECURITY INTEREST; LICENSE		48
	10.1.	Intent of the Parties	48
	10.2.	Remedies	50

11	SUBSTITUTION		51
	11.1.	Seller May Substitute Other Mortgage Loans with Notice to and Approval of Agent	51
	11.2.	Payment to Accompany Substitution	52

12	PAYMENT AND TRANSFER		52
	12.1.	Immediately Available Funds; Notice to Custodian	52
	12.2.	Payments to the Agent	52
	12.3.	If Payment Not Made When Due	52
	12.4.	Payments Valid and Effective	53
	12.5.	Pro Rata Distribution of Payments	53

13	SEGREGATION OF DOCUMENTS RELATING TO PURCHASED LOANS		53

14	CONDITIONS PRECEDENT		53
	14.1.	Initial Purchase	53
	14.2.	Each Purchase	55

15	REPRESENTATIONS, WARRANTIES AND COVENANTS		57
	15.1.	Buyers, Agent and Seller Representations	57
	15.2.	Additional Seller Representations	57
	15.3.	Special Representations Relating to the Purchased Loans	62
	15.4.	Representations and Warranties Relating to Specific Transactions	62
	15.5.	Survival	63

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16	AFFIRMATIVE COVENANTS		63
	16.1.	Office of Foreign Assets Control and USA Patriot Act	63
	16.2.	Financial Statements	64
	16.3.	Financial Statements Will Be Accurate	65
	16.4.	Other Reports	65
	16.5.	Maintain Existence and Statuses; Conduct of Business	66
	16.6.	Compliance with Applicable Laws	66
	16.7.	Inspection of Properties and Books; Protection of Seller’s Proprietary Information; Buyers’ Due Diligence of Seller	66
	16.8.	Notice of Suits, Etc.	68
	16.9.	Payment of Taxes, Etc.	69
	16.10.	Insurance; Fidelity Bond	69
	16.11.	[Reserved.]	70
	16.12.	Subordination of Certain Indebtedness	70
	16.13.	Certain Debt to Remain Unsecured	70
	16.14.	Promptly Correct Escrow Imbalances	70
	16.15.	MERS Covenants	70
	16.16.	Special Affirmative Covenants Concerning Purchased Loans	71
	16.17.	Coordination with Other Lenders/Repo Purchasers and Their Custodians	72

17	NEGATIVE COVENANTS		72
	17.1.	No Merger	72
	17.2.	Limitation on Debt and Contingent Indebtedness	72
	17.3.	Business	73
	17.4.	Liquidations, Dispositions of Substantial Assets	73
	17.5.	Loans, Advances, and Investments	73
	17.6.	Use of Proceeds	74
	17.7.	Transactions with Affiliates	74
	17.8.	Liens	74
	17.9.	ERISA Plans	74
	17.10.	Change of Principal Office	74
	17.11.	Distributions	75
	17.12.	Financial Covenants	75
	17.13.	Limitations on Payments of Certain Debt	76
	17.14.	No Changes in Accounting Practices or Fiscal Year	76

18	EVENTS OF DEFAULT; EVENT OF TERMINATION		76
	18.1.	Events of Default	76
	18.2.	Transaction Termination	78
	18.3.	Termination by the Agent	79
	18.4.	Remedies	79
	18.5.	Liability for Expenses and Damages	80
	18.6.	Liability for Interest	80
	18.7.	Other Rights	80
	18.8.	Seller’s Repurchase Rights	80
	18.9.	Sale of Purchased Loans	80

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19	SERVICING OF THE PURCHASED LOANS		81
	19.1.	Servicing Released Basis	81
	19.2.	Servicing and Subservicing	81
	19.3.	Escrow Payments	81
	19.4.	Escrow and Income after Event of Default	81
	19.5.	Servicing Records	82
	19.6.	Subservicer Instruction Letter	82
	19.7.	Termination of Servicing	82
	19.8.	Notice from Seller	83
	19.9.	Seller Remains Liable	83
	19.10.	Backup Servicer	83
	19.11.	Successor Servicer	84

20	PAYMENT OF EXPENSES; INDEMNITY		84
	20.1.	Expenses	84
	20.2.	Indemnity	85

21	SINGLE AGREEMENT		85

22	RELATIONSHIPS AMONG THE AGENT AND THE BUYERS		86
	22.1.	Appointment of Agent	86
	22.2.	Scope of Agent’s Duties	86
	22.3.	Limitation on Duty to Disclose	87
	22.4.	Authority of Agent to Enforce this Agreement	87
	22.5.	Agent in its Individual Capacity	87
	22.6.	Actions Requiring All Buyers’ Consent	88
	22.7.	Actions Requiring Required Buyers’ Consent	89
	22.8.	Agent’s Discretionary Actions	89
	22.9.	Buyers’ Cooperation	89
	22.10.	Buyers’ Sharing Arrangement	90
	22.11.	Buyers’ Acknowledgment	90
	22.12.	Agent Market Value Determinations	91
	22.13.	Agent’s Duty of Care, Express Negligence Waiver and Release	91
	22.14.	Calculations of Shares of Principal and Other Sums	92
	22.15.	Successor Agent	92
	22.16.	Merger of the Agent	93
	22.17.	Participation; Assignment by Buyers	93
	22.18.	The Agent and the Buyers are the only Beneficiaries of this Section	96
	22.19.	Knowledge of Default	96
	22.20.	No Reliance on Agent’s Customer Identification Program	96
	22.21.	Other Titles	97

23	NOTICES AND OTHER COMMUNICATIONS; ELECTRONIC TRANSMISSIONS		97

24	MISCELLANEOUS		100
	24.1.	Further Assurances	100
	24.2.	Agent as Attorney in Fact	100

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	24.3.	Wires to Seller	100
	24.4.	Wires to Agent	100
	24.5.	Receipt; Available Funds	100
	24.6.	Privacy of Customer Information	100

25	ENTIRE AGREEMENT; SEVERABILITY		101

26	NON-ASSIGNABILITY; TERMINATION		101
	26.1.	Limited Assignment	101
	26.2.	Remedies Exception	102
	26.3.	Agreement Termination	102

27	COUNTERPARTS		102

28	GOVERNING LAW, JURISDICTION AND VENUE		102

29	WAIVER OF JURY TRIAL		103

30	RELATIONSHIP OF THE PARTIES		103

31	NO WAIVERS, ETC		104

32	USE OF EMPLOYEE PLAN ASSETS		104
	32.1.	Prohibited Transactions	104
	32.2.	Audited Financial Statements Required	104
	32.3.	Representations	104

33	INTENT		104
	33.1.	Transactions are Repurchase Agreements and Securities Contracts	104
	33.2.	Contractual Rights, Etc.	105
	33.3.	FDIA	105
	33.4.	Master Netting Agreement	105

34	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS		105
	34.1.	Parties not Protected by SIPA or Insured by FDIC or NCUSIF	105
	34.2.	SIPA Does Not Protect Government Securities Broker or Dealer Counterparty	105
	34.3.	Transaction Funds Are Not Insured Deposits	106

35	USA PATRIOT ACT NOTIFICATION		106

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EXHIBITS AND SCHEDULES

Exhibit A	Form of Request/Confirmation
Exhibit B	Form of Compliance Certificate
Exhibit C	List of Subsidiaries of the Seller as of the Effective Date
Exhibit D	Form of Corporation Tax Treatment Certificate
Exhibit E	Form of Assignment and Assumption

Schedule AI	Approved Investors
Schedule AR	Authorized Seller Representatives List Effective as of May 15, 2009
Schedule BC	The Buyers’ Committed Sums
Schedule BP	List of Basic Papers
Schedule DQ	Disqualifiers
Schedule EL	Eligible Loans
Schedule 1.2	Deposit Accounts
Schedule 15.2(f)	Material Adverse Changes and Contingent Liabilities
Schedule 15.2(g)	Pending Litigation
Schedule 15.2(n)	Existing Liens
Schedule 15.2(s)	Compliance Information
Schedule 15.3	Special Representations and Warranties with Respect to each Purchased Loan
Schedule 23	Buyers’ Addresses for Notice as of May 15, 2009

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MASTER REPURCHASE AGREEMENT

THIS MASTER REPURCHASE AGREEMENT is made and entered into as of May 15, 2009, between and among Pulte Mortgage LLC, a Delaware limited liability company (the “Seller”), Comerica Bank, as Agent and representative of itself as a Buyer and the other Buyers (the “Agent” and sometimes “Comerica Bank”), Bank of America, National Association, as Co-Lead Arranger and the other Buyers, as defined in Section 1.2.

RECITALS

1        Applicability and Defined Terms.

1.1.      Applicability. From time to time the parties hereto may enter into transactions in which the Seller agrees to transfer to the Agent on behalf of the Buyers, Eligible Loans on a servicing released basis against the transfer of funds by the Buyers, with a simultaneous agreement by the Buyers to transfer to the Seller such Eligible Loans at a date certain or on demand in the event of termination pursuant to Section 18.2 hereof, or if no demand is sooner made, on the Termination Date, against the transfer of funds by the Seller. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Agreement, as hereinafter defined.

Comerica Bank has also agreed to provide a separate revolving swing line repurchase facility to initially and temporarily purchase Eligible Loans pending their purchase by all of the Buyers pursuant to this Agreement.

The parties hereby specifically declare that it is their intention that this Master Repurchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement,” which term includes the preamble above) and the purchases of Eligible Loans made pursuant to it (under both its regular and swing line provisions) are to be treated as repurchase transactions under the Title 11 of the United States Code, as amended (the “Bankruptcy Code”), including all rights that accrue to the Buyers by virtue of sections 559, 561 and 562 of the Bankruptcy Code. This Agreement also contains lien provisions with respect to the Purchased Loans so that if, contrary to the intent of the parties, any court of competent jurisdiction characterizes any Transaction as a financing, rather than a purchase, under applicable law, including the applicable provisions of the Bankruptcy Code, the Agent is deemed to have a first priority perfected security interest in and to the Purchased Loans to secure the payment and performance of all of the Seller’s Obligations under this Agreement and the other Repurchase Documents.

The Buyers’ agreement to establish and continue the revolving repurchase facilities, and Comerica Bank’s agreement to establish and continue such revolving swing line repurchase facility, are each made upon and subject to the terms and conditions of this Agreement. If there is any conflict or inconsistency between any of the terms or provisions of this Agreement and any of the other Repurchase Documents, this Agreement shall govern and control. If there is any conflict between any provision of this Agreement and any later supplement, amendment, restatement or replacement of it, then the latter shall govern and control.

1.2.      Defined Terms. Except where otherwise specifically stated, capitalized terms used in this Agreement and the other Repurchase Documents have the meanings assigned to them below or elsewhere in this Agreement.

“Accepted Servicing Practices” means, with respect to any Mortgage Loan, (a) those mortgage loan servicing standards and procedures in accordance with all applicable state, local and federal laws, rules and regulations and (b)(i) the mortgage loan servicing standards and procedures prescribed by Fannie Mae and Freddie Mac, in each case as set forth in the Fannie Mae Servicing Guide or Freddie Mac Servicing Guide, as applicable, and in the directives or applicable publications of such agencies, as such may be amended or supplemented from time to time, or (ii) with respect to any Mortgage Loans and any matters or circumstances as to which no such standard or procedure applies, the servicing standards, procedures and practices the Seller uses with respect to its own assets as of the date of this Agreement, subject to reasonable changes.

“Additional Purchased Loans” means Eligible Loans transferred by the Seller to the Buyers pursuant to, and as defined in, Section 6.1(a).

“Adjusted Tangible Net Worth” means, as of any date, the sum of (a) all assets of the Seller and the Subsidiaries on a Consolidated basis, minus (b) the sum of (i) Total Liabilities (excluding Qualified Subordinated Debt), (ii) all assets of the Seller and the Subsidiaries that would be classified as intangible assets under GAAP, including, but not limited to, subscribed stock, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises, and the investment held in trust of the Seller in Joliet Mortgage Reinsurance Company, and (iii) unsecured notes and accounts receivable due from stockholders, directors, officers, members, employees, Affiliates or other related Persons (other than Parent and Subsidiaries).

“Affiliate” means and includes, with respect to a specified Person, any other Person:

(a)        that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the specified Person (in this definition only, the term “Control” means having the power to set or direct management policies, directly or indirectly);

(b)        that is a director, trustee, partner, member or executive officer of the specified Person or serves in a similar capacity in respect of the specified Person;

(c)        of which the specified Person is a director, trustee, partner, member or executive officer or with respect to which the specified Person serves in a similar capacity and over whom the specified Person, either alone or together with one or more other Persons similarly situated, has Control;

(d)        that, directly or indirectly through one or more intermediaries, is the beneficial owner of ten percent (10%) or more of any class of equity securities — which does not include any MBS — of the specified Person; or

(e)        of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities of the specified Person.

“Agency” means Ginnie Mae, Fannie Mae or Freddie Mac.

“Agency MBS” means MBS issued or guaranteed as to timely payment of principal and interest by Ginnie Mae, Fannie Mae or Freddie Mac.

“Agent” is defined above.

“Agent’s Fee” is defined in the Fee Letter.

“Aggregate Outstanding Purchase Price” means as of any Determination Date, an amount equal to the sum of the Purchase Prices for all Purchased Loans included in all Open Transactions.

“Agreement” is defined in the Recitals.

“Applicable Margin” means two and five tenths percent (2.5%) per annum.

“Applicable Measuring Period” means for any quarter ending before March 31, 2010, the period beginning April 1, 2009 and ending on the last day of such quarter and for any date of determination ending on or after March 31, 2010, the four (4) preceding fiscal quarters ending on such date.

“Approved Investor” means Ginnie Mae, Fannie Mae, Freddie Mac and any of the Persons listed on Schedule AI, as it may be supplemented or amended from time to time by agreement of the Seller and the Agent; provided, that (a) persons listed on Schedule AI shall be Approved Investors only with respect to the type(s) of Mortgage Loans for which they are specified as an “Approved Investor” on Schedule AI, and (b) if the Agent shall give notice to the Seller of the Agent’s reasonable disapproval of any Approved Investor(s) named in the notice, the Approved Investor(s) so named shall no longer be (an) Approved Investor(s) from and after the time when the Agent sends that notice to the Seller or such later date as may be specified by the Agent in its sole discretion.

“Authorized Seller Representative” means a representative of the Seller duly designated by all requisite corporate action to execute any certificate, schedule or other document contemplated or required by this Agreement or the Custody Agreement on behalf of the Seller and as its act and deed. A list of Authorized Seller Representatives current as of the Effective Date is attached as Schedule AR. The Seller will provide an updated list of Authorized Seller Representatives to the Agent and the Custodian promptly following each addition to or subtraction from such list, and the Agent, the Buyers and the Custodian shall be entitled to rely on each such list until such an updated list is received by the Agent and the Custodian.

“Backup Servicer” means any Person designated by the Agent, in its sole discretion, to act as a backup servicer of the Purchased Loans in accordance with Section 19.10.

“Bankruptcy Code” is defined in the Recitals.

“Basic Papers” means all of the Loan Papers that must be delivered to the Custodian (in the case of Dry Loans, prior to the related Purchase Date and, in the case of Wet Loans, on or before the seventh (7th) Business Day after the related Purchase Date) in order for any particular Purchased Loan to continue to have Market Value. Schedule BP lists the Basic Papers.

“Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Agent is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in Detroit, Michigan, and, in respect of notices and determinations relating to the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.

“Buyer” means Comerica Bank and such other Person from time to time party to this agreement as a “Buyer.” Persons who are currently Buyers on any day shall be listed as Buyers in Schedule BC in effect for that day.

“Buyer Affiliate” means (a) with respect to any Buyer, (i) an Affiliate of such Buyer or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in securities and mortgage reverse repurchase agreements, bank loans and similar financial arrangements in the ordinary course of its business and is administered or managed by such Buyer or an Affiliate of such Buyer and (b) with respect to any Buyer that is a fund which invests in securities and mortgage reverse repurchase agreements, bank loans and similar financial arrangements, any other fund that invests in securities and mortgage reverse repurchase agreements, bank loans and similar financial arrangements and is managed by the same investment advisor as such Buyer or by an Affiliate of such investment advisor.

“Buyers’ Margin Percentage” means:

(i)	for all Conforming Mortgage Loans, ninety-seven percent (97%);

(ii)	for Jumbo Mortgage Loans, ninety-five percent (95%);

(iii)	for Super Jumbo Mortgage Loans, ninety percent (90%);

(iv)	for Discretionary Loans, the Buyer’s Margin Percentage for the underlying type of Purchased Loan which would apply if no Disqualifiers existed; and

(v)	for Wet Loans, the Buyer’s Margin Percentage for the underlying type of Purchased Loan which would apply if such Purchased Loan were a Dry Loan.

“Capitalized Servicing Rights” means for any Person, all rights to service Mortgage Loans that would be capitalized under GAAP (regardless of whether such rights result from asset securitizations, whole loan sales or originations of Mortgage Loans).

“Cash Equivalents” means and includes, on any day:

(a)        any evidence of debt issued by the United States government or any agency thereof, or guaranteed as to the timely payment of principal and interest by the United States government, and maturing ninety (90) days or less after that day; and

(b)        any demand deposit, time deposit, certificate of deposit or banker’s acceptance maturing not more than ninety (90) days after that day and issued by a commercial bank that either (i) is insured by the Federal Deposit Insurance Corporation or (ii) is a member of the Federal Reserve System and has a combined unimpaired capital and surplus and unimpaired undivided profits of not less than Two Hundred Fifty Million Dollars ($250,000,000); and

(c)        money market and cash accounts and money market funds which are invested in investments of the types described above or in commercial paper maturing no more than 90 days from the date of creation thereof and which is rated at least “A-1” by Standard & Poor’s Corporation or at least “P-1” by Moody’s Investors Service, Inc.

“Central Elements” means and includes the value of a substantial part of the Purchased Loans; the prospects for payment of each portion of the Repurchase Price, both Purchase Price and Price Differential, when due; the validity or enforceability of this Agreement and the other Repurchase Documents and, as to any Person referred to in any reference to the Central Elements, such Person’s property, business operations, financial condition and ability to fulfill and perform its obligations under this Agreement and the other Repurchase Documents to which it is a party, each taken as a whole, and such Person’s prospects of continuing in business as a going concern.

“Certified Copy” means a copy of an original Basic Paper or Supplemental Paper accompanied by (or on which there is stamped) a certification by an officer of either a title insurer or an agent of a title insurer (whether a title agency or a closing attorney) or, except where otherwise specified below, by an Authorized Seller Representative or an officer of the Servicer (if other than the Seller) or subservicer of the relevant Mortgage Loan, that such copy is a true copy of the original and (if applicable) that the original has been sent to the appropriate governmental filing office for recording in the jurisdiction where the related Mortgaged Premises are located. Each such certification shall be conclusively deemed to be a representation and warranty by the certifying officer, agent, Authorized Seller Representative or officer of the relevant Servicer or subservicer, as applicable, to the Agent, the Buyers and the Custodian upon which each may rely.

“Change in Law” means (a) the adoption of any applicable Legal Requirement after the Effective Date, (b) any change in any applicable Legal Requirement or in the interpretation or application thereof by any Governmental Authority after the Effective Date, or (c) reasonable compliance by any Buyer (or by any applicable office of any Buyer) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.

“Change of Control” in respect of the Seller means the occurrence of Parent not owning directly, or indirectly, 100% of the issued and outstanding ownership interests of the Seller.

“Collateral” has the meaning given the term in Section 10.1.

“Commitment” means, for each Buyer, its commitment under Section 2.1, subject to reduction as described in Section 2.6, to fund its Funding Share of Transactions, limited to such Buyer’s Committed Sum.

“Committed Sum” means, for any day, the maximum total amount a Buyer is committed to fund for the purchase from the Seller of Eligible Loans on a revolving basis pursuant to this Agreement, on its terms and subject to its conditions. From the Effective Date of this Agreement through the Termination Date or such other date (if any) when all or any of them is changed by operation of the provisions of any agreement or Legal Requirement, the Committed Sums for the Buyers are as set forth on Schedule BC, as it may be amended and restated from time to time.

“Conforming Mortgage Loan” means a first priority Single-family residential Mortgage Loan that is (a) FHA insured, (b) VA guaranteed, or (c) a conventional mortgage loan that fully conforms to all Agency underwriting and other requirements.

“Conforming Loan Sublimit” is defined in the table set forth in Section 4.2(a).

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements refer to the consolidated financial statements of such Person and its properly consolidated subsidiaries.

“Contingent Indebtedness” of any Person at a particular date means the sum (without duplication) at such date of (a) all obligations of such Person in respect of letters of credit, acceptances, or similar obligations issued or created for the account of such Person, (b) all obligations of such Person under any contract, agreement or understanding of such Person pursuant to which such Person guarantees, or in effect guarantees, any indebtedness or other obligations of any other Person in any matter, whether directly or indirectly, contingently or absolutely, in whole or in part (excluding such Person’s contingent liability as endorser of negotiable instruments for collection in the ordinary course of business), (c) all liabilities secured by any Lien on any property owned by such Person, whether or not such Person has assumed or otherwise become liable for the payment thereof and (d) any liability of such Person or any Affiliate thereof in respect of unfunded vested benefits under any ERISA Plan, in each case excluding any such liabilities or obligations that constitute Debt.

“Corporation Tax Treatment Certificate” is defined in Section 7.5(a).

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement for the purpose of hedging the currency risk associated with the Seller’s and its Subsidiaries’ operations and not for speculative purposes.

“Custodian” means Bank of America, National Association, as Custodian under the Custody Agreement, or any successor custodian under the Custody Agreement acceptable to the Agent.

“Custodian’s Fees” are the fees to be paid by the Seller to the Custodian for its services under the Custody Agreement, as provided for in the Custody Agreement or by a separate agreement. Such fees are separate from and in addition to other fees to be paid to the Buyers and the Agent provided for in this Agreement.

“Custody Agreement” means the Custody Agreement dated as of the Effective Date among the Agent, the Seller and the Custodian, as it may be supplemented, amended or restated from time to time.

“Customer” means and includes each maker of a Mortgage Note and each cosigner, guarantor, endorser, surety and assumptor thereof, and each mortgagor or grantor under a Mortgage, whether or not such Person has personal liability for its payment of the Mortgage Loan evidenced or secured thereby, in whole or in part.

“Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the Applicable Margin plus quotient of the following:

(a)

for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Agent, or, in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the principal amount outstanding hereunder and for a period of one (1) month;

divided by

(b)

1.00 minus the maximum rate (expressed as a decimal) on such day at which Agent is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category;

provided, however, in no event and at no time shall the Daily Adjusting LIBOR Rate be less than the Applicable Margin plus the LIBOR Rate Floor.

“Debt” means, with respect to any Person, on any day, the sum of the following (without duplication):

(a)        all of that Person’s debt or other obligations which, in accordance with GAAP, should be included in determining total liabilities as shown on the liabilities side of that Person’s balance sheet for that day;

(b)        all of that Person’s debt or other obligations for borrowed money or for the deferred purchase price of property or services, except that non-recourse MBS Debt arising out of transactions structured to qualify for GAAP sale treatment shall be excluded;

(c)        all of any other Person’s debt or other obligations for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, to pay or advance money or property as guarantor, surety, endorser or otherwise (excluding such Person’s contingent liability as endorser of negotiable instruments for collection in the ordinary course of business), or which such Person has agreed to purchase or otherwise acquire;

(d)        the aggregate principal balance, or repurchase price obligation, of that Person under repurchase agreements, reverse repurchase agreements, mortgage warehouse lines of credit, sale/buy-back agreements or like arrangements;

(e)        all debt for borrowed money or for the deferred purchase price of property or services secured by a Lien on any property owned or being purchased by that Person (even though that Person has not assumed or otherwise become liable for the payment of such debt) to the extent that such debt would not be otherwise counted as a liability for purposes of determining that Person’s net worth and to the extent that such debt is less than or equal to the net book value of such property; and

(f)        net payment obligations of that Person in respect of any exchange traded or over the counter derivative transaction, including any Hedge Agreement whether entered into for hedging or speculative purposes;

provided that, for purposes of this Agreement, there shall be excluded from the calculation of Debt for that day both (i) such Person’s obligations to pay to another Person any sums collected and held by the subject Person (as loan servicer, escrow agent or collection agent or in a similar capacity) for the account of such other Person, and (ii) Qualified Subordinated Debt.

“Default” means the occurrence of any event or existence of any condition that, but for the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Pricing Rate” means, on any day and with respect to any Transaction, a rate per annum equal to the otherwise applicable Pricing Rate plus three percent (3.0%) per annum.

“Defaulting Buyer” means any Buyer, as determined by the Agent, that has (a) failed to fund any portion of its Transactions (including any Swing Line Transactions syndicated pursuant to Section 2.5) within one Business Day of the date required to be funded by it hereunder, (b) notified the Seller, the Agent or any Buyer in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, other mortgage repurchase agreements or any agreements in which it commits to extend credit, (c) failed, within one Business Day after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Transactions and participations in then outstanding Swing Line Transactions, (d) otherwise failed to pay over to the Agent or any other Buyer any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Determination Date” means the date as of, or for, which a specified characteristic of a Mortgage Loan or other subject matter is being determined for purposes of a provision of this Agreement or another Repurchase Document.

“Discretionary Loans” means Mortgage Loans approved for purchase by the Agent in the exercise of its discretion pursuant to Section 22.8.

“Discretionary Loan Sublimit” is defined in the table set forth in Section 4.2(c).

“Disqualifier” means any of the circumstances or events affecting Purchased Loans that are described on Schedule DQ.

“Dry Loan” means an Eligible Loan originated by the Seller that has been closed, funded and qualifies without exception as an Eligible Loan, including satisfying the requirement that all of its Basic Papers have been delivered to the Custodian.

“Effective Date” means May 15, 2009.

“Electronic Agent” means MERSCORP, Inc. or its successor in interest or assigns.

“Electronic Tracking Agreement” means a written Electronic Tracking Agreement among the Seller, the Agent, MERS and the Electronic Agent, in form and substance acceptable to the Seller and the Agent, as it may be supplemented, amended, restated or replaced from time to time.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Assignee” means (a) a Buyer; (b) a Buyer Affiliate; or (c) any other Person (other than a natural person) approved by the (i) Agent and Swing Line Buyer, and (ii) unless a Event of Default has occurred and is continuing, the Seller (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Seller, or any of the Seller’s Affiliates or Subsidiaries; and provided further that notwithstanding clause (c)(ii) of this definition, no assignment shall be made to an entity which is a competitor of the Seller without the consent of the Seller, which consent may be withheld in its sole discretion.

“Eligible Loans” is defined on Schedule EL.

“Eligible Loans Report” is defined in the Custody Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor statute, as amended from time to time, and all rules and regulations promulgated under it.

“ERISA Affiliates” means all members of the group of corporations and trades or businesses (whether or not incorporated) that, together with the Seller, are treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Plan” means any pension benefit plan subject to Title IV of ERISA or Section 412 of the Internal Revenue Code maintained or contributed to by the Seller or any ERISA Affiliate with respect to which the Seller has a fixed or contingent liability.

“Escrow Account” means the Escrow Account established by the Seller with a bank reasonably satisfactory to the Agent under Section 8, and subject to the control of the Agent into which amounts paid for escrow accumulation under Purchased Loans are paid for purposes of paying taxes, insurance and other appropriate escrow charges.

“E-System” means any electronic system and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“Event of Default” is defined in Section 18.1.

“Event of Insolvency” means, as to any Person:

(a)        such Person has commenced as debtor any case or proceeding under any bankruptcy, insolvency, reorganization, moratorium, delinquency, arrangement, readjustment of debt, liquidation, dissolution, or similar law of any jurisdiction whether now or hereafter in effect, or consents to the filing of any petition against it under such law, or petitions for, causes or consents to the appointment or election of a receiver, conservator, liquidator, trustee, sequestrator, custodian or similar official for such Person or any substantial part of its property, or an order for relief is entered under the Bankruptcy Code; or any of such Person’s property is sequestered by court or order; or the convening by such Person of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election;

(b)        the commencement of any such case or proceeding against such Person, or another Person’s seeking an appointment or election of a receiver, conservator, liquidator, trustee, sequestrator, custodian or similar official for such Person, or any substantial part of its property, or the filing against the such Person of an application for a protective decree under the provisions of SIPA which (i) is consented to or not timely contested by such Person, (ii) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree, or the entry of an order having a similar effect or (iii) is not dismissed within sixty (60) days;

(c)        the making by such Person of a general assignment for the benefit of creditors; or

(d)        the inability of such Person to, or the admission by such Person of its inability or its intention not to, pay its debts as they become due.

“Excluded Taxes” is defined in Section 7.5.

“Facility Fee” is defined in Section 9.1.

“Fannie Mae” means Federal National Mortgage Association and any successor thereto or to the functions thereof.

“Federal Funds Effective Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, in the discretion of the Agent, to the nearest whole multiple of 1/100th of 1%.

“Fee Letter” means that certain letter dated as of March 18, 2009, from the Agent to the Seller.

“FHA” means the Federal Housing Administration and any successor.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation and any successor thereto or to the functions thereof.

“FICA” means the Federal Insurance Contributions Act.

“FICO” means Fair Isaac Corporation and, where used in this Agreement, refers to the credit scoring system developed by that company or to any other Customer credit scoring system whose use by the Seller (for purposes of this Agreement and the Transactions) has been specifically approved in writing by the Agent.

“File” means a file in the possession of the Custodian or its designee (other than the Seller or an Affiliate of the Seller) containing all of the Loan Papers for the relevant type of Mortgage Loan.

“Financial Statements” is defined in Section 15.2(f).

“Funding Account” means the Seller’s non-interest bearing demand deposit account maintained with Comerica Bank and described in Schedule 1.2 into which the Agent may transfer funds (funds paid by the Buyers as Purchase Price) and from which the Agent is authorized to disburse funds to the Seller or its designee (such as its agents) for the funding of Transactions. The Funding Account shall be subject to setoff by the Agent for Pro Rata distribution to the Buyers and shall be subject to the control of the Agent.

“Funding Share” means, for each Buyer, that proportion of the sum of the original Purchase Prices for the Mortgage Loans to be purchased in a Transaction that bears the same ratio to the total amount of such sum as that Buyer’s Committed Sum bears to the Maximum Aggregate Commitment.

“GAAP” means, for any day, generally accepted accounting principles, applied on a consistent basis, stated in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, or in statements and pronouncements of the Financial Accounting Standards Board or in such other statements by another entity or entities as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances for that day. The requirement that such principles be applied on a consistent basis means that the accounting principles observed in a current period shall be comparable in all material respects to those applied in an earlier period, with the exception of changes in application to which the Seller’s independent certified public accountants have agreed and which changes and their effects are summarized in the subject company’s financial statements following such changes. If (a) during the term of this Agreement any change(s) in such principles occur(s) that materially changes the meaning or effect of any provision of this Agreement and (b) the Seller or the Required Buyers regard such change(s) as adverse to their respective interests, then upon written notice by the Seller to the Agent, or by the Agent or the Required Buyers to the Seller, the parties to this Agreement shall negotiate promptly and in good faith a supplement or amendment to this Agreement to achieve as nearly as possible preservation and continuity of the business substance of this Agreement in light of such change; provided that neither the Agent nor any of the Buyers shall be obligated to commence, continue or conclude any such negotiation or to execute any such supplement or amendment after any Event of Default has occurred (other than an Event of Default caused by such change) that has not been cured by the Seller or that the Agent has not declared in writing to have been waived in accordance with Section 22.

“Ginnie Mae” means the Government National Mortgage Association and any successor.

“Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court or other tribunal.

“Hazard Insurance Policy” means, with respect to each Purchased Loan, the policy of fire and extended coverage insurance required to be maintained for the related Mortgaged Premises’ improvements (and, if the related Mortgaged Premises are located in a federally-designated special flood area, federal flood insurance issued in accordance with the Flood Disaster Protection Act of 1973, as amended from time to time, or, if repealed, any superseding legislation governing similar insurance coverage, or similar coverage against loss sustained by floods or similar hazards that conforms to the flood insurance requirements prescribed by Fannie Mae guidelines, which may be provided under a separate insurance policy), which insurance may be a blanket mortgage impairment policy.

“Hedge Agreement” means an Interest Rate Protection Agreement, a Currency Agreement or a forward sales agreement entered into in the ordinary course of the Seller’s or any of its Subsidiaries’ businesses to protect the Seller against changes in interest rates or the market value of assets.

“HUD” means the U.S. Department of Housing and Urban Development and any successor.

“In Default” means that, as to any Mortgage Loan, any Mortgage Note payment or escrow payment is unpaid for thirty (30) days or more after its due date (whether or not the Seller has allowed any grace period or extended the due date thereof by any means) or another material default has occurred and is continuing, including the commencement of foreclosure or the commencement of a case in bankruptcy for any Customer in respect of such Mortgage Loan.

“Income” means, with respect to any Purchased Loan on any day, all payments of principal, interest and other distributions thereon or proceeds thereof paid to the relevant party.

“Income Account” means a demand deposit account established by the Seller with a bank reasonably satisfactory to the Agent under the provisions of Section 8, which shall be subject to the control of the Agent.

“Indemnified Liabilities” is defined in Section 20.2.

“Indemnified Parties” is defined in Section 20.2.

“Interest Rate Protection Agreement” means, with respect to any or all of the Purchased Loans, any short sale of any U.S. Treasury securities, futures contract, mortgage related security, Eurodollar futures contract, options related contract, interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, that is entered into by the Seller and a financial institution and is reasonably acceptable to the Agent.

“Internal Revenue Code” means the Internal Revenue Code of 1986 or any subsequent federal income tax law or laws, as amended from time to time.

“Investor Commitment” means an unexpired written commitment held by the Seller from an Approved Investor to buy Purchased Loans, and that specifies (a) the type or item(s) of Purchased Loan, (b) a purchase date or purchase deadline date and (c) a purchase price or the criteria by which the purchase price will be determined.

“Jumbo Mortgage Loan” means a Mortgage Loan that would otherwise be a Conforming Mortgage Loan secured by a first Lien Mortgage except that the original principal amount is more than the maximum Agency loan amount but not more than One Million Dollars ($1,000,000).

“Jumbo Loan Sublimit” is defined in the table set forth in Section 4.2(c).

“Jumbo/Super Jumbo Loan Sublimit” is defined in Section 4.2(d).

“Legal Requirement” means any law, statute, ordinance, decree, ruling, requirement, order, judgment, rule or regulation (or interpretation of any of them), including any of the foregoing that relate to environmental standards or controls, energy regulations and occupational safety and health standards or controls, of any (domestic or foreign) court or other Governmental Authority, and the terms of any license, permit, consent or approval issued by any Governmental Authority.

“LIBOR Lending Office” means Agent’s office located in the Cayman Islands, British West Indies, or such other branch of Agent, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to the Seller.

“LIBOR Rate Floor” means two percent (2%) per annum

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Liquidity” means the sum of (a) the market value, as reasonably determined by Agent, of Seller’s unencumbered and unrestricted cash and Cash Equivalents (including any amounts held in the Funding Account, Operating Account or Income Account), plus (b) the market value, as reasonably determined by Agent of Seller’s unencumbered and unrestricted Marketable Securities, plus (c) the amount by which the aggregate Purchase Value of all Purchased Loans at such time exceeds the aggregate Purchase Price outstanding for all Open Transactions at such time.

“Loan Papers” means the Mortgage Note and all of the other papers related to the establishment of a Purchased Loan and the creation, perfection and maintenance of its lien and lien priority for such Purchased Loan, including its Basic Papers and its Supplemental Papers and including any papers securing, guaranteeing or otherwise related to or delivered in connection with any Purchased Loan, in a form reasonably acceptable to the Agent (including any guaranties, lien priority agreements, security agreements, mortgages, deeds of trust, collateral assignments of the Seller’s interest in underlying obligations or security, subordination agreements, intercreditor agreements, negative pledge agreements, loan agreements, management agreements, development agreements, design professional agreements, payment, performance or completion bonds, mortgage security and insurance contracts, title, mortgage, pool, casualty, flood and earthquake insurance policies, binders and commitments, FHA insurance and VA guaranties, participation certificates and agreements, financing statements and investor or purchase commitments), as any such Loan Paper may be supplemented, amended, restated or replaced from time to time.

“Loan Records” means books, records, ledger cards, files, papers, documents, instruments, certificates, appraisal reports, surveys, bonds, journals, reports, correspondence, customer lists, information and data that describes, catalogs or lists such information or data, computer printouts, media (tapes, discs, cards, drives, flash memory or any other kind of physical, electronic or virtual data or information storage media or systems) and related data processing software (subject to any licensing restrictions) and similar items that at any time evidence or contain information relating to any of the Purchased Loans, and other information and data that is used or useful for managing and administering the Purchased Loans, together with the nonexclusive right to use (in common with the Seller and any repurchase agreement counterparty or secured party that has a valid and enforceable interest therein and that agrees that its interest is similarly nonexclusive) the Seller’s operating systems to manage and administer any of the Purchased Loans and any of the related data and information described above, or that otherwise relates to the Purchased Loans, together with the media on which the same are stored to the extent stored with material information or data that relates to property other than the Purchased Loans (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems), and the Seller’s rights to access the same, whether exclusive or nonexclusive, to the extent that such access rights may lawfully be transferred or used by the Seller’s permittees, and any computer programs that are owned by the Seller (or licensed to the Seller under licenses that may lawfully be transferred or used by the Seller’s permittees) and that are used or useful to access, organize, input, read, print or otherwise output and otherwise handle or use such information and data.

“Margin Call” is defined in Section 6.1(a).

“Margin Deficit” is defined in Section 6.1(a).

“Margin Excess” is defined in Section 6.1(b).

“Margin Stock” has the meaning assigned to that term in Regulation U as in effect from time to time.

“Marketable Securities” means common stock or other securities traded on the New York Stock Exchange, American Stock Exchange, NASDAQ or other recognized exchange acceptable to Agent.

“Market Value” means what the Agent determines as the market value of any Purchased Loan, using a commercially reasonable methodology that is, in its sole discretion, in accordance with standards customarily applicable in the financial industry to third party service providers providing values on comparable assets to be used in connection with the financing of such assets, without reference to Hedge Agreements or Investor Commitments. The Agent’s determination of Market Value hereunder shall be conclusive and binding upon the parties, absent manifest error.

“Maximum Aggregate Commitment” means the maximum Aggregate Outstanding Purchase Price that is allowed to be outstanding under this Agreement on any day, being the amount set forth in Schedule BC in effect for that day, as it may be increased pursuant to Section 2.3 or decreased pursuant to Section 2.6. The Maximum Aggregate Commitment on the Effective Date is Seventy Million Dollars ($70,000,000.00). If and when some or all of the Buyers then party to this Agreement agree in writing to increase their Committed Sums, or if a new Buyer or Buyers joins the syndicate of Buyers, or if there is both such an increase and a new Buyer’s joinder, the Agent shall execute an updated Schedule BC reflecting the new Maximum Aggregate Commitment and deliver it to the Seller and the Buyers, and that updated Schedule BC shall thereupon be substituted for and supersede the prior Schedule BC.

“MBS” means a mortgage pass-through security, collateralized mortgage obligation, REMIC or other security that (a) is based on and backed by an underlying pool of Mortgage Loans and (b) provides for payment by its issuer to its holder of specified principal installments and/or a fixed or floating rate of interest on the unpaid balance and for all prepayments to be passed through to the holder, whether issued in certificated or book-entry form and whether or not issued, guaranteed, insured or bonded by Ginnie Mae, Fannie Mae, Freddie Mac, an insurance company, a private issuer or any other investor.

“Merger” is defined in Section 17.1.

“MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or its successors or assigns.

“MERS Designated Loan” means a Purchased Loan registered to the Seller on the MERS® System.

“MERS Procedures Manual” means the MERS Procedures Manual, as it may be amended from time to time.

“MERS® System” means the Electronic Agent’s mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

“Mortgage” means a mortgage, deed of trust, deed to secure debt, security deed or other mortgage instrument or similar evidence of lien legally effective in the U.S. jurisdiction where the relevant real property is located to create and constitute a valid and enforceable Lien, subject only to Permitted Encumbrances, on the fee simple estate in improved real property.

“Mortgage Assignment” means an assignment of a Mortgage, in form sufficient under the Legal Requirements of the U.S. jurisdiction where the real property covered by such Mortgage is located to give record notice of the assignment of such Mortgage, perfect the assignment and establish its priority relative to other transactions in respect of the Mortgage assigned (no Mortgage Assignment is required for any Mortgage that has been originated in the name of MERS and registered under the MERS® System).

“Mortgage Loan” means any loan evidenced by a Mortgage Note and includes all right, title and interest of the lender or mortgagee of such loan as a holder of both the beneficial and legal title to such loan, including (a) all Loan Papers, Loan Records or other loan documents, files and records of the lender or mortgagee for such loan, (b) the monthly payments, any prepayments, insurance and other proceeds, (c) all Servicing Rights related to such loan and (d) all other rights, interests, benefits, security, proceeds, remedies and claims (including, without limitation, REO) in favor or for the benefit of the lender or mortgagee arising out of or in connection with such loan.

“Mortgage Loan Transmission File” means a file containing all information concerning each Mortgage Loan required by the “Record Layout,” as defined and provided for in (and attached as an exhibit to) the Custody Agreement, one of which shall be delivered by the Seller to the Custodian for each Purchased Loan on its Purchase Date, both by electronic, computer readable transmission in accordance with such Record Layout and, in the event such electronic transmission is not possible, by faxing a hard copy thereof to the Custodian.

“Mortgage Note” means a promissory note secured by a Mortgage.

“Mortgaged Premises” means the Property securing a Mortgage Loan.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, which is maintained for employees of the Seller or any of the Seller’s Subsidiaries.

“Net Income” means for any period, the net income (or loss) of the Seller and the Subsidiaries, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Seller or any Subsidiary, (b) the income (or deficit) of any Person in which any Person (other than the Seller and any Subsidiaries) has a joint interest, except to the extent that any such income is actually received by the Seller or any Subsidiary from such Person in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or by law applicable to such Subsidiary.

“Non-excluded Taxes” is defined in Section 7.1.

“Non-exempt Buyer” is defined in Section 7.5.

“Nonfunding Buyer” is defined in Section 2.1.

“Obligations” means all of the Seller’s present and future obligations, liabilities and indebtedness under this Agreement or any of the other Repurchase Documents, or in respect of any Products, or any Hedge Agreement entered into with the Agent or any Buyer, whether for Repurchase Price, Price Differential, Margin Call, premium, fees, costs, attorneys’ fees or other obligation or liability, and whether absolute or contingent, and all renewals, extensions, modifications and increases of any of them.

“Officer’s Certificate” means a certificate executed on behalf of the Seller or another relevant Person by a Responsible Officer.

“Open Transaction” means a Transaction in which the Buyers have purchased and paid for the related Purchased Loans but the Seller has not repurchased all of them, such that the remaining Purchased Loans not repurchased by the Seller of the subject Transaction would be an Open Transaction.

“Operating Account” means the Seller’s non-interest bearing demand deposit account maintained with Agent and described on Schedule 1.2, from which the Agent is authorized pursuant to Section 3.5 to withdraw funds on any day in an amount equal to the aggregate Repurchase Prices of all Purchased Loans that are Past Due on that day. The Operating Account shall be subject to setoff by the Agent for Pro Rata distribution to the Buyers and, upon the occurrence and during the continuance of an Event of Default, the Agent may also terminate the Seller’s right to withdraw, or direct the payment of funds in the Operating Account until the Obligations have been paid in full.

“Organizational Documents” means as to any Person other than a natural Person, its articles or certificate of incorporation, organization, limited partnership or other document filed with a Governmental Authority evidencing the organization of such entity and any bylaws, operating agreement or other governance document governing the rights of the holders of the ownership interests in such Person.

“Other Taxes” is defined in Section 7.2.

“Parent” means Pulte Homes, Inc., a Delaware corporation.

“Past Due” means that the Seller has not repurchased the subject Purchased Loan on or before its Repurchase Date.

“Permitted Encumbrances” means, in respect of the Mortgaged Premises securing a Purchased Loan, (a) tax Liens for real property taxes and government-improvement assessments that are not delinquent; (b) easements and restrictions that do not materially and adversely affect the title to, marketability of or value of such Mortgaged Premises or prohibit or interfere with the use of such Mortgaged Premises as a one-to-four family residential dwelling; (c) reservations as to oil, gas or mineral rights, provided such rights do not include the right to remove buildings or other material improvements on or near the surface of such Mortgaged Premises or to mine or drill on the surface thereof or otherwise enter the surface for purposes of mining, drilling or exploring for, or producing, transporting or otherwise handling oil, gas or other minerals of any kind; (d) agreements for the installation, maintenance or repair of public utilities, provided such agreements do not create or evidence Liens on such Mortgaged Premises or authorize or permit any Person to file or acquire claims of Liens against such Mortgaged Premises; and (e) such other exceptions (if any) as are acceptable under relevant Agency guidelines; provided that any encumbrance that is not permitted pursuant to the standards of any relevant Investor Commitment by which the subject Purchased Loan is covered shall not be a Permitted Encumbrance.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, registered limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions of them.

“Plan” means an employee pension benefit plan of a type described in Section 3(2) of ERISA and that is subject to Title IV of ERISA in respect of which the Seller is an “employer” as defined in Section 3(5) of ERISA.

“Plan Party” is defined in Section 32.1.

“Price Differential” means, with respect to any Transaction hereunder for any day, the aggregate amount obtained by multiplication of the Pricing Rate for each day by the Purchase Price for such Transaction, based on a three hundred sixty (360) day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Determination Date, reduced by any such amount previously paid by the Seller to the Agent (for Pro Rata distribution to the Buyers) with respect to such Transaction.

“Pricing Rate” means the Daily Adjusting LIBOR Rate (or, if applicable under Section 6.7, the Prime Referenced Rate), or the Default Pricing Rate, as determined under this Agreement.

“Prime Rate” means the per annum interest rate established by the Agent as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by the Agent at any such time, provided that in no event shall the Prime Rate be less than two and one-half percent (2.50%) per annum.

“Prime Referenced Rate” means a per annum interest rate which is equal to the Applicable Margin plus the Prime Rate.

“Principal Balance” means, for any day, the advanced and unpaid principal balance of a Purchased Loan on that day.

“Privacy Requirements” means (a) Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq., (b) federal regulations implementing such act codified at 12 CFR Parts 40, 216, 332 and 573, (c) the Interagency Guidelines Establishing Standards For Safeguarding Customer Information and codified at 12 CFR Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570 and (d) any other applicable federal, state and local laws, rules, regulations and orders relating to the privacy and security of Seller’s Customer Information, as such statutes, regulations, guidelines, laws, rules and orders may be amended from time to time.

“Pro Rata” means in accordance with the Buyers’ respective ownership interests in the Purchased Loans. On any day, the Buyers will each own an undivided fractional ownership interest in and to each Purchased Loan:

(a)        if the Commitments of the Buyers are outstanding on that day, (i) whose numerator is that Buyer’s Committed Sum for that day and (ii) whose denominator is the Maximum Aggregate Commitment for that day; or

(b)        if the Commitments have expired or have been terminated and have not been reinstated, (i) whose numerator is the aggregate sum of the portions of the Purchase Prices paid by that Buyer in all Regular Transactions outstanding on that day plus such Buyer’s Funding Share of the Purchase Prices paid by the Swing Line Buyer in all Swing Line Transactions outstanding on that date and (ii) whose denominator is the aggregate sum of the Purchase Prices paid by all Buyers in all such Transactions (including all Swing Line Transactions) outstanding on the day;

subject to adjustment pursuant to Section 3.10.

“Products” means any one or more of the following types of services or facilities extended to the Seller by the Agent or any Buyer: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) Automated Clearing House (ACH) transactions, (vi) cash management, including controlled disbursement services, and (vii) establishing and maintaining deposit accounts.

“Property” means any interest of a Person in any kind of property, whether real, personal or mixed, tangible or intangible, including the Mortgage Loans.

“Purchase Date” means, for any Transaction, the date on which the Seller is to convey the subject Purchased Loans to the Buyers.

“Purchase Price” means (a) on the relevant Purchase Date, the price at which the Purchased Loans in a Transaction are sold by the Seller to the Buyers, such price being the Purchased Loans’ initial Purchase Value, and (b) thereafter, except where the Agent and the Seller agree otherwise, such Purchased Loans’ Purchase Value decreased by the amount of any cash transferred in respect of such Purchased Loans (as determined by the Agent) by the Seller to the Agent pursuant to Sections 3.3 and 6.1 (absent manifest error, the Agent’s determination of for which Transaction(s) cash was transferred by the Seller to the Agent shall be conclusive and binding).

“Purchase Price Decrease” means a reduction in the outstanding Purchase Price for Purchased Loans without a termination of a Transaction or portion thereof as described in Section 3.3(d).

“Purchase Value” means the lesser of (a) (i) the Buyers’ Margin Percentage for a Purchased Loan multiplied by (ii) the least of:

(A)        the face principal amount of the related Mortgage Note;

(B)        the unpaid Principal Balance of such Purchased Loan;

(C)        the price to be paid for such Purchased Loan under an Investor Commitment or the weighted average price under unused Investor Commitments into which such Purchased Loan is eligible for delivery; and

(D)        the Seller’s origination or acquisition price for such Purchased Loan.

and, (b) at the discretion of the Agent, the Buyer’s Margin Percentage of the Market Value of such Purchased Loan; provided, that (i) the Purchase Value for Purchased Loans in excess of the sublimits set forth in Section 4.2 shall be zero and, (ii) the Purchase Value for any Purchased Loan that is not an Eligible Loan shall be zero.

“Purchased Loans” means the Eligible Loans sold by the Seller to the Buyers in Transactions, and any Eligible Loans substituted therefor in accordance with Section 11. The term “Purchased Loans” with respect to any Transaction at any time shall also include Additional Purchased Loans delivered pursuant to Section 3.8 and Section 6.1.

“Purchased Loans Support” means all property (real or personal) assigned, hypothecated or securing any Purchased Loans, or otherwise pertaining to any Purchased Loans, including without limitation:

(1)        all Loan Papers, whether now owned or hereafter acquired, related to, and all private mortgage insurance on, any Purchased Loans, and all renewals, extensions, modifications and replacements of any of them;

(2)        all rights, liens, security interests, guarantees, insurance agreements and assignments accruing or to accrue to the benefit of the Seller in respect of any Purchased Loan;

(3)        all of the Seller’s rights (including but not limited to rights to payment), powers, privileges, benefits and remedies under each and every paper now or hereafter securing, insuring, guaranteeing or otherwise relating to or delivered in connection with any Purchased Loan, including all Loan Papers and Loan Records;

(4)        all of the Seller’s rights, to the extent assignable, in, to and under all Investor Commitments and any and all other commitments issued by (i) Ginnie Mae, Fannie Mae, Freddie Mac, another mortgage company or any other investor or any Buyer or securities issuer to guarantee, purchase or invest in any of the Purchased Loans or any MBS based on or backed by any of them or (ii) any broker or investor to purchase any MBS, whether evidenced by book entry or certificate, representing or secured by any interest in any of the Purchased Loans, together with the proceeds arising from or pursuant to any and all such commitments; and all rights to deliver Purchased Loans to investors or purchasers, and all rights to proceeds resulting from the disposition of such Purchased Loans;

(5)        all rights under every Hazard Insurance Policy relating to real estate securing a Purchased Loan for the benefit of the creditor of such Purchased Loan, the proceeds of all errors and omissions insurance policies and all rights under any blanket hazard insurance policies to the extent they relate to any Purchased Loan or its security and all hazard insurance or condemnation proceeds paid or payable with respect to any of the Purchased Loans and/or any of the property securing payment of any of the Purchased Loans or covered by any related instrument;

(6)        all present and future claims and rights of the Seller to have, demand, receive, recover, obtain and retain payments from, and all proceeds of any nature paid or payable by, any governmental, quasi-governmental or private mortgage guarantor or insurer (including VA, FHA or any other Person) with respect to any of the Purchased Loans;

(7)        all tax, insurance, maintenance fee and other escrow deposits or payments made by the Customers under such Purchased Loans (the Buyers’ Agent and the Buyers acknowledge that the Seller’s rights in such deposits are limited to the rights of an escrow agent and such other rights, if any, in and to such deposits as are accorded by the Purchased Loans and related papers); and

(8)        all monies, accounts, deposit accounts, payment intangibles and general intangibles, however designated or maintained, constituting or representing so-called “completion escrow” funds or “holdbacks,” and being Purchased Loans’ proceeds recorded as disbursed but that have not been paid over to the seller of the subject Mortgaged Premises (the purchase of which is financed by such Purchased Loan), but that are instead being held by the Seller or by a third party escrow agent pending completion of specified improvements or landscaping requirements for such Mortgaged Premises.

“Qualified Subordinated Debt” means unsecured Debt of the Seller to any Person as to which (a) the papers evidencing, securing, governing or otherwise related to such Debt are reasonably satisfactory in form and substance to Agent and (b) that is subordinated to the Obligations pursuant to a currently effective and irrevocable Subordination Agreement, including standstill and blockage provisions, reasonably approved by the Agent.

“Recourse Servicing” means Servicing Rights under a Servicing Agreement with respect to which the Servicer is obligated to repurchase or indemnify the holder of the related Mortgage Loans in respect of defaults on such Mortgage Loans at any time during the term of such Mortgage Loans.

“Register” is defined in Section 22.17(d).

“Regular Transaction” means a Transaction funded by all Buyers, rather than by Comerica Bank under the Swing Line.

“Regulation T” means Regulation T promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 220, or any other regulation when promulgated to replace the prior Regulation T and having substantially the same function.

“Regulation U” means Regulation U promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, or any other regulation when promulgated to replace the prior Regulation U and having substantially the same function.

“Regulation X” means Regulation X promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 224, or any other regulation when promulgated to replace the prior Regulation X and having substantially the same function.

“REO” means real property improved by a one-through four-family residence owned following judicial or nonjudicial foreclosure (or conveyance by deed in lieu of foreclosure) of a Mortgage securing a Single-family Loan.

“Repurchase Date” means the date on which the Seller is to repurchase Purchased Loans from the Buyers, being the earlier of (a) the date when the Approved Investor is to purchase such Purchased Loans and (b) any date determined by application of the provisions of Section 3.3 or 18.

“Repurchase Documents” means and includes this Agreement, the Custody Agreement, any Subordination Agreement(s), any financing statements or other papers now or hereafter authorized, executed or issued pursuant to this Agreement, and all other documents, instruments and agreements at any time evidencing, governing, securing or otherwise relating to any of the Obligations, and any renewal, extension, rearrangement, increase, supplement, modification or restatement of any of them.

“Repurchase Price” means the price at which Purchased Loans are to be resold by the Buyers to the Seller upon termination of a Transaction (including Transactions terminable upon demand), which will be determined in each case as the sum of (a) the Purchase Price and (b) the Price Differential as of the date of such determination.

“Repurchase Settlement Account” means the Seller’s non-interest bearing demand deposit account to be maintained with Comerica Bank and described on Schedule 1.2, to be used for (a) the Agent’s and the Buyers’ deposits of Purchase Price payments for Purchased Loans (including any Swing Line Purchases) to the extent not deposited directly in the Funding Account; (b) any principal payments received by the Agent or the Custodian (other than regular principal and interest payments) on any Purchased Loans; (c) the Agent’s deposit of Repurchase Price payments received from the Seller or from an Approved Investor for the Seller’s account for distribution to the Buyers; and (d) only if and when (i) no Default has occurred unless it has been either cured by the Seller or waived in writing by the Agent (acting with the requisite consent of the Buyers as provided in this Agreement) and (ii) no Event of Default has occurred unless it has been either cured by the Seller or waived in writing by the Agent (acting with the requisite consent of the Buyers as provided in this Agreement), transfer to the Operating Account of proceeds of sales or other dispositions of Purchased Loans to an Approved Investor in excess (if any) of the Repurchase Price of such Purchased Loan. The Repurchase Settlement Account shall be a blocked account from which the Seller shall have no right to directly withdraw funds, but instead such funds may be withdrawn or paid out only against the order of an authorized officer of the Agent (acting with the requisite consent of the Buyers as provided herein).

“Request/Confirmation” means letters substantially in the form of Exhibit A, delivered pursuant to Section 3.1 and their related Mortgage Transmission Files.

“Required Buyers” means, for any day, Buyers (a) whose Commitments comprise at least sixty-six and two-thirds percent (66-2/3%) of the Maximum Aggregate Commitment under this Agreement, or (b) who own at least sixty-six and two-thirds percent (66-2/3%) of the Purchased Loans owned by the Buyers on that day if on or before that day the Commitments have expired or have been terminated and have not been reinstated; provided however, that so long as there are fewer than three Buyers, considering any Buyer and its Buyer Affiliates as a single Buyer, “Required Buyers” means all Buyers.

“Responsible Officer” means a duly authorized member, manager or officer of Seller acceptable to Agent.

“Seller’s Customer” means any natural person who has applied to the Seller for a financial product or service, has obtained any financial product or service from the Seller or has a Mortgage Loan that is serviced or subserviced by the Seller.

“Seller’s Customer Information” means any information or records in any form (written, electronic or otherwise) containing a Seller’s Customer’s personal information or identity, including such Seller’s Customer’s name, address, telephone number, loan number, loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information and the fact that such Seller’s Customer has a relationship with the Seller.

“Serviced Loans” means all Mortgage Loans serviced or required to be serviced by the Seller under any Servicing Agreement, irrespective of whether the actual servicing is done by another Person (a subservicer) retained by the Seller for that purpose.

“Servicer” means, initially the Seller, and upon termination of the Seller’s right to service the Purchase Loans pursuant to the provisions of Section 19.7, the Backup Servicer or such other Person (including the Agent) as the Agent may appoint as Servicer.

“Servicing Agreement” means, with respect to any Person, the arrangement, whether or not in writing, pursuant to which that Person acts as servicer of Mortgage Loans, whether owned by that Person or by others.

“Servicing Functions” means, with respect to the servicing of Mortgage Loans, the collection of payments for the reduction of principal and application of interest, collection of amounts held or to be held in escrow for payment of taxes, insurance and other escrow items and payment of such taxes and insurance from amounts so collected, foreclosure services, and all other actions required to conform with Accepted Servicing Practices.

“Servicing Records” has the meaning given the term in Section 19.5 hereof.

“Servicing Rights” means the rights and obligations to administer and service a Mortgage Loan, including, without limitation, the rights and obligations to: ensure the taxes and insurance are paid, provide foreclosure services, provide full escrow administration and perform any other obligations required by any owner of a Mortgage Loan, collect the payments for the reduction of principal and application of interest, and manage and remit collected payments.

“Single-family Loan” means a Mortgage Loan that is secured by a Mortgage covering real property improved by a one-, two-, three- or four-family residence.

“SIPA” means the Securities Investors Protection Act of 1970, 15 U.S.C. §78a et. seq., as amended.

“Solvent” means, for any Person, that (a) the fair market value of its assets exceeds its liabilities, (b) it has sufficient cash flow to enable it to pay its debts as they mature, and (c) it does not have unreasonably small capital to conduct its business.

“Statement Date” means December 31, 2008.

“Statement Date Financial Statements” is defined in Section 15.2(f).

“Sublimit” means one or more (as the context requires) of the sublimits described in Section 4.2.

“Subordination Agreement” means a written subordination agreement in form and substance satisfactory to and approved by the Agent that subordinates (a) all present and future debts and obligations owing by the Seller to the Person signing such subordination agreement to (b) the Obligations, in both right of payment and lien priority, including standstill and blockage provisions approved by the Agent.

“Subservicer” means any entity permitted by the Agent to act as a subservicer of the Servicer (which permission shall not be unreasonably withheld) who shall perform Servicing Functions under a Subservicer Instruction Letter.

“Subservicer Instruction Letter” means an instruction letter to a Subservicer in form and substance reasonably agreed to by the Seller and the Agent.

“Subsidiary” means any corporation, association or other business entity (including a trust) in which any Person (directly or through one or more other Subsidiaries or other types of intermediaries), owns or controls:

(a)        more than fifty percent (50%) of the total voting power or shares of stock entitled to vote in the election of its directors, managers or trustees; or

(b)        more than ninety percent (90%) of the total assets and more than ninety percent (90%) of the total equity through the ownership of capital stock (which may be non-voting) or a similar device or indicia of equity ownership.

“Super Jumbo Mortgage Loan” means a Mortgage Loan that would otherwise be a Conforming Mortgage Loan secured by a first Lien Mortgage except that the original principal amount is more than the maximum Agency loan amount, more than One Million Dollars ($1,000,000), but not more than One Million Five Hundred Thousand Dollars ($1,500,000) unless approved by Agent.

“Supplemental Papers” means the Loan Papers for a particular Loan other than its Basic Papers.

“Swing Line” means the short term revolving discretionary Mortgage Loans purchase facility provided for in Section 2.4 under which Comerica Bank may, in its sole discretion, fund (as “Swing Line Purchases”) purchases of Eligible Loans to bridge the Seller’s daily Transactions.

“Swing Line Buyer” means Comerica Bank in its role as Buyer for Swing Line Transactions.

“Swing Line Limit” means, for any day, the greater of (a) Fifteen Million Dollars ($15,000,000), or (b) (i) the Committed Sum of Comerica Bank, minus (ii) Comerica Bank’s Funding Share of the Purchase Prices for all Purchased Loans included in all Open Transactions, being the maximum amount that may be funded and outstanding on that day under the Swing Line.

“Swing Line Refunding Due Date” for each Transaction funded under the Swing Line means the Business Day on which the Swing Line Buyer shall elect to have such Swing Line Transaction funded by the Buyers pursuant to Section 2.5, or on the next Business Day thereafter if the Buyers are notified of such request after 3:30 p.m. (Detroit, Michigan time) on such Business Day.

“Swing Line Transaction” means a Transaction funded by the Swing Line Buyer under the Swing Line.

“Taxes” is defined in Section 7.1.

“Termination Date” means the earlier of (a) May 14, 2010 or (b) the date when the Buyers’ Commitments are terminated pursuant to this Agreement, by order of any Governmental Authority or by operation of law.

“Total Liabilities” means all liabilities of the Seller and its Subsidiaries, including nonrecourse debt and also including all contingent liabilities and obligations (including Recourse Servicing, recourse sale and other recourse obligations, and guaranty, indemnity and mortgage loan repurchase obligations), in each case as are reflected on the Seller’s Consolidated balance sheet as liabilities in accordance with GAAP, but excluding Qualified Subordinated Debt.

“Transaction” is defined in the Recitals.

“UCC” means the Uniform Commercial Code or similar laws of the applicable jurisdiction, as amended from time to time.

“VA” means the Department of Veterans Affairs and any successor.

“Wet Loan” means a Purchased Loan originated and owned by the Seller immediately prior to being purchased by the Buyers:

(a)        that has been closed on or prior to the Business Day on which the Purchase Price is paid therefor, by a title agency or closing attorney, and that would qualify as an Eligible Loan except that some or all of its Basic Papers are in transit to, but have not yet been received by, the Custodian so as to satisfy all requirements to permit the Seller to sell it pursuant to this Agreement without restriction;

(b)        that will fully qualify as an Eligible Loan when the original Basic Papers have been received by the Custodian;

(c)        as to which such full qualification can and will be achieved on or before seven (7) Business Days after the relevant Purchase Date; and

(d)        for which the Seller has delivered to the Custodian a Mortgage Loan Transmission File on or before the Purchase Date, submission of which to the Custodian shall constitute the Seller’s certification to the Custodian, the Buyers and the Agent that a complete File as to such Purchased Loan, including the Basic Papers, exists and that such File is in the possession of either the title agent or closing attorney that closed such Purchased Loan, the Seller or that such File has been or will be shipped to the Custodian.

Each Wet Loan that satisfies the foregoing requirements shall be an Eligible Loan subject to the condition subsequent of physical delivery of its Mortgage Note, Mortgage and all other Basic Papers, to the Custodian on or before seven (7) Business Days after the relevant Purchase Date. Each Wet Loan sold by the Seller shall be irrevocably deemed purchased by the Buyers and shall automatically become a Purchased Loan effective on the date of the related Transaction, and the Seller shall take all steps necessary or appropriate to cause the sale to the Buyers and delivery to the Custodian of such Wet Loan and its Basic Papers to be completed, perfected and continued in all respects, including causing the original promissory note evidencing such Purchased Loan to be physically delivered to the Custodian within seven (7) Business Days after the relevant Purchase Date, and, if requested by the Agent, to give written notice to any title agent, closing attorney or other Person in possession of the Basic Papers for such Purchased Loan of the Buyers’ purchase of such Purchased Loan. Upon the Custodian’s receipt of the Basic Papers relative to a Wet Loan such Purchased Loan shall no longer be considered a Wet Loan.

“Wet Loans Sublimit” is defined in Section 4.2.

Other Definitional Provisions. Accounting terms not otherwise defined shall have the meanings given them under GAAP.

(a)        Defined terms may be used in the singular or the plural, as the context requires.

(b)        Except where otherwise specified, all times of day used in the Repurchase Documents are local (U.S. Eastern Time Zone) times in Detroit, Michigan.

(c)        Unless the context plainly otherwise requires (e.g., if preceded by the word “not”), wherever the word “including” or a similar word is used in the Repurchase Documents, it shall be read as if it were written, “including by way of example but without in any way limiting the generality of the foregoing concept or description”.

(d)        Unless the context plainly otherwise requires, wherever the term “Agent” is used in this Agreement (excluding Section 22), it shall be read as if it were written “the Agent (as agent and representative of the Buyers).”

2        The Buyers’ Commitments.

2.1.        The Buyers’ Commitments to Purchase. Subject to the terms and conditions of this Agreement (including without limitation the terms and conditions set forth in Section 4 and Section 14) and provided no Default or Event of Default has occurred and is continuing that has not been waived by the Buyers or the Required Buyers, as applicable (or, if one has occurred and not been so cured or declared waived, if all of the Buyers, in their sole discretion and with or without waiving such Default or Event of Default, have elected in writing that Transactions under this Agreement shall continue nonetheless), the Buyers agree to make revolving purchases of Eligible Loans on a servicing released basis through the Termination Date, so long as the Aggregate Outstanding Purchase Price does not exceed the Maximum Aggregate Commitment and so long as each Buyer’s Committed Sum is not exceeded. The Buyers’ respective Committed Sums and the Maximum Aggregate Commitment are set forth on Schedule BC in effect at the relevant time, as it may have been amended or restated pursuant to this Agreement. Upon the joinder of additional Buyer(s), if any, the parties agree to approve in writing revised and updated versions of Schedule BC. The fractions to be applied to determine the respective Funding Shares of the Buyers for any day are their respective Committed Sums divided by the Maximum Aggregate Commitment for that day. Each Buyer shall be obligated to fund only that Buyer’s own Funding Share of any Transaction requested, and no Buyer shall be obligated to the Seller or any other Buyer to fund a greater share of any Transaction. No Buyer shall be excused from funding its applicable Funding Share of any Transaction merely because any other Buyer has failed or refused to fund its relevant Funding Share of that or any other Transaction. If any Buyer fails to fund its Funding Share of any Transaction (a “Nonfunding Buyer”), the Agent (in its sole and absolute discretion) may choose to fund the amount that such Nonfunding Buyer failed or refused to fund, or the Agent as a Buyer and the other Buyers who are willing to do so may (in each of their sole and absolute discretion) do so in the proportion that the Committed Sum of each bears to the total Committed Sums of all Buyers that have funded (or are funding) their own Funding Shares of that Transaction and that are willing to fund part of the Funding Share of such Nonfunding Buyer. Should the Agent and/or any other Buyer(s) fund any or all of the Nonfunding Buyer’s Funding Share of any Transaction, then the Nonfunding Buyer shall have the obligation to deliver such amount to the Agent (for its own account and/or for distribution to the Buyer(s) who funded it, as the case may be) in immediately available funds on the next Business Day. Regardless of whether the other Buyers fund the Funding Share of the Nonfunding Buyer, the respective ownership interests of the Buyers in the Transaction shall be adjusted as provided in Section 3.10. The obligations of the Buyers hereunder are several and not joint.

2.2.        Expiration or Termination of the Commitments. Unless extended in writing or terminated earlier in accordance with this Agreement, the Buyers’ Commitments (including Comerica Bank’s Swing Line Commitment) shall automatically expire at the close of business on the Termination Date, without any requirement for notice or any other action by the Agent, any of the Buyers or any other Person.

2.3.        Request for Increase in Maximum Aggregate Commitment. If the Seller shall request to the Agent an increase in the Maximum Aggregate Commitment to a specified amount up to One Hundred Forty Million Dollars ($140,000,000.00), the Agent shall use its best efforts to obtain increased Committed Sums from existing Buyers, new Commitments from prospective new Buyers or such combination thereof as the Agent shall elect, to achieve such requested increase; provided that no Default has occurred that has not been cured before it has become an Event of Default, and no Event of Default has occurred that the Seller has not cured or that the Agent has not declared in writing to have been waived in accordance with Section 22. No Buyer will have any obligation to increase its Committed Sum. If an increase in the Maximum Aggregate Commitment is achieved, then (a) the Pro Rata ownership interest in the Purchased Loans of each Buyer shall, following funding by the Buyers increasing their Commitment Sums or by the new Buyers, automatically be adjusted proportionately and (b) Schedule BC shall be updated and the update executed and delivered by the Agent to the Seller and each of the Buyers and, effective as of the date specified on such update, shall each automatically supersede and replace the then-existing corresponding schedule for all purposes.

2.4.        Swing Line Facility. In addition to its Commitment under Section 2.1, the Swing Line Buyer may, in its discretion, fund revolving Swing Line Transactions for aggregate Purchase Prices which do not on any day exceed the Swing Line Limit for the purpose of initially funding requested Transactions.

2.5.        Swing Line Transactions.

   (a)        The Seller shall have the right to request a Swing Line Transaction and Swing Line Buyer may, in its discretion, agree to fund such Swing Line Transaction:

(i)        only if such Swing Line Transaction fully qualifies in all respects for funding as Regular Transaction under this Agreement;

(ii)        provided that no Default has occurred that has not been cured before it has become an Event of Default, and no Event of Default has occurred and is continuing that has not been waived by the Buyers or the Required Buyers, as applicable and all conditions precedent in Section 14.1 (with respect to the initial purchase hereunder) and Section 14.2 have been satisfied;

(iii)        so long as (A) the Swing Line Limit is not exceeded and (B) such Swing Line Transaction will not cause the sum of Comerica Bank’s Funding Share of the Swing Line Transactions plus Comerica Bank’s Funding Share of all Open Transactions to exceed Comerica Bank’s Commitment;

(iv)        so long as, after giving effect to the proposed Swing Line Transaction, the Aggregate Outstanding Purchase Price would not exceed the Maximum Aggregate Commitment;

(v)         provided that a Request/Confirmation has been received by the Agent and the Swing Line Buyer by no later than 3:30 p.m. (Detroit, Michigan time) on the Business Day such Transaction is to be funded;

(vi)        provided that the Agent has received a satisfactory Eligible Loans Report from the Custodian on such date; and

(vii)       provided that the Seller is not aware of any reason why the requested Transaction cannot or will not be fully funded by the Buyers on the first Swing Line Refunding Due Date following the Business Day on which the Swing Line Transaction is to be funded.

   (b)        All Swing Line Transactions shall have a Price Differential from the date funded until the date repaid and the Repurchase Price therefor shall be due and payable to Comerica Bank at the same rate(s) as would be applicable if such Swing Line Transactions had been funded as Regular Transactions by all Buyers, instead of having been funded by the Swing Line Buyer alone as Swing Line Transactions.

   (c)        On each Swing Line Refunding Due Date, each Swing Line Transaction shall terminate and the Seller shall repurchase all Purchased Loans subject to such Swing Line Transaction to the extent such Transaction is not converted to a Regular Transaction pursuant to this Section 2.5.

   (d)        The Swing Line Buyer may at any time in its sole discretion with respect to any outstanding Swing Line Transaction, require each Buyer (including the Swing Line Buyer) to fund such Swing Line Transaction, by delivering notice to each Buyer. Unless an Event of Default under Section 18.1(b) shall have occurred and be continuing on such Swing Line Refunding Due Date (in which event the procedures under clause (e) shall apply), no later than 4:00 p.m. (Detroit, Michigan time) on such Swing Line Refunding Due Date, each Buyer shall transfer its Funding Share in immediately available funds to the Repurchased Settlement Account for application against the Swing Line Transaction, whereupon the Swing Line Transaction shall be deemed a Regular Transaction.

   (e)        If, on any Swing Line Refunding Due Date, an Event of Default under Section 18.1(b) shall have occurred and be continuing, each Buyer shall, no later than 4:00 p.m. (Detroit, Michigan time) on such Swing Line Refunding Due Date, purchase a participation in the Swing Line Transaction by immediately transferring to the Agent, for the benefit of the Swing Line Buyer, in immediately available funds, an amount equal to its Funding Share of the Purchase Price of such Swing Line Transaction, and upon its receipt thereof, the Agent shall deliver to such Buyer a certificate evidencing such participation.

(f)        Unless a Buyer shall have notified the Swing Line Buyer, prior to any Swing Line Transaction, that any applicable condition precedent set forth in Sections 14.1 or 14.2 had not then been satisfied, such Buyer’s obligation to convert the Swing Line Transaction to a Regular Transaction pursuant to clause (d) of this Section 2.5 or to purchase a participation in respect of such Swing Line Transaction pursuant to clause (e) of this Section 2.5 shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Buyer may have against the Agent, the Swing Line Buyer or any other Person, (ii) the occurrence or continuance of a Default or Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Seller, (iv) the expiration, cancellation or termination, with or without cause of some or all of such Buyers’ Commitments or if such Commitment has been waived, released or excused for any reason whatsoeveor or (v) any other circumstances, happening or event whatsoever. In the event that any Buyer fails to make payment to the Agent of any amount due under this Section 2.5, the Agent shall be entitled to receive, retain and apply against such obligation the Repurchase Prices (including Price Differential) otherwise payable to such Buyer hereunder until the Agent receives such payment from such Buyer or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Buyer fails to make payment to the Agent of any amount due under this Section 2.5, such Buyer shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Buyer, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Transaction in the amount of such Buyer’s Funding Share of that Transaction, and such interest and participation may be recovered from such Buyer together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Termination Date, the Seller shall repurchase all Purchased Loans then subject to a Swing Line Transaction.

(g)        The Agent shall disburse to the Swing Line Buyer from the Repurchase Settlement Account an amount equal to the sum of the Funding Shares funded by all of the other Buyers in respect of the refunding of any Swing Line Transaction; provided that if a Buyer other than the Swing Line Buyer advises the Agent by telephone and confirms the advice by fax that such Buyer has placed all of its Funding Share on the federal funds wire to the Repurchase Settlement Account, the Agent shall continue to keep the Swing Line Transaction outstanding to the extent of that Buyer’s Funding Share so wired until such Buyer’s Funding Share is received in the Repurchase Settlement Account, and the Agent shall then repay the Swing Line Buyer that still-outstanding portion of the Swing Line Transaction from the Repurchase Settlement Account, and the Price Differential accrued at the Pricing Rate(s) applicable to the Transaction on that Funding Share for the period from (and including) the relevant Swing Line Refunding Due Date to (but excluding) the date such Buyer’s Funding Share is received by the Agent shall belong to the Swing Line Buyer. If any Buyer fails to fund its Funding Share to fund a Swing Line Transaction in accordance with clause (d) of this Section 2.5, or fails to fund its Funding Share to purchase a participation in a Swing Line Transaction in accordance with clause (e) of this Section 2.5, then that Buyer shall also be obligated to pay to the Swing Line Buyer interest on the Funding Share so due from such Buyer to the Swing Line Buyer at the Federal Funds Rate from (and including) such Swing Line Refunding Due Date to (but excluding) the date of payment of such required amount.

   (h)        All accrued Price Differential on Swing Line Transactions shall be due and payable by the Seller to the Agent (for distribution to the Swing Line Buyer) on the Price Differential payment due date (determined under Section 5) next following the date of the Swing Line Transaction. All Price Differential accrued on Swing Line Transactions through the applicable Swing Line Refunding Due Date shall be due and payable by the Seller to the Agent (for distribution to the Swing Line Buyer) no later than two (2) Business Days after the applicable Swing Line Refunding Due Date, but in no than event later the Termination Date.

2.6.        Optional Reduction or Termination of Buyers’ Commitments. The Seller may, at any time, without premium or penalty, upon not less than five (5) Business Days prior written notice to the Agent, reduce or terminate the Maximum Aggregate Commitment, ratably, with any such reduction in a minimum aggregate amount for all the Buyers of Five Million Dollars ($5,000,000), or, if more, in an integral multiple of or a larger integral multiple of One Hundred Thousand Dollars ($100,000); provided, however, that (a) at no time may the Aggregate Outstanding Purchase Price exceed the Maximum Aggregate Commitment after giving effect to any such reduction, and (b) unless terminated in full, the Maximum Aggregate Commitment shall not be reduced to less than Thirty Million Dollars ($30,000,000). Upon termination in full of the Buyers’ Commitments pursuant to this Section 2.6, the Seller shall pay to the Agent for the ratable benefit of the Buyers the full amount of all outstanding Obligations under the Repurchase Documents.

3        Initiation; Termination.

3.1.        Seller Request; Agent Confirmation.

   (a)        Subject to the terms and conditions of this Agreement (including, without limitation, the terms and conditions set forth in Section 2.1 and Section 14), the Seller may request a Regular Transaction and the Buyers shall fund such Regular Transaction, subject to the following:

(i)        Agent and Custodian shall have received a Request/Confirmation in accordance with Section 3.2 hereof by no later than 1:00 p.m. on the proposed Purchase Date; and

(ii)       Agent shall have received a satisfactory Eligible Loans Report from the Custodian on the proposed Purchase Date;

   Provided that if such items are received by the applicable parties on any Business Day, but are not received by the times specified above, the Transaction may be funded on the same day, at the Swing Line Buyer’s option, as a Swing Line Transaction (subject to the conditions set forth in Section 2.5 above), or on the next Business Day as a Regular Transaction, subject in each case to the other terms and conditions of this Agreement.

 (b)        Upon receiving any Request/Confirmation for any Regular Transaction under Section 3.1 hereof, Agent shall promptly notify each Buyer by wire, telex or telephone (confirmed by wire, telecopy or telex). Unless such Buyer’s commitment to make purchases hereunder shall have been suspended or terminated in accordance with this Agreement, each such Buyer shall make available the amount of its respective Funding Share of each requested Transaction in immediately available funds to the Agent no later than 4:00 p.m. on the date of such Transaction. Any Buyer that fails to fund its Funding Share of any Transaction shall be deemed to be a Nonfunding Buyer and a Defaulting Buyer under the terms of this Agreement.

3.2.    Request/Confirmation. Each Request/Confirmation shall identify the Agent and the Seller and set forth:

 (a)        the Purchase Date applicable to the relevant Transaction;

 (b)        for each of the Eligible Loans to be sold, the Purchase Price; and

 (c)        any additional terms or conditions of the Transaction mutually agreed to by the Agent and the Seller.

Each Request/Confirmation shall be binding on the parties, unless written notice of objection is received by the Agent prior to the funding of any related Transaction by any Buyer. In the event of any conflict between the terms of a Request/Confirmation and this Agreement, this Agreement shall prevail.

3.3.    Transaction Termination; Purchase Price Decrease.

 (a)        Automatic Termination. Each Transaction, or applicable portion thereof, will automatically terminate on the earlier of (i) the date or dates when the subject Purchased Loans are purchased by Approved Investor(s) and (ii) the Termination Date. Upon any such automatic termination, the Seller shall repurchase all applicable Purchased Loans in accordance with Section 3.3(c).

 (b)        Termination Upon Occurrence of Disqualifier. If any Disqualifier occurs in respect of a Purchased Loan, (i) the Buyers shall reconvey to the Seller or its designee the applicable Purchased Loan, servicing released, and (ii) if and only to the extent of any Margin Deficit that exists as determined in accordance with Section 6.1, the Seller shall immediately pay the Repurchase Price with respect to the applicable Purchased Loan (but only to the extent of the Margin Deficit) in immediately available funds to the account referred to in Section 3.4.

 (c)        How Terminations will be Effected. Termination of a Transaction (or the applicable portion thereof) will be effected by (i) the Buyers’ reconveyance to the Seller or its designee of applicable Purchased Loans, servicing released, and payment of any Income in respect thereof received by the Agent and not previously either paid to the Seller or applied as a credit to the Seller’s Obligations, and (ii) payment of the Repurchase Price with respect to the applicable Purchased Loans in immediately available funds to the account referred to in Section 3.4 on the Repurchase Date, so that the Agent receives the Repurchase Price (for Pro Rata distribution to the Buyers) in immediately available funds on that same Business Day; provided that the portion of the Repurchase Price attributable to accrued and unpaid Price Differential for the Repurchased Loan shall be due on the next Price Differential payment date in accordance with Section 5.3; provided further that all accrued and unpaid Price Differential shall be due and payable on the Termination Date.

 (d)        Purchase Price Decrease. The Seller may effectuate a Purchase Price Decrease on any Business Day by delivery to the Agent in immediately available funds of an amount specified by the Seller as a Purchase Price Decrease on that Business Day. No Purchased Loans shall be, or be deemed to be, repurchased in connection with a Purchase Price Decrease.

3.4.    Place for Payments of Repurchase Prices. All Repurchase Price payments shall be paid to the Repurchase Settlement Account.

3.5.    Withdrawals from and Credits to Operating Account. If the Seller fails for any reason to repurchase any one or more Purchased Loans on the relevant Repurchase Date, to pay any Price Differential or fees when due or to satisfy any Margin Call in the manner and by the time specified in Sections 3.3 and 3.4, the Agent is hereby specifically and irrevocably authorized to withdraw funds from the Operating Account or any other account of the Seller in an amount equal to the sum of the Repurchase Prices of all Purchased Loans that are Past Due, plus accrued, unpaid Price Differential or fees, plus Margin Deficit (if applicable), on that day and cause application of such funds withdrawn to the payment of the Repurchase Prices of such Purchased Loans, Price Differential or fees, and Margin Deficit (if applicable) in such order and manner as the Agent may elect and, if funds in the Operating Account or any other account of the Seller are insufficient to pay the such amounts, the Seller shall pay the amount due hereunder on demand by wire to the Repurchase Settlement Account. As long as no Default or Event of Default has occurred and is continuing, or thereafter with the consent of the Required Buyers, the Agent shall, at the written request of the Seller, cause any amount deposited in the Repurchase Settlement Account in excess of amounts required hereunder to be transferred to the Operating Account.

3.6.    Transfer of Existing Mortgage Loan Portfolio.

(a)     Some of the Buyers and the Seller are also parties to the Sixth Amended and Restated Revolving Credit Agreement dated as of May 16, 2006 (as amended, the “Warehousing Credit Agreement”), pursuant to which such Buyers and the other lenders party thereto (the “Existing Lenders”) and JPMorgan Chase Bank, N.A. (in its capacity as agent for the lenders party to the Warehousing Credit Agreement, the “Warehousing Credit Agreement Agent”) have made Advances (defined in the Warehousing Credit Agreement) in the nature of loans to the Seller. Repayment of these Advances and all interest accrued thereon, and payment and performance of the other obligations of the Seller under the Warehousing Credit Agreement, are secured by a pledge and grant of a first priority security interest in certain Mortgage Loans and related collateral delivered by the Seller to the Warehousing Credit Agreement Agent under the Warehousing Credit Agreement (collectively, the “Existing Mortgage Loan Portfolio”), all on the terms and conditions set forth therein and in the Pledge and Security Agreement referred to therein. The Seller has requested that it be permitted to sell the Existing Mortgage Loan Portfolio, on the terms and conditions set forth herein, to the Agent for the benefit of the Buyers on the Effective Date, and this Section 3.6 and Section 3.7 memorialize the parties’ further agreements on that subject.

(b)     Concurrently with the initial Transaction hereunder, the Seller shall cause the disbursement of the proceeds of such Transaction and additional funds made available by the Seller, if required, to the Existing Lenders ratably in accordance with their advances against the Existing Mortgage Loan Portfolio. The Warehousing Credit Agreement shall thereupon be terminated (except for any provisions thereof that by their terms survive termination of said agreement).

(c)     As part of the initial Transaction hereunder, subject to the terms and conditions of this Agreement, the Buyers shall purchase all Eligible Loans in the Existing Mortgage Loan Portfolio on the terms set forth in this Agreement.

3.7.    Special Terms Applicable to the Existing Mortgage Loan Portfolio. The following changes in the terms and conditions of this Agreement are applicable to the Existing Mortgage Loan Portfolio and the Mortgage Loans therein:

 (a)        The Repurchase Date for each such Mortgage Loan under Section 3.3 (and as set forth in the Disqualifiers on Schedule DQ) shall be measured from the date on which the Mortgage Loan was first pledged by the Seller pursuant to the Warehousing Credit Agreement. The requirement of Schedule EL (8) that each Eligible Loan be originated no more than 45 days prior to its Purchase Date shall be measured from the date on which the Mortgage Loan was first pledged by the Seller pursuant to the Warehousing Credit Agreement (i.e. that it was originated no more than 45 days prior to the date it was first pledged by the Seller pursuant to the Warehousing Credit Agreement). The prior pledge of an Eligible Loan that is a part of the Existing Mortgage Loan Portfolio pursuant to the Warehousing Credit Agreement shall not violate any covenant, representation or warranty under this Agreement regarding a prior pledge of any Eligible Loan.

 (b)        Each such Mortgage Loan must be an Eligible Loan at the time of purchase under this Agreement unless otherwise agreed by all Buyers and the Seller.

 (c)        The Seller makes the following additional representations and warranties in connection with the sale and purchase of the Existing Mortgage Loan Portfolio: the Seller has not filed a petition in any case, action or proceeding under the Bankruptcy Code or any similar state law; no petition in any case, action or proceeding under the Bankruptcy Code or any similar state laws have been filed against the Seller that has not been dismissed or vacated; and the Seller has not filed any answer or otherwise admitted in writing any insolvency or inability to pay its debts or has made an assignment for the benefit of creditors or consented to the appointment of a receiver or trustee of all or a material part of its property. The Seller has no intention to make any such filing or admission in the next ninety (90) days. The sale and purchase of the Existing Mortgage Loan Portfolio will not be a preference, voidable transfer, fraudulent conveyance, or otherwise in violation of the Bankruptcy Code or any similar state or federal law.

3.8.    Delivery of Additional Mortgage Loans. The Seller may from time to time deliver to the Agent Mortgage Loans that are also Eligible Loans without entering into a new Transaction by providing to the Agent the documents required under Section 3.1(a) with respect to such Mortgage Loans. The Seller and the Buyers agree that such Mortgage Loans delivered pursuant to this Section 3.8 shall be treated as Purchased Loans subject to the existing Transactions hereunder from the date of such delivery.

3.9.    Application of Purchase Price Decreases and Repurchase Price Payments. Upon receipt by the Agent of amounts paid or prepaid as Purchase Price Decreases or Repurchase Price (except upon the exercise of remedies provided in Section 18) the Agent shall apply amounts so received to the payment of all Obligations that are then due, then, at the option of the Swing Line Buyer, to the payment of all Swing Line Transactions, with the balance deposited into the Operating Account unless otherwise agreed by the Buyers.

3.10.  Defaulting Buyers. Notwithstanding any provision of this Agreement to the contrary, if any Buyer becomes a Defaulting Buyer, then the following provisions shall apply for so long as such Buyer is a Defaulting Buyer:

 (a)        applicable fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Buyer pursuant to Section 9.1;

 (b)        the Commitment of and the outstanding Purchase Prices paid by such Defaulting Buyer shall not be included in determining whether all Buyers or the Required Buyers have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 22), provided that any waiver, amendment or modification requiring the consent of all Buyers or each affected Buyer which affects such Defaulting Buyer differently than other affected Buyers shall require the consent of such Defaulting Buyer;

 (c)        if any Swing Line Transactions shall exist at the time a Buyer becomes a Defaulting Buyer then the Seller shall within one Business Day following notice by the Agent repurchase the Purchased Loans subject to such Swing Line Transactions;

 (d)        the respective ownership interests of both (i) the Defaulting Buyer and (ii) the Buyer (or Buyers) that funded the Defaulting Buyer’s Funding Share(s) of any Transaction shall be proportionately decreased and increased, respectively, to the same extent as if their respective Committed Sums were changed in direct proportion to the unreimbursed balance outstanding from time to time thereafter of the amount so funded;

 (e)        if no other Buyer funds any of the Defaulting Buyer’s Funding Share, then the Pro Rata ownership interests of the Buyers in the Purchased Loans shall be changed, so that each Buyer’s Pro Rata ownership interest in the Purchased Loans is equal to the ratio of (i) the sum of the portions of the Purchase Prices paid by that Buyer in all Open Transactions on that day to (ii) the total of the Purchase Prices paid by all Buyers in all

Open Transactions on that day, but the Defaulting Buyer’s share of all subsequent distributions of any Repurchase Price and Margin Deficit payments shall be paid to the other Buyers, pro rata among them in the ratio that the Pro Rata ownership interest in the Purchased Loans owned by each bears to the aggregate Pro Rata ownership interests in the Purchased Loans of all such other Buyers, and the Buyers’ respective Pro Rata ownership interests in the Purchased Loans shall be readjusted after each such payment, until their Pro Rata ownership interests are restored to what they were before any Defaulting Buyer failed to fund. Notwithstanding any such changes in the Buyers’ Pro Rata ownership interests in any Purchased Loan due to any Buyer’s failure to fund its Funding Share(s) of any Transaction, such failure to fund shall not diminish any Buyer’s Funding Share(s) for subsequent Transactions.

(f)        any amount payable to such Defaulting Buyer hereunder (whether on account of Repurchase Price, Price Differential, Margin Deficits, Purchase Price Decrease, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Buyer pursuant to Section 20.2 but excluding Section 6.4) shall, in lieu of being distributed to such Defaulting Buyer, be retained by the Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Agent (i) first, to the payment of any amounts owing by such Defaulting Buyer to the Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Buyer to the Swing Line Buyer hereunder, (iii) third, to the funding of any Transaction or the funding of any participating interest in any Swing Line Transaction in respect of which such Defaulting Buyer has failed to fund its portion thereof as required by this Agreement, as determined by the Agent, (iv) fourth, if so determined by the Agent and the Seller, held in such account as cash collateral for future funding obligations of the Defaulting Buyer under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Seller or the Buyers as a result of any judgment of a court of competent jurisdiction obtained by the Seller or any Buyer against such Defaulting Buyer as a result of such Defaulting Buyer’s breach of its obligations under this Agreement, and (vi) sixth, to such Defaulting Buyer or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is (x) a Purchase Price Decrease and (y) made at a time when the conditions set forth in Section 14.2 are satisfied, such payment shall be applied solely to reduce the Purchase Prices owed to all Buyers that are not Defaulting Buyers Pro Rata prior to being applied to any Purchase Prices owed to any Defaulting Buyer.

In the event that the Agent, the Seller and the Swing Line Buyer each agrees that a Defaulting Buyer has adequately remedied all matters that caused such Buyer to be a Defaulting Buyer (“Redeemed Buyer”), then the Swing Line Exposure of the other Buyers shall be readjusted to reflect the inclusion of such Redeemed Buyer’s Commitment and on such date such Redeemed Buyer shall purchase from the other Buyers at par a portion of the Open Transactions as the Agent shall determine may be necessary in order for such Redeemed Buyer to participate in such Open Transactions in accordance with its Pro Rata share. For purposes of this Section 3.11, “Swing Line Exposure” means, with respect to any Buyer at any time, such Buyer’s Pro Rata share of the aggregate Purchase Prices of all Swing Line Transactions outstanding at such time.

Nothing contained in the foregoing shall be deemed to constitute a waiver by the Seller of any of its rights or remedies (whether in equity or law) against any Buyer which fails to fund any Transaction hereunder at the time or in the amount required to be funded under the terms of this Agreement.

4        Transaction Limits and Sublimits.

4.1.    Transaction Limits. Each Transaction shall be subject to the limitation that no purchase will be made if at the time of or after such purchase, the Aggregate Outstanding Purchase Price exceeds or would exceed the lesser of:

(a)     the Maximum Aggregate Commitment; or

(b)     the sum of the following, without duplication:

(i)      For Purchased Loans which are Conforming Mortgage Loans, the lesser of (A) the Purchase Value all such Conforming Mortgage Loans, or (B) the Conforming Loan Sublimit, plus

(ii)     For Purchased Loans which are Jumbo Mortgage Loans or Super Jumbo Mortgage Loans, the lesser of:

(A)      The sum of the following:

(1)        For Jumbo Mortgage Loans, the lesser of (I) Purchase Value of all such Jumbo Mortgage Loans, or (II) the Jumbo Loans Sublimit, plus

(2)        For Super Jumbo Mortgage Loans, the lesser of (I) the Purchase Value of all such Super Jumbo Mortgage Loans, or (II) the Super Jumbo Loans Sublimit; or

(B)      The Jumbo/Super Jumbo Loans Sublimit.

(iv)     For Purchased Loans which are Wet Loans, the lesser of (A) the Purchase Value of all such Wet Loans, or (B) the Wet Loans Sublimit, plus

(v)      For Purchased Loans which are Discretionary Loans, the lesser of (A) the Purchase Value of all such Discretionary Loans, or (B) the Discretionary Loans Sublimit.

4.2.      Transaction Sublimits. The following sublimits shall also be applicable to the Transactions hereunder such that after giving effect to any proposed Transaction and after giving effect to any repurchase, addition or substitution of any Mortgage Loan hereunder, the following shall be true:

 (a)      The Aggregate Outstanding Purchase Price of Conforming Mortgage Loans may be as much as one hundred percent (100%) of the Maximum Aggregate Commitment (the “Conforming Loan Sublimit”).

 (b)      The Aggregate Outstanding Purchase Price of all Purchased Loans that are Wet Loans shall not exceed (x) fifty percent (50%) of the Maximum Aggregate Commitment on any of the first five and last five Business Days of any month or (y) thirty-five percent (35%) of the Maximum Aggregate Commitment on any other day (the “Wet Loans Sublimit”).

 (c)      The Aggregate Outstanding Purchase Price of all Purchased Loans that are of the type listed in the first column of the following table shall not exceed the percentage of the Maximum Aggregate Commitment or amount listed in the second column of the table (the name of that Sublimit is set forth in the third column).

Type of Purchased Loan	Maximum percentage/amount of Maximum Aggregate Commitment	Name of Sublimit
Jumbo Mortgage Loans	Greater of Five Million Dollars ($5,000,000) or 5%	“Jumbo Loans Sublimit”
Super Jumbo Mortgage Loans	Greater of Five Million Dollars ($5,000,000) or 5%	“Super Jumbo Loans Sublimit”
Discretionary Loans	5%	“Discretionary Loans Sublimit”

 (d)      The Aggregate Outstanding Purchase Price of all Purchased Loans that are Jumbo Mortgage Loans or Super Jumbo Loans shall not exceed the greater of Five Million Dollars ($5,000,000) or five percent (5%) of the Maximum Aggregate Commitment on any day (“Jumbo/Super Jumbo Loans Sublimit”).

4.3.      Compliance. Seller shall immediately repurchase Purchased Loans necessary to comply with all of the requirements of Section 4.1 and Section 4.2 of this Agreement.

5        Price Differential.

5.1.      Pricing Rate. Except as otherwise provided herein with respect to the Default Pricing Rate, the Pricing Rate to be applied to the Purchase Prices of Purchased Loans to determine the Price Differential in all Open Transactions shall be the applicable from time to time.

5.2.      Pricing Rate for Default Pricing Rate Purchased Loans. Notwithstanding any contrary or inconsistent provision of this Section 5, the Pricing Rate to be multiplied by the Purchase Prices of all Purchased Loans shall be the Default Pricing Rate from (and including) (a) the day immediately following the Repurchase Date for any Past Due Purchased Loan and until (but excluding) the date on which such Past Due Purchased Loan is repurchased by transfer to the Agent (for Pro Rata distribution to the Buyers) of its full Repurchase Price in immediately available funds; and (b) the date designated by the Agent to the Seller after the occurrence and during the continuance of an Event of Default under Section 18.1.

5.3.      Price Differential Payment Due Dates. Price Differential on each Open Transaction accrued and unpaid to the end of each month before the Termination Date shall be due and payable five (5) Business Days after the end of each month, whether or not such Transaction is still an Open Transaction on such payment due date; provided that (a) all accrued and unpaid Price Differential on all Transactions shall be due on the Termination Date, and (b) all Pricing Differential calculated at the Default Pricing Rate shall be due on demand.

6        Margin Maintenance.

6.1.      Margin Deficit.

 (a)      If at any time the aggregate Purchase Value of all Purchased Loans subject to all Transactions hereunder is less than the aggregate Repurchase Price (excluding Price Differential), minus, without duplication, cash transfers previously made from the Seller to the Agent in response to previous Margin Calls, if any, for all such Transactions (a “Margin Deficit”), then by notice to the Seller (a “Margin Call”), the Agent shall require the Seller to transfer (for the account of the Buyers) to the Agent or the Custodian, as appropriate, either (at the Seller’s option) cash, additional Eligible Loans reasonably acceptable to the Agent (“Additional Purchased Loans”), or a combination of cash and Additional Purchased Loans, so that the cash and the aggregate Purchase Value of the Purchased Loans, including any such Additional Purchased Loans, will thereupon at least equal the then aggregate Repurchase Price (excluding Price Differential). The Agent will request a recalculation of the Purchase Value of all or a portion of the Purchased Loans from the Custodian at the times it deems appropriate in its sole discretion and at any other time at the request of the Required Buyers; provided that, other than during the existence of a Default or Event of Default, the Purchase Values shall not be recalculated on less than a weekly basis.

 (b)      On any Business Day on which the Purchase Value of the Purchased Loans subject to Transactions exceeds the then outstanding aggregate Repurchase Price (excluding Price Differential) of all Transactions (a “Margin Excess”), so long as no Default or Event of Default has occurred and is continuing or will result therefrom, the Agent shall, upon receipt of a written request from the Seller, remit cash or release Purchased Loans, as requested by the Seller, in either case in an amount equal to the lesser of (i) the amount requested by the Seller and (ii) such Margin Excess, subject always to the other limitations of this Agreement. If cash is to be remitted the Agent shall treat the receipt of the written request of the Seller under this Section 6.1(b) as if it were a request for a Transaction. To the extent the Agent remits cash to the Seller, such cash shall be (A) additional Purchase Price with respect to the Transactions, and (B) subject in all respects to the provisions and limitations of this Agreement. Each Buyer shall fund its Pro Rata share of such additional Purchase Price as if the remission of such Margin Excess were the initiation of a Transaction hereunder.

6.2.      Margin Call Deadline. If the Agent delivers a Margin Call to the Seller at or before 11:00 a.m. (Detroit, Michigan time) on any Business Day, then the Seller shall transfer cash and/or Additional Purchased Loans as provided in Section 6.1 on the same Business Day. If the Agent delivers a Margin Call to the Seller after 11:00 a.m. (Detroit, Michigan time) on any Business Day, then the Seller shall transfer cash and/or Additional Purchased Loans by no later than 11:00 a.m. (Detroit, Michigan time) on the next following Business Day.

6.3.      Application of Cash. Any cash transferred to the Agent (for Pro Rata distribution to the Buyers) pursuant to this Section 6 shall be applied by the Buyers on receipt from the Agent which shall occur on the date received from the Seller or the next Business Day if received after 1:00 p.m. (Detroit, Michigan time)

6.4.      Increased Cost. If the adoption of, or any change in, any applicable law, rule or regulation (whether domestic or foreign) of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Buyer (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the Effective Date:

(a) shall subject such Buyer (or its LIBOR Lending Office) to any tax, duty or other charge with respect with respect to this Agreement or any Transaction or change the basis of taxation of payments to the Buyer in respect thereof (except for changes in the rate of tax on the overall net income of Buyer or its LIBOR Lending Office imposed by the jurisdiction in which Buyer’s principal executive office or LIBOR Lending Office is located);

(b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Buyer (or its LIBOR Lending Office), or shall impose on Buyer (or its LIBOR Lending Office) or the foreign exchange and interbank markets any other condition affecting this Agreement or the making or maintaining of Transactions hereunder; or

(c) shall impose on the Buyer any other condition:

and the result of any of the foregoing is to increase the cost to such Buyer, by an amount which the Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then in any such case, the Seller shall promptly pay the Agent (for distribution to such Buyer) such additional amount or amounts as calculated by the Buyer in good faith as will compensate the Buyer for such increased cost or reduced amount. A certificate of a Buyer, prepared in good faith and in reasonable detail by such Buyer and submitted to the Seller and the Agent, setting forth the basis for determining such additional amount or amounts necessary to compensate such Buyer shall be conclusive and binding for all purposes, absent manifest error.

6.5.      Capital Adequacy. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to a Buyer, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by a Buyer with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by such Buyer (or any corporation controlling such Buyer), and such Buyer determines that the amount of such capital is increased by or based upon the existence of any its obligations hereunder or the maintaining of any Transactions, and such increase has the effect of reducing the rate of return on such Buyer’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Transactions to a level below that which such Buyer (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then the Seller shall pay to such Buyer, within fifteen (15) days of the Seller’s receipt of written notice from such Buyer demanding such compensation, additional amounts as are sufficient to compensate such Buyer (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Buyer reasonably determines to be allocable to the existence of any obligations of the Buyer hereunder or to maintaining any Transactions hereunder. A certificate of a Buyer as to the amount of such compensation, prepared in good faith and in reasonable detail by the Buyer and submitted to the Seller, shall be conclusive and binding for all purposes absent manifest error.

6.6.      Eligible Loans Report. In the discretion of the Agent or Required Buyers if it or they reasonably determine that market conditions warrant (except that the Agent shall have no obligation to make such determination more frequently than once per day), the Agent may request that the Custodian: (a) make a determination of the aggregate Market Values for the Purchased Loans (which may include the Purchase Value of any Mortgage Loans purchased on that day) by summing the values of the individual Purchased Loans as reported on (and recorded by the Custodian from) the Mortgage Loan Transmission Files, valuing at zero Purchased Loans for which the Custodian has current actual knowledge that a Disqualifier exists; and (b) issue and provide a copy to the Agent and the Seller of a statement of the value of the Purchased Loans as so determined.

6.7.       Provisions Relating to Daily Adjusting LIBOR Rate.

 (a)      If the Agent or the Required Buyers (after consultation with the Agent) shall determine in good faith that, (a) it is or they are unable to determine or ascertain the Daily Adjusting LIBOR Rate, or (b) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts or for the relative maturities are not being offered to Agent or such Buyers, or (c) the Daily Adjusting LIBOR Rate will not accurately or fairly cover or reflect the cost of making, maintaining or funding any Transaction based upon the Daily Adjusting

LIBOR Rate, then Agent shall forthwith give notice thereof to the Seller.   Thereafter, until Agent notifies the Seller that such conditions or circumstances no longer exist, the Prime Referenced Rate shall be the applicable interest rate for all Transactions during such period of time, and each Transaction which bears interest at or by reference to the Daily Adjusting LIBOR Rate shall automatically be converted into an Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate.

 (b)      If, after the date of this Agreement, the adoption or introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any of the Buyers (or any of their respective LIBOR Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Buyers (or any of their respective LIBOR Lending Offices) to honor its obligations hereunder to make or maintain any Transaction which bears interest at or by reference to the Daily Adjusting LIBOR Rate, such Buyer shall give notice thereof to the Seller and the Agent. Thereafter, until such Buyer notifies the Seller that such conditions or circumstances no longer exist, the Prime Referenced Rate shall be the applicable interest rate for all Transactions hereunder during such period of time, and if any of the Buyers may not lawfully continue to maintain any existing Transaction which bears interest at or by reference to the Daily Adjusting LIBOR Rate, the applicable Transaction shall immediately be converted to an Advance which bears interest at or by reference to the Prime Referenced Rate. For purposes of this Section, a change in law, rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.

7        Taxes.

7.1.      Payments to be Free of Taxes; Withholding. Any and all payments by the Seller under or in respect of this Agreement or any other Repurchase Documents to which the Seller is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by any Legal Requirement. If the Seller shall be required under any applicable Legal Requirement to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Repurchase Documents to the Agent (for the account of the Buyers), (a) the Seller shall make all such deductions and withholdings in respect of Taxes, (b) the Seller shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Legal Requirement and (c) the sum payable by the Seller shall be increased as may be necessary so that after the Seller has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 7) each Buyer receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of

Non-excluded Taxes. For purposes of this Agreement the term “Non-excluded Taxes” means Taxes other than, in the case of any Person, Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such Person is organized or of its applicable lending office, or any political subdivision thereof.

7.2.      Other Taxes. In addition, the Seller hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies (including any interest or penalties arising in connection therewith) that arise from any payment made under or in respect of this Agreement or any other Repurchase Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Repurchase Documents (collectively, “Other Taxes”).

7.3.      Taxes Indemnity. The Seller hereby agrees to indemnify the Buyers and the Agent for, and to hold each of them harmless against, the full amount of Non-excluded Taxes and Other Taxes, and the full amount of Taxes (other than Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such Person is organized or of its applicable lending office, or any political subdivision thereof) of any kind imposed by any jurisdiction on amounts payable under this Section 7 imposed on or paid by the Buyers or the Agent and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the Seller provided for in this Section 7.3 shall apply and be made whether or not the Non-excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by the Seller under the indemnity set forth in this Section 7.3 shall be paid within fifteen (15) days from the date on which the Agent makes written demand therefor.

7.4.      Receipt. Within thirty (30) days after the date of any payment of Taxes, the Seller (or any Person making such payment on behalf of the Seller) shall furnish to the Agent for each Buyer’s account a certified copy of the original official receipt evidencing payment thereof.

7.5.      Non-Exempt Buyer. For purposes of this Section 7.5, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code. Each Buyer (including, for avoidance of doubt, any assignee, successor or participant) that either (x) is not incorporated under the laws of the United States, any State thereof or the District of Columbia or (y) whose name does not include “Incorporated”, “Inc.”, “Corporation”, “Corp.”, “P.C.”, “insurance company” or “assurance company” (a “Non-Exempt Buyer”) shall deliver or cause to be delivered to the Agent two originals of each of the following properly completed and duly executed documents:

 (a)      in the case of a Non-Exempt Buyer that is not a United States person, (i) a complete and executed (A) U.S. Internal Revenue Form W-8BEN with Part II completed in which the Buyer claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (B) U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto) and (ii) if such Non-Exempt Buyer is treated as a corporation for United States federal tax purposes, a certificate substantially in the form of Exhibit D (a “Corporation Tax Treatment Certificate”); or

 (b)      in the case of an individual, (i) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a Corporation Tax Treatment Certificate or (ii) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

 (c)      in the case of a Non-Exempt Buyer that is organized under the laws of the United States, any State thereof, or the District of Columbia, (i) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments, and (ii) if such Non-Exempt Buyer is treated as a corporation for United States federal tax purposes, a Corporation Tax Treatment Certificate; or

 (d)      in the case of a Non-Exempt Buyer that (i) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (ii) is treated as a corporation for U. S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN claiming a zero rate of withholding (or any successor forms thereto) and a Corporation Tax Treatment Certificate; or

 (e)      in the case of a Non-Exempt Buyer that (i) is treated for U.S. federal income tax purposes as a partnership or other non-corporate entity, and (ii) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (A)(1) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (2) a Corporation Tax Treatment Certificate, and (ii) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “Beneficial Owners”), the documents that would be required by this Section 7.5 with respect to each such Beneficial Owner if such Beneficial Owner were a Buyer, provided that no such documents will be required with respect to a Beneficial Owner to the extent the actual Buyer is determined to be in compliance with the requirements for certification on behalf of its Beneficial Owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this Section 7.5 are otherwise determined to be unnecessary, all such determinations under this Section 7.5 to be made in the sole discretion of the Seller, provided that each such Buyer shall be provided an opportunity to establish such compliance as reasonable; or

 (f)      in the case of a Non-Exempt Buyer that is disregarded for U.S. federal income tax purposes, the document that would be required by this Section 7.5 with respect to its Beneficial Owner if such Beneficial Owner were a Buyer; or

 (g)      in the case of a Non-Exempt Buyer that (i) is not a United States person and (ii) is acting in the capacity as an “intermediary” (as defined in U.S. Treasury regulations), (A)(1) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (2) a Corporation Tax Treatment Certificate, and (B) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be required by this Section 7.5 with respect to each such person if each such person were a Buyer.

If the forms referred to in this Section 7.5 that are provided by a Buyer at the time such Buyer first becomes a party to this Agreement, a successor to a Buyer or, with respect to a permitted assignment of or a grant of a participation in the interests of a Buyer hereunder, the effective date thereof, indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than Non-excluded Taxes (“Excluded Taxes”) and shall not qualify as Non-Excluded Taxes unless and until such Buyer provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. If, however, on the date a Person becomes an assignee, successor or participant to this Agreement, the Buyer transferor was entitled to indemnification or additional amounts under this Section 7, then the Buyer assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that the Buyer transferor was entitled to such indemnification or additional amounts for Non-excluded Taxes, and the Buyer assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-excluded Taxes.

7.6.      If Buyer Fails to Provide Form. For any period with respect to which a Buyer required to do so has failed to provide the Seller with the appropriate form, certificate or other document described in Section 7.5 (other than (a) if such failure is due to a change in any applicable Legal Requirement, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided, (b) if such form, certificate or other document otherwise is not required under Section 7.5 or (c) if it is legally inadvisable or otherwise commercially disadvantageous for such Buyer to deliver such form, certificate or other document), such Buyer shall not be entitled to indemnification or additional amounts under Section 7.2 or Section 7.3 with respect to Non-excluded Taxes imposed by the United States by reason of such failure; provided that should a Buyer become subject to Non-excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Seller shall take such steps as such Buyer shall reasonably request, to assist such Buyer in recovering such Non-excluded Taxes.

7.7.      Refunds. If the Agent or any Buyer, in its sole opinion, determines that it has finally and irrevocably received or been granted a refund in respect of any Taxes paid as to which indemnification has been paid by the Seller pursuant to this Section, it shall promptly remit such refund, net of all reasonable out of pocket costs and expenses, to the Seller; provided, that the Seller agrees to promptly return any such refund to the Agent or such Buyer, as applicable, if such person is required to repay such refund to the relevant taxing authority. Nothing contained herein shall impose an obligation on the Agent or any Buyer to apply for any such refund.

7.8.      Survival. Without prejudice to the survival of any other agreement of the Seller hereunder, the agreements and obligations of the Seller contained in this Section 7 shall survive the termination of this Agreement. Nothing contained in this Section 7 shall require the Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

8        Income and Escrow Payments; Control.

8.1.      Income and Escrow Payments. Notwithstanding that the Buyers, the Agent and the Seller intend that the Transactions be sales to the Buyers of the Purchased Loans, where a particular Transaction’s term extends over an Income payment date on the Purchased Loans subject to that Transaction, all payments and distributions, whether in cash or in kind, made on or with respect to the Purchased Loans shall be paid directly to the Seller or its designee by the relevant Customer, and the Agent (and the Buyers) shall have no obligation to collect or apply any Income to prevent or reduce any Margin Deficit, unless the Seller (a) arranges for such Income to be paid to the Agent (for Pro Rata distribution to the Buyers), (b) requests that the Agent apply such Income when received against the Seller’s Margin Deficit(s) and (c) concurrently transfers to the Agent either (i) cash or (ii) at the Agent’s option and with the Agent’s written approval, Additional Purchased Loans, sufficient to eliminate such Margin Deficit. Amounts paid to the Seller by the relevant Customer shall be deposited by the Seller into the Income Account within two (2) Business Days of receipt by the Seller and, as to amounts so paid to the Seller for escrow payments, into the Escrow Account. The Income Account and the Escrow Account shall be maintained by the Seller with a bank reasonably satisfactory to the Agent and shall be subject to the control of the Agent. The Income Account and Escrow Account may be interest bearing accounts if allowed or required by applicable law. At all times, other than during the existence of an Event of Default, the Seller may have full use of all Income and amounts on deposit in the Income Account, subject to the provisions of Section 8.2.

8.2.      Income and Escrow Accounts. Other than during the existence of an Event of Default and so long as the Seller is also the Servicer, the Seller shall make payments from the Escrow Account of all appropriate amounts payable with respect to each Purchased Loan for taxes, insurance and other purposes for which the funds are paid into the Escrow Account. Subject to Section 8.3, amounts on deposit in the Income Account shall be used by the Seller to pay its fees as Servicer while it serves in such capacity, and may be used to pay to the Agent amounts due under this Agreement for Margin Deficit or Price Differential and for any other lawful purpose.

8.3.      Income and Escrow Accounts after Default. Upon the occurrence and during the continuation of an Event of Default, the Seller shall have no right to direct withdrawal or application of funds in the Income Account and the Escrow Account unless authorized to do so in writing by the Agent. The Agent may cause all amounts on deposit in the Income Account to be paid to it or its designee for application as provided in Section 18.4. The Agent or its designee shall direct payments from the Escrow Account for the purposes for which such funds are deposited into the Escrow Account and shall comply with all Legal Requirements applicable to the operation of the Income Account and the Escrow Account, including any Agency guidelines with respect thereto.

9        Facility Fee; Agent’s Fee.

9.1.      Facility Fee. The Seller agrees to pay to the Agent (for Pro Rata distribution to the Buyers) a facility fee (the “Facility Fee”) in an amount equal to the sum of one quarter of one percent (0.25%) of the Maximum Aggregate Commitment. The Facility Fee shall be payable concurrently with the execution hereof, and shall be deemed fully earned upon receipt by Agent. The Facility Fee is compensation to the Buyers for committing to make funds available for revolving purchases of Eligible Loans on the terms and subject to the conditions of this Agreement, and are not compensation for the use or forbearance or detention of money. The calculation by the Agent of the amount of the Facility Fee shall be conclusive and binding absent manifest error.

9.2.      Agent’s Fee. As set forth in the Fee Letter.

10        Security Interest; License.

10.1.    Intent of the Parties. The parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans; nonetheless, as a security agreement under the UCC and as a security agreement or other arrangement or other credit enhancement related to this Agreement and transactions hereunder as provided for in Section 101(47) (A)(v) of the Bankruptcy Code, the Seller hereby pledges to the Agent for the benefit of the Buyers as security for the performance by the Seller of the Obligations and hereby grants, assigns and pledges to the Agent for the benefit of the Buyers a fully perfected first priority security interest in all of the following, whether now owned or hereafter acquired, wherever located (the “Collateral”):

(a)

Purchased Loans: All of the Purchased Loans and all Income and proceeds from the Purchased Loans, including all of the property, rights and other items described in the definition of “Mortgage Loan” in Section 1.12 for each such Purchased Loan and all rights to have, receive and retain the return or refund of funds transferred from any account with the Agent to any title company, title agent, escrow agent or other Person for the purpose of originating or funding a Mortgage Loan that did not close (for any reason) and that would have been a Purchased Loan if it had closed (all funds so transferred continuously remain the property of the Agent and the Buyers until disbursed by such agent to or for the account of the related Customer upon the closing of his or her Mortgage Loan);

(b)	With respect to Purchased Loans: With respect to the Purchased Loans:

(i)      all Purchased Loans Support;

(ii)     all of the Seller’s right, title and interest in all Mortgaged Premises related to the Purchased Loans;

(iii)    all rights to deliver Purchased Loans to investors and other purchasers and all proceeds resulting from the disposition of Purchased Loans pursuant thereto, including the Seller’s right and entitlement to receive the entire purchase price paid for Purchased Loans sold;

(iv)    all Hedge Agreements relating to or constituting any and all of the foregoing or relating to the Obligations, including all rights to payment arising under such Hedge Agreements;

(v)      all Servicing Rights and Servicing Records in respect of any of the Purchased Loans; and

(vi)     all of the Seller’s rights now or hereafter existing in, to or under any MBS secured by, created from or representing any interest in any of the Purchased Loans, whether now owned or hereafter acquired by the Seller, and whether such MBS are evidenced by book entry or certificate (the Buyers’ Agent’s ownership interest and security interest in each MBS created from, based on or backed by Purchased Loans shall automatically exist in, attach to, cover and affect all of the Seller’s right, title and interest in that MBS when issued and its proceeds and the Buyers’ Agent’s ownership interest and security interest in the Purchased Loans from which such MBS was so created shall automatically terminate and be released when such MBS is issued, subject to automatic reinstatement if such issuance is voided or set aside by any court of competent jurisdiction), all right to the payment of monies and non-cash distributions on account of any of such MBS and all new, substituted and additional securities at any time issued with respect thereto;

(c) Related	Accounts, Payment Intangibles, General Intangibles:

(i)      all accounts, payment intangibles, general intangibles, documents (including documents of title), chattel paper (including without limit electronic chattel paper and tangible chattel paper), contract rights and proceeds, whether now or hereafter existing (including all of the Seller’s present and future rights to have and receive interest and other compensation, whether or not yet accrued, earned, due or payable, and all other rights to payment), under or arising out of or relating to the Purchased Loans;

(ii)     all instruments, documents or writings evidencing any such accounts, payment intangibles, general intangibles, instruments, chattel paper, contract rights or proceeds or evidencing any monetary obligation under, or security interest in, any of the Purchased Loans, all other papers delivered to the Agent or the Custodian, and all other rights transferred to the Agent, in respect of any of the Purchased Loans, including, without limitation, the right to collect, have and receive all insurance proceeds (including, but not limited to, casualty insurance, mortgage insurance, pool insurance and title insurance proceeds) and condemnation awards or payments in lieu of condemnation that may be or become payable in respect of the Mortgaged Premises securing or intended to secure any Purchased Loan, and other personal property of whatever kind relating to any of the Purchased Loans, in each case whether now existing or hereafter arising, accruing or acquired;

(iii)    all security for or claims against others in respect of the Purchased Loans; and

(iv)    all proceeds and rights to proceeds of any sale or other disposition of any or all of the Purchased Loans;

(d)      Repurchase Settlement Account, Operating Account, Funding Account and other accounts: the Repurchase Settlement Account, the Operating Account, the Funding Account, the Income Account and the Escrow Account and all cash and all securities and other property from time to time on deposit in each such account;

(e)      Loan Records: all Loan Records;

(f)      Other Rights: all rights to have and receive any of the Purchased Loans described above, all accessions or additions to and substitutions for any of such Purchased Loans, together with all renewals and replacements of any of such Purchased Loans, all other rights and interests now owned or hereafter acquired by the Seller in, under or relating to any of such Purchased Loans or referred to above and all proceeds of any of such Purchased Loans;

(g)      Other Property in Possession of Agent: all goods, instruments (including, without limit, promissory notes), documents (including, without limit, negotiable instruments), policies and certificates of insurance, deposit accounts, and money or other property which are now or later in possession of Agent, or as to which Agent now or later controls possession by documents or otherwise; and

(h)      Proceeds: all replacements, substitutions, renewals, interest, dividends, distributions, rights of any kind, products, proceeds and rights to proceeds with respect to any and all the foregoing.

The Seller agrees to do such things as applicable law requires to maintain the security interest of the Agent in all of the Purchased Loans with respect to all such Transactions and all Income and proceeds from the Purchased Loans that are the subject matter of such Transactions and all of the other collateral described above in this Section 10.1 as a perfected first priority Lien at all times. The Seller hereby authorizes the Agent to file any financing or continuation statements under the applicable UCC to perfect or continue such security interest in any and all applicable filing offices. The Seller shall pay all customary fees and expenses associated with perfecting such security interest including the costs of filing financing and continuation statements under the UCC and recording assignments of Mortgages as and when required by the Agent in its reasonable discretion.

10.2.    Remedies. If an Event of Default shall have occurred and be continuing, the Agent shall have the following rights and remedies (in addition to the other rights and remedies under in this Agreement or any other Repurchase Document or applicable law):

(a)      all of the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and the Agent may also, without previous demand or notice except as specified herein or required by applicable law, sell, lease or otherwise dispose of the Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may, in its reasonable discretion, deem commercially reasonable or otherwise as may be permitted by law; collect, receive or take possession of the Collateral or any part thereof, and the Agent and, subject to the terms of this Agreement, each of the Buyers shall have the right at any public sale or sales, and, to the extent permitted by applicable law, at any private sale or sales, to bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) and become a purchaser of the Collateral or any part thereof free of any right of redemption on the part of the Seller, which right of redemption is hereby expressly waived and released by the Seller to the extent permitted by applicable law. The Seller agrees that, in the event that applicable law requires such notice, the Agent shall not be obligated to give more than ten (10) days prior written notice of the time and place of any public sale or of the time after which any private sale may take place and that such notice shall constitute reasonable notice of such matters. The Agent shall not be obligated to make any sale of Collateral if, in the exercise of its reasonable discretion, it shall determine not to do so, regardless of the fact that notice of sale of Collateral may have been given. On any sale of the Collateral, the Agent is hereby authorized to comply with any limitation or restriction with which compliance is necessary (based on a reasoned opinion of the Agent’s counsel) in order to avoid any violation of applicable law or in order to obtain any required approval of the purchaser or purchasers by any applicable Governmental Authority. The Agent shall apply the proceeds from the sale of the Collateral hereunder against the Indebtedness as set forth in Section 18.4;

(b)      The Agent may cause any or all of the Collateral held by it to be transferred into the name of the Agent or the name or names of the Agent’s nominee or nominees.

(c)      The Agent may exercise any and all rights and remedies of the Seller under or in respect of the Collateral, including, without limitation, any and all rights of the Seller to demand or otherwise require payment of any amount under, or performance of any provision of any of the Collateral.

(d)      The Agent may direct any parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Agent or as the Agent shall direct.

11        Substitution

.

11.1.      Seller May Substitute Other Mortgage Loans with Notice to and Approval of Agent. So long as no Event of Default has occurred and is continuing and no Margin Deficit exists or occurs as a consequence thereof, the Seller may request to substitute Mortgage Loans for any substantially similar Purchased Loans by giving notice to the Agent and Custodian on or before 12:00 noon (Detroit, Michigan time) on a Business Day, and delivering to the Custodian the Mortgage Loan Transmission File with respect to the Mortgage Loans to be substituted and other documents required to be delivered in connection with any new Transaction. Upon receipt of such request, and an updated Eligible Loans Report from the Custodian that takes into account the requested substitution of Mortgage Loans, the Agent may elect in its sole discretion, by 5:00 p.m. (Detroit, Michigan time) on the Business Day notice is received or by 5:00 p.m. (Detroit, Michigan time) on the next Business Day if notice is given after 12:00 noon (Detroit, Michigan time), to accept such substitution. If such substitution is accepted by the Agent, such substitution shall be made by the Seller’s transfer to the Agent of such other Mortgage Loans on a servicing released basis and the Agent’s transfer to the Seller of the Purchased Loans to be replaced, and after such substitution, the substituted Mortgage Loans shall be deemed to be Purchased Loans. If the Agent elects not to accept such substitution, the Seller shall offer the Agent and the Buyers the right to terminate the related Transaction. If Agent, in its sole discretion, accepts such offer, then the Transaction shall be terminated as if a Disqualifier had occurred with respect to such Transaction in accordance with Section 3.3(b).

11.2.    Payment to Accompany Substitution. If a substitution of Mortgage Loans or termination of a Transaction occur under this Section 11, the Seller shall be obligated to pay to the Agent (for Pro Rata distribution to the Buyers) by the close of the Business Day on the date of such substitution or termination, as the case may be, an amount equal to the sum of (a) actual cost (including all customary fees, expenses and commissions) to the Agent and the Buyers of (i) entering into replacement Transactions; (ii) entering into or terminating hedge transactions and/or (iii) terminating Transactions or substituting securities in like transactions with third parties in connection with or as a result of such substitution or termination, and (b) to the extent the Agent determines not to enter into replacement Transactions, the loss incurred by the Agent and the Buyers directly arising or resulting from such substitution or termination. The foregoing amounts shall be solely determined and calculated by the Agent and the applicable Buyers in good faith.

12        Payment and Transfer.

12.1.    Immediately Available Funds; Notice to Custodian. All transfers of funds hereunder shall be in immediately available funds. All Mortgage Loans transferred by one party hereto to any other party shall be transferred by notice to the Custodian to the effect that the Custodian is then holding for the benefit of the transferee the related documents and assignment forms delivered to it under the Custody Agreement.

12.2.    Payments to the Agent. Except as otherwise specifically provided in this Agreement, all payments required by this Agreement or the other Repurchase Documents to be made to the Agent shall be paid to the Agent by no later than 1:00 p.m. (Detroit, Michigan time) on the day when due (funds received after 1:00 p.m. (Detroit, Michigan time) shall be conclusively deemed to have been paid by the Seller on the next following Business Day unless the Agent shall agree otherwise) and without set-off, counterclaim or deduction, in lawful money of the United States of America in immediately available funds as provided in Section 24.4, or at such other place as the Agent shall designate from time to time. Whenever any payment to be made under this Agreement or any of the other Repurchase Documents shall be stated to be due on a day that is not a Business Day, the due date for that payment shall be automatically extended to the next day that is a Business Day, and (if applicable) Price Differential at the applicable rate (determined in accordance with this Agreement) shall continue to accrue during the period of such extension.

12.3.    If Payment Not Made When Due. If and to the extent any payment is not made when due under this Agreement or any of the other Repurchase Documents, the Seller authorizes the Agent and each Buyer (for the Pro Rata account and benefit of all of the Buyers) then or at any time thereafter to charge any amounts so due and unpaid against any or all of the Seller’s accounts with the Agent or any of the Buyers; provided that such right to charge the Seller’s accounts shall not apply to any escrow, trust or other deposit accounts designated as being held by the Seller on behalf of third party owners of the escrowed funds other than Affiliates of the Seller. The Agent and each Buyer agrees to use reasonable efforts to promptly advise the Seller of any charge made pursuant to this Section 12.3, but the failure to do so will not affect the validity or collectibility of such charge. Neither the Agent nor any Buyer shall have any obligation to charge any Seller account, merely the right to do so.

12.4.    Payments Valid and Effective. Each payment received by the Agent in accordance with this Agreement is valid and effective to satisfy and discharge the Seller’s liability under the Repurchase Documents to the extent of the payment.

12.5.    Pro Rata Distribution of Payments. The Agent shall distribute all payments of Repurchase Price (whether voluntary or involuntary and from whatever source) received to the Buyers Pro Rata with their respective ownership interests in the Purchased Loans on the next Swing Line Refunding Due Date. The distribution from the Agent to each Buyer shall be made by the Agent’s initiating a federal funds wire transfer by 3:00 p.m. (Detroit, Michigan time) on such Swing Line Refunding Due Date, in immediately available funds directly to such Buyer or to such account at another financial institution as is designated from time to time by such Buyer in writing.

13        Segregation of Documents Relating to Purchased Loans.

All documents relating to Purchased Loans in the possession of the Seller or its designee (including its agent, or any subservicer) shall be segregated from other documents and securities in its or its designee’s possession and shall be identified as being owned by the Buyers and held by the Agent on behalf of the Buyers (which shall be referenced in the relevant books and records as “Comerica Bank, Agent”) and subject to this Agreement. Segregation may be accomplished by appropriate identification of ownership on the books and records of the holder of such documents, including MERS, a documents custodian, a financial or securities intermediary, or a clearing corporation. All of the Seller’s interest in the Purchased Loans shall pass to the Buyers on the Purchase Date and nothing in this Agreement shall preclude the Agent and the Buyers, in each case with the Buyers’ consent, from engaging with others in repurchase transactions with the Purchased Loans or otherwise selling, transferring, pledging, or hypothecating the Purchased Loans, but no such transaction shall relieve the Buyers of their obligations to transfer Purchased Loans to the Seller pursuant to Section 3 or 18, or of the Agent’s obligation to credit or pay Income to, or apply Income to the obligations of, the Seller pursuant to Section 8.

14        Conditions Precedent.

14.1.    Initial Purchase. The obligations of the Buyers (and the Agent on the Buyers’ behalf) to make the initial purchase under this Agreement are subject to the Seller’s fulfillment of the following conditions precedent:

   (a)        the Agent shall have received (or be satisfied that it will receive by such deadline as the Agent shall specify) the following, all of which must be satisfactory in form and content to the Agent:

      (i)        this Agreement duly executed by the parties;

      (ii)       a UCC financing statement with respect to the Collateral;

      (iii)      a current UCC search report of a UCC filings search in the office of the Secretary of State of the State of Delaware;

      (iv)      the Custody Agreement duly executed by the Agent, the Seller and the Custodian;

      (v)       the Electronic Tracking Agreement duly executed by the Seller, MERS, MERSCorp., Inc. and the Agent;

      (vi)      a copy of the member resolution (or equivalent thereof) of the Seller authorizing the execution, delivery and performance of the Repurchase Documents, certified as of the date of this Agreement by a Responsible Officer of the Seller;

      (vii)     an incumbency certificate showing the names and titles and bearing the signatures of the Responsible Officer(s) of the Seller authorized to execute the Repurchase Documents, certified as of the date of this Agreement by a Responsible Officer of Seller;

      (viii)    a copy of the Operating Agreement of the Seller, certified as of the date of this Agreement by the Secretary or an Assistant Secretary of the Seller;

      (ix)      a copy of the Articles of Organization of the Seller with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date acceptable to the Agent in its sole discretion;

      (x)       a certificate of good standing (or the equivalent thereof) for the Seller in the jurisdiction of its incorporation, certified by the appropriate governmental officials as of a date acceptable to the Agent in its sole discretion;

      (xi)      evidence reasonably satisfactory to the Agent (i) as to the due filing and recording in all appropriate offices of all financing statements, (ii) if there are any Purchased Loans that require the Buyers’ interest to be noted by book entry, that such book entry has been duly made and (iii) if there is any “investment property” under the UCC of the State of Michigan or other applicable law, that such instruments as are necessary to give the Agent “control” of such investment property have been duly executed by the Seller and the relevant securities intermediary;

      (xii)     copies of an errors and omissions insurance policy or mortgage impairment insurance policy and blanket bond coverage policy, or certificates in lieu of policies, providing such insurance coverage as is customary for members of the Seller’s industry;

      (xiii)    a favorable written opinion of counsel to the Seller dated on or before the initial Purchase Date, addressed to the Agent and the Buyers and in form and substance reasonably satisfactory to the Agent and its legal counsel, specifically stating that the Agent, the Buyers and any person or entity that purchases the Purchased Loans from the Buyers can rely on it;

      (xiv)     payment to the Agent or the Custodian, as applicable, of the Facility Fee, the Agent’s Fee, the Custodian’s Fee and all other fees and expenses (including the disbursements and reasonable fees of the Agent’s attorneys) of the Agent and the Buyers payable by the Seller pursuant to Section 9 accrued and billed for to the date of the Seller’s execution and delivery of this Agreement; and

      (xv)      evidence satisfactory to the Agent that, after giving effect to the Transaction contemplated by Section 3.6, the Seller’s obligations under the Warehousing Credit Agreement for principal will have been paid in full.

   (b)        Except with respect to (i) any mortgage warehouse loans from or repurchase transactions with Parent permitted pursuant to Section 17.2(c) and (ii) obligations to remit loan proceeds to Parent or its Affiliates arising out of a sale of homes by Parent or such Affiliate financed by the Seller, all members and managers of the Seller and all Affiliates of the Seller, to whom or which the Seller is indebted as of the date of this Agreement in excess of One Million Dollars ($1,000,000), either for borrowed money or for any other obligation, excluding salary, bonus or other compensation obligations, shall have caused such Debt to be Qualified Subordinated Debt, by executing and causing to be delivered to the Agent a Subordination Agreement and taking all other steps, if any, required to cause such Debt to be Qualified Subordinated Debt, and a Responsible Officer of the Seller shall have certified each such Subordination Agreement executed to satisfy the requirements of this Section 14.1(b) to be true, complete and in full force and effect as of the date of the initial purchase.

14.2.    Each Purchase. The obligations of the Buyers (and the Agent on the Buyers’ behalf) to make any purchase (including the initial purchase) under this Agreement are also subject to the satisfaction, as of each Purchase Date, of the following additional conditions precedent:

   (a)        The Seller shall have delivered to the Agent and the Custodian the related Mortgage Loan Transmission Files for the new Mortgage Loans to be purchased.

   (b)        Unless the requested Transaction is for the purchase of only Wet Loans, the Custodian shall have issued its Custodian’s Exception Report (as defined in the Custody Agreement) relating to the Purchased Loans then owned by the Buyers.

   (c)        The representations and warranties of the Seller contained in this Agreement and the other Repurchase Documents shall be true and correct in all material respects as if made on and as of each Purchase Date unless specifically stated to relate to an earlier date.

   (d)        The Seller shall have performed all agreements to be performed by it under this Agreement, the Custody Agreement and all other Repurchase Documents, as well as under all Investor Commitments that the Seller has represented to the Agent and the Buyers cover any of the Purchased Loans, and after the requested Transaction shall have been executed, no Default or Event of Default has occurred and is continuing that has not been waived by the Buyers or the Required Buyers, as applicable, nor will any default exist under any such Investor Commitments.

   (e)        The Seller shall not have incurred any liabilities (whether or not in the ordinary course of business) that adversely and materially affect any of the Central Elements in respect of the Seller or any of its Subsidiaries since the dates of the Seller’s Financial Statements most recently theretofore delivered to the Buyers.

   (f)        The Seller shall have paid the Agent’s Fee then due and payable in accordance with Section 9.2.

   (g)        Prior to the execution of the requested Transaction, no Default or Event of Default shall have occurred and be continuing, or will occur after giving effect to such Transaction, that has not been waived by the Buyers or the Required Buyers, as applicable.

   (h)        The requested Transaction will not result in the violation of any applicable Legal Requirement.

   (i)         The Agent and each Buyer shall have received such other documents, if any, as shall be specified by the Agent or any Buyer.

   (j)         No Margin Deficit exists or will exist after giving effect to such Transaction.

   (k)        The Termination Date shall not have occurred.

   (l)         After giving effect to such Transaction, none of the sublimits set forth in Section 4.2 shall be exceeded.

   (m)       For any Transaction involving a Wet Loan, unless the closing title agency or attorney has previously signed an agreement with the Agent acknowledging funds received from the Agent for the purchase of such Wet Loan are held by such title agency or attorney in trust for and as the property of the Agent until such Wet Loan is closed and purchased by the Agent for the benefit of the Buyers and that any such funds so received shall be returned to the Agent for the benefit of the Buyers if the Mortgage Loan that is proposed to be so purchased as a Wet Loan does not close on the proposed Purchase Date, the Seller shall have delivered to such closing title agency or attorney an instruction letter stating that funds received from the Agent for the purchase of such Wet Loan are held by such title agency or attorney in trust for and as the property of the Agent until such Wet Loan is closed and purchased by the Agent for the benefit of the Buyers and that any such funds so received shall be returned to the Agent for the benefit of the Buyers if the Mortgage Loan that is proposed to be so purchased as a Wet Loan does not close on the proposed Purchase Date.

15        Representations, Warranties and Covenants.

15.1.    Buyers, Agent and Seller Representations. The Buyers, the Agent and the Seller each represents and warrants, and shall on and as of the Purchase Date of any Transaction be deemed to represent and warrant, to the others that:

   (a)        it is duly authorized to execute and deliver this Agreement, to enter into the Transactions and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance;

   (b)        it will engage in such Transactions as principal (or, in the case of the Agent, and in respect of any other party if agreed in writing in advance of any Transaction by the other parties hereto, as agent for a disclosed principal);

   (c)        the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal);

   (d)        it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions and such authorizations are in full force and effect; and

   (e)        the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance, charter, by-law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected.

15.2.    Additional Seller Representations. With regard to:

   (i)         Purchased Loans, on and as of the Purchase Date of any Transaction;

   (ii)        Eligible Loans substituted pursuant to Section 11, on and as of the date of their substitution; and

   (iii)       Additional Purchased Loans submitted pursuant to Section 6.1, on and as of the date of their transfer to the Custodian,

the Seller hereby represents and warrants to the Buyers and the Agent as follows:

   (a)        Documents Genuine. The documents delivered or disclosed by the Seller to the Agent or the Buyers pursuant to this Agreement or the Custody Agreement are either original documents or genuine and true copies thereof.

   (b)        No Securities to be Acquired with Purchased Loan Sale Proceeds. None of the Purchase Price for any Eligible Loan will be used either directly or indirectly to acquire any security, as that term is defined in Regulation T, and the Seller has not taken any action that might cause any Transaction to violate Regulation of T, Regulation U or Regulation X.

   (c)        Organization; Good Standing; Subsidiaries. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of the Seller’s Subsidiaries is a corporation or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. The Seller has furnished to the Agent a true and complete copy of its Organizational Documents as in effect as of the date of this Agreement, including all amendments thereto, and agrees to furnish to the Agent a true and complete copy of any amendment adopted after the Effective Date promptly after it is adopted. The Seller and its Subsidiaries each has the requisite limited liability company or corporate power and authority to own its properties and to carry on its business as currently conducted and each is duly qualified to do business as a foreign corporation or a limited liability company and in good standing in each jurisdiction in which the ownership of its property or the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be qualified, licensed or in good standing could not reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller. The Seller does not have any Subsidiaries as of the Effective Date except as set forth on Exhibit C or as have been disclosed by the Seller to the Agent in writing after the Effective Date. Exhibit C states the name of each such Subsidiary as of the Effective Date, place of organization, each state in which it is qualified as a foreign entity and the percentage ownership of the capital stock or other indicia of equity of each such Subsidiary by the Seller.

   (d)        Authorization and Enforceability. The Seller has the requisite limited liability company power and authority to execute, deliver and perform this Agreement, the Custody Agreement and all other Repurchase Documents to which it is a party or in which it joins or has joined. The execution, delivery and performance by the Seller of this Agreement, the Custody Agreement and all other Repurchase Documents to which it is a party have each been duly and validly authorized by all necessary limited liability company action on the part of the Seller (none of which has been modified or rescinded, and all of which are in full force and effect) and do not and will not (i) conflict with or violate any Legal Requirement, (ii) conflict with or violate the Organizational Documents of the Seller, (iii) conflict with or result in a breach of or constitute a default under any agreement, instrument or indenture binding on the Seller or (iv) require any consent under any such agreement, instrument or indenture, where the conflict, violation, breach, default or nonconsent could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller, or result in the creation of any Lien upon any property or assets of the Seller, or result in or permit the acceleration of any debt of the Seller pursuant to any agreement, instrument or indenture to which the Seller is a party or by which the Seller or its property may be bound or affected. This Agreement, the Custody Agreement and all other Repurchase Documents constitute the legal, valid, and binding obligations of the Seller enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other such laws affecting the enforcement of creditors’ rights generally, and subject to the general principles of equity.

   (e)        Approvals. Neither the execution and delivery of this Agreement, the Custody Agreement and all other Repurchase Documents nor the performance of the

Seller’s obligations under such Repurchase Documents requires any license, consent, approval or other action of any state or federal agency or governmental or regulatory authority other than (i) those that have been obtained or will be obtained by the time required and that remain in full force and effect, (ii) those for which the Seller’s failure to obtain them could not reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller and (iii) the filing of any financing statements.

   (f)        Financial Condition. The Consolidated balance sheet of the Seller (and, to the extent applicable, the Seller’s Consolidated Subsidiaries) and the related statements of income, changes in stockholders’ equity, cash flows and Mortgage Loan production (“Financial Statements”) for the fiscal year ended on the Statement Date (the “Statement Date Financial Statements”), heretofore furnished to the Agent and the Buyers, fairly present the financial condition of the Seller (and the Seller’s Consolidated Subsidiaries) as of the Statement Date and the results of their operations for the fiscal period ended on the Statement Date. On the Statement Date, the Seller did not have either any known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, other than the contingent liabilities (if any) set forth on Schedule 15.2(f) and contingent liability on endorsements of negotiable instruments for deposit or collection in the ordinary course of business, or any known material liabilities for sales, long-term leases or unusual forward or long-term commitments, which are not disclosed by the Statement Date Financial Statements or reserved against in them or that have not been otherwise disclosed to the Buyers in writing. Each of the Seller and each of its Subsidiaries is Solvent, and since the Statement Date, (i) there has been no material adverse change in any of the Central Elements in respect of the Seller, nor is the Seller aware of any state of facts which (with or without notice, the lapse of time or both) would or could reasonably be expected to result in any such material adverse change, and (ii) there have been no unrealized or anticipated losses from any loans, advances or other commitments of the Seller that have resulted in a material adverse change in the Central Elements in respect of the Seller, except for the material adverse changes and losses (if any) that are summarized in Schedule 15.2(f).

   (g)        Litigation. Except as disclosed on Schedule 15.2(g) or except as disclosed in the Statement Date Financial Statements or the most recent Financial Statements furnished to the Agent and the Buyers (whichever is more current), there are no actions, claims, suits or proceedings pending, or to the knowledge of the Seller, threatened in writing against the Seller or any of its Subsidiaries in any court, before any other Governmental Authority or before any arbitrator or in any other dispute resolution forum that could reasonably be expected to result in a material adverse effect on any of the Central Elements in respect of the Seller.

   (h)        Licensing. The Seller and any subservicer of its Mortgage Loans are duly registered as mortgage lenders, bankers or servicers in each state in which Mortgage Loans have been or are from time to time originated, to the extent such registration is required by any applicable Legal Requirement, except where the failure to register could not reasonably be expected to result in a material adverse effect on any of the Central Elements in respect of the Seller or such subservicer.

   (i)        Compliance with Applicable Laws. Neither the Seller nor any of its Subsidiaries is in violation of any provision of any law, or any judgment, award, rule, regulation, order, decree, writ or injunction of any court, other Governmental Authority or public regulatory body that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller.

   (j)        Regulation U. The Seller is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Transactions directly or indirectly made available to or received by the Seller or for its account will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any debt that was originally incurred to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or that would constitute this transaction a “purpose credit” within the meaning of Regulation U, as now or hereafter in effect.

   (k)        Investment Company Act. The Seller is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

   (l)        Payment of Taxes. All material tax returns required to be filed by the Seller and each Subsidiary in any jurisdiction have been filed or extended and all taxes, assessments, fees and other governmental charges upon the Seller and each Subsidiary or upon any of its properties, income or franchises shown to be due thereon have been paid prior to the time that such taxes could give rise to a Lien thereon, unless protested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been established on the books of the Seller or such Subsidiary. Neither the Seller nor any Subsidiary has any knowledge of any proposed tax assessment against the Seller or any Subsidiary.

   (m)        Agreements. Neither the Seller nor any of its Subsidiaries is a party to any agreement, instrument or indenture or subject to any restriction, in each case materially and adversely affecting any of the Central Elements in respect of the Seller except as disclosed in (i) the Statement Date Financial Statements, or (ii) Schedule 15.2(f). Neither the Seller nor any Subsidiary is in default in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any agreement, instrument or indenture that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller. No holder of the Seller’s or any such Subsidiary’s debt or other obligations has given written notice of any default that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller. No liquidation or dissolution of the Seller is pending or, to the Seller’s knowledge, threatened and no liquidation or dissolution of any Subsidiary is pending or threatened that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller. No receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to the Seller or any of its properties is pending, or to the Seller’s knowledge, threatened. No receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to any Subsidiary of the Seller or any of its properties is pending, or to the Seller’s knowledge, threatened that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller.

   (n)        Title to Properties. The Seller and each of its Subsidiaries has good, valid, insurable (in the case of real property) and marketable title to all of its material Properties and assets (whether real or personal, tangible or intangible) that are reflected on or referred to in the Statement Date Financial Statements or in the more current Financial Statements (if any) most recently furnished to the Buyer after the Effective Date, except for such properties and assets as have been disposed of since the date of such current Financial Statements either in the ordinary course of business or because they were no longer used or useful in the conduct of its business, and all such Properties and assets are free and clear of all Liens except for (i) the lien of current (nondelinquent) real and personal property taxes and assessments, (ii) covenants, conditions and restrictions, rights of way, easements and other matters to which like properties are commonly subject that do not materially interfere with the use of the property as it is currently being used and (iii) such other Liens, if any, that are permitted pursuant to Section 17.8.

   (o)        The Seller’s Address. The Seller’s chief executive office and principal place of business are at 7475 S. Joliet Street, Englewood, CO 80112-3885, or at such other address as shall have been set forth in a written notice to the Agent given subsequent to the Effective Date and at least ten (10) Business Days before such notice’s effective date; provided that on or about October 1, 2009, such office and place of business shall be moved to 7390 S. Iola Street, Englewood, CO 80112.

   (p)        ERISA. The Seller does not maintain any ERISA Plans and shall not adopt or agree to maintain or contribute to an ERISA Plan. The Seller shall promptly notify the Agent and each Buyer in writing in the event an ERISA Affiliate adopts an ERISA Plan. The Seller is not an employer under any Multiemployer Plan or any other Plan subject to Title IV of ERISA.

   (q)        Commissions. Neither the Seller nor any of its Affiliates have dealt with any broker, investment banker, agent or other person, except for the Agent and the Buyers, who may be entitled to any commissions or compensation in connection with the sale of Purchased Loans pursuant to this Agreement.

   (r)        Full Disclosure. All information previously furnished by the Seller and its Subsidiaries to the Agent in connection with the Repurchase Documents was and all information furnished in the future by the Seller and its Subsidiaries to the Agent or the Buyers will be true and accurate in all material respects or based on reasonable estimates on the date the information is stated or certified. To the best knowledge of the Seller, neither the financial statements referred to in Section 15.2(f), nor any Request/Confirmation, officer’s certificate or any other report or statement delivered by the Seller and its Subsidiaries to the Agent in connection with this Agreement, contains any untrue statement of material fact.

   (s)        Corporate Documents and Corporate Existence. As to the Seller and each Subsidiary of Seller, (i) it is an organization as described on Schedule 15.2(s) hereto and has provided the Agent and the Buyers with complete and correct copies of its articles of organization, operating agreements, and all other applicable charter and other organizational documents, and, if applicable, a good standing certificate and (ii) its correct legal name, business address, type of organization and jurisdiction of organization, tax identification number and other relevant identification numbers are set forth on Schedule 15.2(s) hereto

15.3.    Special Representations Relating to the Purchased Loans. The representations and warranties concerning each Purchased Loan, as set forth on Schedule 15.3 hereto, are incorporated herein.

15.4.    Representations and Warranties Relating to Specific Transactions. At the time each Request/Confirmation is provided to the Agent, the Buyers and/or the Custodian, the following are true with respect to each of the Mortgage Loans listed on the Mortgage Loan Transmission Files attached to such Request/Confirmation or submitted in connection with such Request/Confirmation:

   (a)        the Basic Papers have been or will be executed and delivered by all appropriate Persons;

   (b)        the Seller is electronically communicating to the Custodian a complete Mortgage Loan Transmission File, and the information stated for such Mortgage Loan in such standard Mortgage Loan Transmission File is correct and complete in accordance with the Record Layout;

   (c)        such Mortgage Loan has been (or will be) originated, closed, funded and (if applicable) negotiated and assigned to the Seller;

   (d)        for each such Mortgage Loan being offered as a Dry Loan, the Basic Papers are being concurrently delivered to the Custodian;

   (e)        for each Mortgage Loan being offered as a Wet Loan, the complete File for such Mortgage Loan, including all Basic Papers and all Supplemental Papers, is or will be in the possession of either that Mortgage Loan’s closer, or the Seller, its Basic Papers are in the process of being delivered to the Custodian and such Basic Papers will be delivered to the Custodian on or before seven (7) Business Days after the Purchase Date specified above and without limitation of the foregoing, the Seller will promptly deliver (or cause to be delivered) to the Custodian either the original recordation receipts or the original recorded Mortgage or Mortgage Assignment included in the Purchased Loans showing the recordation data thereon;

   (f)        no Default or Event of Default has occurred and is continuing and there has been no material adverse change in any of the Central Elements in respect of the Seller since the date of the Seller’s most recent annual audited Financial Statements that have been delivered to the Agent and the Buyers;

   (g)        all items that the Seller is required to furnish to the Buyers, the Agent or the Custodian in connection with the requested Transaction and otherwise have been delivered, or will be delivered before the Purchase Date specified in the applicable Request/Confirmation, in all respects as required by this Agreement and the other Repurchase Documents. All documentation described or referred to in the Mortgage Loan Transmission File submitted to the Agent in connection with the applicable Request/Confirmation conforms in all respects with all applicable requirements of this Agreement and the other Repurchase Documents; and

   (h)        none of the Purchased Loans (including, but not limited to, the Purchased Loans identified in the applicable Request/Confirmation) has been sold to any Person other than the Buyers, is pledged to any Person other than the Agent, for the benefit of itself and the Buyers, or supports any borrowing or repurchase agreement funding other than purchases under this Agreement.

15.5.    Survival. All representations and warranties by the Seller shall survive delivery of the Repurchase Documents and the sales of the Purchased Loans, and any investigation at any time made by or on behalf of the Buyers or the Agent shall not diminish any Buyer’s or the Agent’s right to rely on them.

16        Affirmative Covenants.

The Seller agrees that, until all of Seller’s Obligations (other than contingent reimbursement and indemnification obligations as to which no claim has been asserted) have been paid or performed in full, all Purchased Loans have been repurchased and the Agent and the Buyers have no further Commitments or other obligations under this Agreement or the other Repurchase Documents:

16.1.    Office of Foreign Assets Control and USA Patriot Act.

   (a)        The Seller will not knowingly directly or indirectly use any of the proceeds from the sale of the Purchased Loans, or lend, contribute or otherwise make available any such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person or entity that is subject to sanctions under any program administered by the Office of Foreign Assets Control of the United States Department of the Treasury, including those implemented by regulations codified in Subtitle B, Chapter V, of Title 31, Code of Federal Regulations.

   (b)        The Seller will not (i) be or become subject at any time to any law, regulation or list of any government agency (including the U.S. Office of Foreign Asset Control list) that prohibits or limits the Buyers or the Agent from entering into any Transaction with the Seller or from otherwise conducting business with the Seller, or (ii) fail to provide documentary and other evidence of the Seller’s identity as may be requested by the Agent or any Buyer at any time to enable the Agent and the Buyers to verify the Seller’s identity or to comply with any applicable law or regulation, including Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

16.2.    Financial Statements. The Seller will deliver to the Agent:

   (a)        As soon as available and in any event within fifteen (15) after the end of each month (including each quarter end and year end month), Financial Statements for the Seller and its Subsidiaries for the month just ended, all in reasonable detail, and certified by a Responsible Officer of the Seller that such Financial Statements were prepared in accordance with GAAP and present fairly in all material respects the Seller’s and its Consolidated Subsidiaries’ financial condition as of the date thereof and the results of their operations for the period covered, subject, however, to adjustments required by FAS-91 and normal year-end audit adjustments and the omission of notes and schedules to the Financial Statements.

   (b)        As soon as available and in any event within one hundred (120) days after the close of each of the Seller’s fiscal years, audited Consolidated Financial Statements for the Seller and its Consolidated Subsidiaries, for such year, and the related balance sheet as at the end of such year (setting forth in comparative form the corresponding figures as of the end of and for the preceding fiscal year), all in reasonable detail, prepared in accordance with GAAP and with all notes, and accompanied by:

   (i)        a report and unqualified opinion of a firm of independent certified public accountants of recognized standing selected by the Seller and reasonably acceptable to the Agent (as of the Effective Date, Ernst & Young is acceptable to the Agent), stating that such accountants have audited such Financial Statements in accordance with generally accepted auditing standards and that, in their opinion, such Financial Statements present fairly, in all material respects, the Consolidated financial condition of the Seller and its Consolidated Subsidiaries, as of the date thereof and the Consolidated results of its operations and cash flows for the periods covered thereby in conformity with GAAP; and

   (ii)        a certificate signed by a Responsible Officer of the Seller stating that said Financial Statements fairly present the Consolidated financial condition and results of operations (for the Seller and its Consolidated Subsidiaries) as at the end of, and for, such year.

The Seller also agrees to provide to the Agent and the Buyers such other information related to such annual reports or concerning the Seller’s finances or operations as the Agent or any Buyer may from time to time reasonably request.

   (c)        Responsible Officer’s Certificate. Together with each of the monthly and annual Financial Statements required by Sections 16.2(a) , and (b) above, a certificate of a Responsible Officer of Seller in the form of Exhibit B, among other things, (i) setting forth in reasonable detail all calculations necessary to show whether the Seller is in compliance with the requirements of Sections 17.12 of this Agreement or, if the Seller is not in compliance, showing the extent of noncompliance and specifying the period of noncompliance and what actions the Seller proposes to take with respect thereto and (ii) stating that the terms of this Agreement have been reviewed by such Responsible Officer or under his or her supervision, and that he or she has made or caused to be made under his or her supervision, a review in reasonable detail of the transactions and the condition of the Seller during the accounting period covered by such Financial Statements and that such review does not disclose the existence during or at the end of such accounting period and that such Responsible Officer does not have knowledge of the existence as of the date of the Officer’s Certificate of any Event of Default or Default or, if any Event of Default or Default existed or exists, specifying the nature and period of its existence and what action the Seller has taken, is taking and proposes to take with respect to it.

16.3.    Financial Statements Will Be Accurate. The Seller agrees that all Financial Statements and reports of auditors furnished to the Agent and the Buyers will be prepared in accordance with GAAP, applied on a basis consistent with that applied in preparing the Statement Date Financial Statements as at the date thereof and for the period then ended, subject, however for Financial Statements other than year-end statements to year-end audit adjustments and the omission of footnotes and schedules.

16.4.    Other Reports. The Seller will promptly furnish to the Agent from time to time information regarding the business and affairs of the Seller (and, upon the written request of any Buyer, such information reasonably requested by such Buyer), including the following and such other information as the Agent may from time to time reasonably request (each report required must be signed by a Responsible Officer of the Seller, and the Agent and the Buyers will have no responsibility to verify or track any of the items referenced or conclusions stated in such reports or to verify the authority of its signer):

   (a)        Monthly with the certificate required by Section 16.2(c), a report attached to Exhibit B summarizing (on an aggregate basis, with additional detail provided upon the Agent’s request) (i) notices received by the Seller requesting or demanding that the Seller repurchase (or pay indemnity or other compensation in respect of) Mortgage Loans previously sold or otherwise disposed of by the Seller to any investor or other Person pursuant to any express or implied repurchase or indemnity obligation (whether absolute or contingent and whether or not the Seller is contesting or intends to contest such request or demand), (ii) actual repurchase and indemnity payments made by the Seller to any Person, and (iii) the status of Mortgage Loans held by the Seller for investment.

   (b)        Such other reports by the Seller in respect of the Purchased Loans, in such detail and at such times as the Agent or any Buyer in its reasonable discretion may request at any time or from time to time.

   (c)        Within fifteen (15) days after request by the Agent, but no sooner than ninety (90) days after the beginning of each fiscal year of the Seller, projected financial information for such fiscal year consisting of income statements and loan production estimates for each month in such fiscal year and a projected balance sheet of the Seller as at the end of each month, together with supporting assumptions, all in reasonable detail and reasonably satisfactory in scope to the Agent.

   (d)        As soon as available and in any event within fifteen (15) after the end of each month, the Seller’s monthly pipeline position report in form and detail reasonably satisfactory to Agent.

   (e)        As soon as available and in any event within fifteen (15) after the end of each month, a monthly report detailing compliance with the transaction limits and transaction sublimits set forth in Section 4.1 and Section 4.2, in form and detail reasonably satisfactory to Agent.

   (f)        Within 15 days after request by the Agent, a copy of each agency audit, including audits of HUD, any Agency and any other Approved Investors, and copies of Seller’s responses within 15 days of filing or submission.

16.5.    Maintain Existence and Statuses; Conduct of Business. The Seller agrees to preserve and maintain its existence in good standing and all of its rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business except where the failure to maintain such rights, privileges, licenses or franchises could not reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller, and the Seller will continue in the residential mortgage lending business as its principal and core business.

16.6.    Compliance with Applicable Laws. The Seller and its Subsidiaries will comply with all applicable Legal Requirements, the breach of which could reasonably be expected to materially adversely affect any of the Central Elements with respect to the Seller and its Subsidiaries, taken as a whole, except where contested in good faith.

16.7.    Inspection of Properties and Books; Protection of Seller’s Proprietary Information; Buyers’ Due Diligence of Seller.

   (a)        The Seller agrees to permit the Agent and the Buyers, subject to the provisions of Section 24.6, to perform continuing loan level due diligence reviews with respect to the Purchased Loans, for purposes of verifying compliance with the representations, warranties and specifications made in this Agreement or otherwise, and the Seller agrees that upon three (3) Business Days prior notice to the Seller, the Agent or their authorized representatives will be permitted timely and reasonable access to examine, inspect, and make copies and extracts of the related mortgage loan files and any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession or under the control of the Seller, any Servicer or the Custodian. The Seller also shall make available to the Agent a knowledgeable financial or accounting officer for the purpose of answering questions respecting the mortgage loan files and the Purchased Loans. Without limiting the generality of the foregoing, the Seller acknowledges that the Buyers may purchase Eligible Loans from the Seller based solely upon the information provided by the Seller to the Agent in the Mortgage Loan Transmission File and the representations, warranties and covenants contained in this Agreement, and that the Agent and the Buyers, at their option, have the right at any time upon three (3) Business Days prior notice to the Seller to conduct a partial or complete due diligence review on some or all of the Purchased Loans prior to or following their purchase in a Transaction, including ordering new credit reports and new appraisals on any property securing any Purchased Loan and otherwise re-generating the information used to originate such Purchased Loan. Notwithstanding any provision to the contrary herein regarding three (3) Business Days prior notice to the Seller, if an Event of Default shall have occurred and be continuing, then the Agent, upon notice to the Seller, shall have the right to immediate access and review of the Seller and the loan information contemplated in this Section 16.7(a), provided that to the extent that the Seller does not have possession of such loan information, the Seller shall cause the applicable Servicer or subservicer to provide the Agent and the Buyers with access and review of such loan information within a reasonable period of time, but not to exceed any prior notification time provided under the related Servicing Agreement with such Servicer or subservicer. The Agent may conduct the due diligence review of such Purchased Loans itself or engage a third party underwriter selected by the Agent to perform such review. The Seller agrees to, and to cause any relevant Servicer and its subservicer to, reasonably cooperate with the Agent and any third party underwriter in connection with such due diligence review, including providing the Agent and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of the Seller, such Servicer and such subservicer. The Seller agrees to pay all reasonable out-of-pocket costs and expenses of the Agent in connection with up to two (2) inspections, visits and reviews under this Section 16.7(a) per calendar year, unless a Default or Event of Default has occurred and is continuing, in which case all such costs and expenses of the Agent and any Buyer incurred in the exercise of their rights pursuant to this Section 16.7(a) shall be paid by the Seller. Such visits shall be coordinated by the Agent.

   (b)        The Seller agrees to permit authorized representatives of the Agent and each Buyer to discuss onsite the business, operations, assets and financial condition of the Seller and its Subsidiaries with their respective officers, employees and independent accountants and to examine their books of account and make copies or extracts of them, all at such reasonable times, and upon three (3) Business Days prior notice (or, if an Event of Default shall have occurred and be continuing, immediately following notice to the Seller) as the Agent or any Buyer may request, for any or all of the purposes of ordinary diligence, performing the Buyers’ duties (and any of the Seller’s duties that the Seller has not performed) and enforcing the Buyers’ and the Agent’s rights under this Agreement. The Agent or the Buyer acting will notify the Seller before contacting the Seller’s accountants and the Seller may have its representatives in attendance at any meetings between the officers or other representatives of the Agent or any Buyer and such accountants held in accordance with this authorization. The Agent and each Buyer agrees that it will prevent disclosure by itself or its authorized representatives to third parties of any proprietary information it has received pursuant to this Agreement and will maintain the confidential nature of such material; provided that this restriction shall not apply to information that (i) at the time in question has already entered the public domain, (ii) is required to be disclosed by any Legal Requirement (including pursuant to any examination, inspection or investigation by any Governmental Authority having regulatory jurisdiction over any Buyer or the Agent), (iii) that is furnished by the Agent or any Buyer to purchasers or prospective purchasers of participations or interests in the Purchased Loans so long as such purchasers and prospective purchasers have agreed to be subject to restrictions substantially identical to those contained in this sentence,

(iv) the disclosure of which the Agent and the Buyers deem necessary to market or sell Purchased Mortgage Loans or to enforce or exercise their rights under any Repurchase Document as long as any recipients have agreed to be subject to restrictions substantially similar to those in this sentence, or (v) is disclosed by any Buyer to its attorneys, employees, agents and auditors during the performance of their respective duties, subject to the restrictions set forth in this sentence.

16.8.    Notice of Suits, Etc.. The Seller will, as soon as reasonably practical and in any case no later than the no later three (3) Business Days next following the day when the Seller first learns of it, give written notice to the Agent and the Buyers of:

   (a)        any material action, suit or proceeding instituted by or against the Seller or any of its Subsidiaries in any federal or state court or before any commission, regulatory body or Governmental Authority, or if any such proceedings are threatened against the Seller or any of its Subsidiaries, in a writing containing the applicable details;

   (b)        the filing, recording or assessment of any material federal, state or local tax lien against the Seller or any of its Subsidiaries or any assets of any of them;

   (c)        the occurrence of any Event of Default;

   (d)        the occurrence of any Default;

   (e)        the termination of, or the occurrence of any event that, with or without notice or lapse of time or both, would constitute a default under the Custody Agreement;

   (f)        any material adverse finding under any agency audit, including audits of HUD, any Agency and any other Approved Investors, conducted with respect to the Seller and/or any of its assets;

   (g)        the occurrence of:

   (i)        any event that, with or without notice or lapse of time or both, would constitute a default under, or permit the acceleration or termination of, any other agreement, instrument or indenture to which the Seller or any of its Subsidiaries is a party or to which any of them or any of their properties or assets may be subject if either (A) the effect of any such default is or if uncured and unwaived after notice, the lapse of time or both, would be to cause, or to permit any other party to such agreement, instrument or indenture (or a trustee on behalf of such a party) to cause, Debt for borrowed money (including, but not limited to, Debt under a repurchase agreement, reverse repurchase agreement, mortgage warehouse line of credit, sale/buy-back agreement or like arrangement) of the Seller or any of its Subsidiaries in excess of $500,000 in the aggregate, and/or other Debt of the Seller or any of its Subsidiaries in excess of $1,000,000 in the aggregate to become or be declared due before its stated maturity or (B) such default, if uncured and unwaived after any relevant notice, the lapse of time or both, could reasonably be expected to result in a material adverse effect on any of the Central Elements in respect of the Seller;

   (ii)        any other action, event or condition of any nature (excluding general economic conditions) that, if unremedied after any relevant notice, lapse of time or both, could reasonably be expected to result in either (A) the Seller’s being in breach of or out of compliance with any provision of Sections 17.12 (Financial Covenants) or (B) a material adverse effect on any of the Central Elements in respect of the Seller; or

   (iii)        any Prohibited Transaction with respect to any Plan, specifying the nature of the Prohibited Transaction and what action the Seller proposes to take with respect to it.

16.9.    Payment of Taxes, Etc. The Seller will, and will cause each of its Subsidiaries to, pay and discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon it or its Subsidiaries or upon their respective income, receipts or properties before they become past due, as well as all lawful claims for labor, materials and supplies or other things that, if unpaid, could reasonably be expected to become (or result in the placement of) a Lien or charge upon any part of such properties; provided that it and its affected Subsidiaries shall not be required to pay taxes, assessments or governmental charges or levies or claims for labor, materials or supplies that are being contested in good faith and by proper proceedings being reasonably and diligently pursued, execution or enforcement of which has been effectively stayed (by the posting of a bond or other security sufficient to achieve that result, or by any other fully effective means), and for which reserves determined to be adequate (in accordance with GAAP in all material respects) have been set aside on its books.

16.10.  Insurance; Fidelity Bond. The Seller will, and will cause each of its Subsidiaries to:

   (a)        maintain liability insurance protecting the Seller and its Subsidiaries against fire and other hazard insurance on its respective properties from which it conducts its business, with responsible insurance companies, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity. Copies of such policies shall be furnished to the Agent without charge upon the Agent’s request made from time to time; and

   (b)        obtain and maintain at its own expense and keep in full force and effect a blanket fidelity bond and an errors and omissions insurance policy covering the Seller’s officers and employees and other persons acting on behalf of the Seller. The amount of coverage shall be at least equal to the coverage that would be required by Fannie Mae or Freddie Mac, whichever is greater, with respect to the Seller if the Seller were servicing and administering the Mortgage Loans for Fannie Mae or Freddie Mac. In the event that any such bond or policy ceases to be in effect, the Seller shall obtain a comparable replacement bond or policy, as the case may be, meeting the requirements of this Section 16.10(b). Coverage of the Seller under any policy or bond obtained by an Affiliate of the Seller and providing the coverage required by this Section 16.10(b) shall satisfy the requirements of this Section 16.10(b). Upon the request of the Agent, the Seller shall cause to be delivered to the Buyer evidence of such fidelity bond and insurance policies.

16.11.  [Reserved.]

16.12.  Subordination of Certain Indebtedness. The Seller will cause any and all debt and obligations of the Seller to any Affiliate or any member, manager, stockholder, director or officer of the Seller or any Affiliate in excess of One Million Dollars ($1,000,000) (excluding (x) debt for directors’ or officers’ salary, bonuses, directors’ fees or other compensation for service, (y) any mortgage warehouse loans from or repurchase transactions with Parent permitted pursuant to Section 17.2(c) and (z) obligations to remit loan proceeds to Parent or its Affiliates arising out of a sale of homes by Parent or such Affiliate financed by the Seller) to be Qualified Subordinated Debt by the execution and delivery by such Affiliate or member, manager, stockholder, director or officer, as applicable, to the Agent of a Subordination Agreement and the taking of all other steps (if any) required to cause such Debt to be Qualified Subordinated Debt and deliver to the Agent an executed copy of that Subordination Agreement, certified by the corporate secretary or assistant secretary of the Seller to be true and complete and in full force and effect, as to all such present and future debts and obligations of the Seller.

16.13.  Certain Debt to Remain Unsecured. The Seller will cause any and all obligations of the Seller to any shareholder, officer or Affiliate of the Seller, whether such debt exists as of the Effective Date or is incurred in the future, to remain at all times unsecured.

16.14.  Promptly Correct Escrow Imbalances. By no later than seven (7) Business Days after learning (from any source) of any material imbalance in any escrow account(s) maintained by the Seller (or any subservicer for it), the Seller will fully and completely correct and eliminate such imbalance.

16.15.  MERS Covenants. The Seller will:

   (a)        be a “Member” (as defined in the MERS Agreements) of MERSCORP;

   (b)        maintain the Electronic Tracking Agreement in full force and effect and timely perform all of its obligations thereunder;

   (c)        provide the Agent with copies of any new MERS Agreement or any amendment, supplement or other modification of any MERS Agreement (other than the Electronic Tracking Agreement);

   (d)        not amend, terminate or revoke, or enter into any agreement that is inconsistent with or contradicts any provision of the Electronic Tracking Agreement;

   (e)        identify to the Agent each Purchased Loan that is registered in the MERS System, at the earlier of the time it is so registered or the time it is purchased or deemed purchased hereunder, as so registered;

   (f)        at the request of the Agent, take such actions as may be requested by the Agent to:

   (i)        transfer beneficial ownership of any Purchased Loan to the Agent on behalf of the Buyers on the MERS System; or

   (ii)        de-register or re-register any Purchased Loan on, or withdraw any Purchased Loan from, the MERS System;

   (g)        provide the Agent with copies of any or all of the following reports with respect to the Purchased Loans registered on the MERS System at the request of the Agent:

   (i)        Change Notification Report (VB);

   (ii)        MIN Milestones Report (VA); and

   (iii)        such other reports as the Agent may reasonably request to verify the status of any Purchased Loan on the MERS System;

   (h)        notify the Agent of any withdrawal or deemed withdrawal of the Seller’s membership in the MERS System or any deregistration of any Purchased Loan previously registered on the MERS System; and

   (i)        obtain the prior written consent of the Agent before entering into an electronic tracking agreement (other than the Electronic Tracking Agreement) with any other Person.

16.16.  Special Affirmative Covenants Concerning Purchased Loans.

   (a)        Until both (i) all of the Purchased Loans shall have been repurchased by the Seller and (ii) the Buyers have no obligation to purchase any additional Mortgage Loans hereunder or provide any other financial accommodations to the Seller under or otherwise in respect of this Agreement, the Seller warrants and will defend the right, title and interest of the Buyers and the Agent in and to the Purchased Loans against the claims and demands of all persons whomsoever.

   (b)        The Seller shall maintain, at its principal office or in a regional office reasonably approved by the Agent, or in the office of a computer service bureau engaged by the Seller and reasonably approved by the Agent, and upon request shall make available to the Agent and the Custodian the originals of all Loan Papers and related instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to the Purchased Loans that are held by or under the direction or control of the Seller or any of its Affiliates and that have not already been provided to the Agent or the Custodian.

   (c)        The Seller shall ensure that, if a Mortgage Loan that is to be funded and sold to the Buyers as a Wet Loan does not close on the proposed Purchase Date, all amounts remitted by the Agent for the payment of the Purchase Price shall be returned promptly within two (2) Business Days to the Agent for the benefit of the Buyers and if such funds are not so returned, the Seller shall pay promptly within two (2) Business Days a like amount to the Agent for the benefit of the Buyers plus any accrued Price Differential. The Seller acknowledges that until such time as the Mortgage Loan is deemed to have been sold to the Buyers, the Seller has no interest in, nor any claim to such amounts and shall, if it receives such amounts, hold such amounts in trust for the Buyers and shall promptly remit such funds to the Agent for disbursement to the Buyers.

16.17.  Coordination with Other Lenders/Repo Purchasers and Their Custodians. The Seller will provide to the Agent the current name, address and contact information concerning each of the Seller’s other mortgage warehouse credit and repurchase facilities, will update such information provided to the Agent as changes to the facilities or such name, address or contact information occurs, and will cooperate and assist the Agent in exchanging information with such others (and their document custodians or trustees) to prevent conflicting claims to and interests in Purchased Loans between or among repurchase facilities counterparties or lenders, and promptly correct such conflicting claims as may arise from time to time. The Seller will execute and deliver to the Agent any intercreditor agreement the Agent may require pursuant to Section 17.8.

17        Negative Covenants.

The Seller agrees that, until all of Seller’s Obligations (other than contingent reimbursement or indemnification obligations as to which no claim has been asserted) have been paid or performed in full, all Purchased Loans have been repurchased and the Agent and the Buyers have no further Commitments or other obligations under this Agreement or the other Repurchase Documents, the Seller shall not, and shall not permit any Subsidiary to, either directly or indirectly, do any of the following, without the prior written consent of the Required Buyers:

17.1.    No Merger. Merge or consolidate with or into any Person except that the Seller may merge with or into CTX Mortgage (“Merger”), so long as (a) no Default or Event of Default has occurred and is continuing at the time of the Merger or would result from the Merger, and (b) Agent shall have received (i) true, complete and correct copies of the signed merger agreement in form and substance reasonably satisfactory to Agent, (ii) true, complete and correct copies of all other documents relating to the Merger, including without limitation certified copies of all corporate action taken by the Seller and CTX Mortgage to authorize the consummation of the Merger and certified copies of the post-merger corporate documents and other papers of the merged entity, and (iii) any and all certificates, opinions of counsel and other documents or instruments as Agent may reasonably require to confirm the continuing obligations of the merged company as the Seller under this Agreement.

17.2.    Limitation on Debt and Contingent Indebtedness. At no time shall the Seller or any Subsidiary incur, create, contract, assume, have outstanding, guarantee or otherwise be or become, directly or indirectly, liable in respect of any Debt or Contingent Indebtedness except:

   (a)        the Obligations;

   (b)        trade debt (including, without limitation, trade debt for services provided by an Affiliate), equipment leases, loans for the purchase of equipment used in the ordinary course of the Seller’s business and other accounts payable and accruals arising in the ordinary course of the Seller’s business and indebtedness for taxes and assessments not yet due and payable owed in the ordinary course of business;

   (c)        Debt under a mortgage warehousing facility, mortgage repurchase facility or off-balance sheet indebtedness under another financing arrangement, including such Debt owed to Parent, so long as no Default or Event of Default exists or would result from the incurrence of such Debt;

   (d)        liabilities to its Affiliates (including without limitation obligations to remit loan proceeds to the Parent or its Affiliates arising out of a sale of homes by Parent or such Affiliate financed by the Seller) incurred in the ordinary course of business as currently conducted; and

   (e)        Debt in respect of any exchange traded or over the counter derivative transaction or any Hedge Agreement entered into in the ordinary course of business and not for speculative purposes.

17.3.    Business. The Seller shall not, directly or indirectly, engage in any businesses that differ materially from those currently engaged in by the Seller or any other businesses customarily engaged in by other Persons in the mortgage banking business.

17.4.    Liquidations, Dispositions of Substantial Assets. Except as expressly provided below in this Section 17.4, neither the Seller nor any Subsidiary shall dissolve or liquidate or sell, transfer, lease or otherwise dispose of any material portion of its property or assets or business. Except as provided herein for the Purchased Loans, the Seller and the Subsidiaries may sell other Mortgage Loans and the right to service such other Mortgage Loans in the ordinary course of their business pursuant to other repurchase facilities or mortgage warehousing facilities allowed hereunder, any Subsidiary may sell its property, assets or business to the Seller or another Subsidiary, and any Subsidiary may liquidate or dissolve if at the time thereof and immediately thereafter, the Seller and the Subsidiaries are in compliance with all covenants set forth in the Repurchase Documents and no Default or Event of Default shall have occurred and be continuing.

17.5.    Loans, Advances, and Investments. Neither the Seller nor any Subsidiary shall make any loan (other than Mortgage Loans), advance, or capital contribution to, or investment in (including any investment in any Subsidiary, joint venture or partnership), or purchase or otherwise acquire any of the capital stock, securities, ownership interests, or evidences of indebtedness of, any Person (collectively, “Investment”), or otherwise acquire any interest in, or control of, another Person, except for the following:

   (a)        Cash Equivalents;

   (b)        Any acquisition of securities or evidences of indebtedness of others when acquired by the Seller in settlement of accounts receivable or other debts arising in the ordinary course of its business, so long as the aggregate amount of any such securities or evidences of indebtedness is not material to the business or condition (financial or otherwise) of the Seller;

   (c)        Mortgage Loans acquired in the ordinary course of the Seller’s business;

(d)        Investment in any existing Subsidiary; provided that at the time any such investment is made and immediately thereafter, the Seller and the Subsidiaries are in compliance with all covenants set forth in the Repurchase Documents and no Default or Event of Default shall have occurred and be continuing;

(e)        Investments in Affiliates incurred in the ordinary course of business as currently conducted;

(f)        Investments in Subsidiaries acquired by Parent or the Seller as a result of the Merger or the Parent’s merger with Centex Corporation, provided that at the time any such investment is made and immediately thereafter, the Seller and such Subsidiaries are in compliance with all covenants set forth in the Repurchase Documents and no Default or Event of Default exists or would result therefrom; and

(g)        Investments arising in connection with the Hedge Agreements entered into in the ordinary course of business and not for speculative purposes.

17.6.    Use of Proceeds. The Seller shall not, directly or indirectly, use any of the proceeds of the Transactions for the purpose, whether immediate, incidental or ultimate, of buying any “margin stock” or of maintaining, reducing or retiring any Debt or Contingent Indebtedness originally incurred to purchase a stock that is currently any “margin stock”, or for any other purpose that might constitute this transaction a “purpose credit”, in each case within the meaning of Regulation U or otherwise take or permit to be taken any action that would involve a violation of Regulation U, Regulation T or Regulation X.

17.7.    Transactions with Affiliates. The Seller shall not enter into any transactions including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transactions are otherwise permitted under this Agreement (including, without limitation, the transactions permitted under Section 17.2 or Section 17.5) and are in the ordinary course of the Seller’s business.

17.8.    Liens. The Seller shall not grant, create, incur, assume, permit or suffer to exist any Lien upon any of its Mortgage Loans or any other property related thereto, including but not limited to the related Mortgage Notes and the Mortgages securing such Mortgage Notes and the proceeds of such Mortgage Notes, including without limitation, any of the Collateral under Section 10, other than (a) Liens granted to the Agent for the benefit of the Buyers under this Agreement and (b) except with respect to any Collateral, Liens under warehouse or repurchase facilities permitted under Section 17.2(c).

17.9.    ERISA Plans. Neither the Seller nor any Subsidiary shall adopt or agree to maintain or contribute to an ERISA Plan. The Seller shall promptly notify the Agent and each Buyer in writing in the event an ERISA Affiliate adopts an ERISA Plan.

17.10.  Change of Principal Office. The Seller shall not move its principal office, executive office or principal place of business from any address set forth in this Agreement, without prior written notice to the Agent and each Buyer.

17.11.  Distributions. The Seller shall make no payment of dividends or distributions to its shareholders if either before or after giving effect thereto a Default or an Event of Default exists or shall be caused thereby.

17.12.  Financial Covenants.

(a)    Adjusted Tangible Net Worth. At all times, the Seller’s Adjusted Tangible Net Worth shall not be less than $52,800,000.

(b)    Adjusted Tangible Net Worth Ratio. At all times, the ratio of (i) Total Liabilities plus off-balance sheet liabilities (including but not limited to recourse servicing, recourse sale and other recourse obligations, guaranty, indemnity and mortgage loan repurchase obligations) to (ii) the Adjusted Tangible Net Worth shall not be more than 10.0 to 1.0.

(c)    Liquidity. The Seller’s Liquidity shall at all times be no less than $15,000,000.

(d)    Net Income. As of the last day of each quarter, commencing with the quarter ending June 30, 2009, the Seller’s Net Income for the Applicable Measuring Period then ended, shall not be less than $1.

(e)    Seller Cure Right. If Seller fails to comply with Section 17.12(d) of this Agreement for any fiscal quarter, then, until the expiration of the period (the “Cure Period”) commencing on the last day of any quarter and ending on the date occurring on the thirtieth (30th) day (the “Cure Date”) subsequent to the earlier of (x) the date that the compliance certificate for such fiscal quarter is required to be delivered pursuant to Section 16.4(a) hereof and (y) the date that such compliance certificate for such fiscal quarter is actually delivered to the Agent, it shall not be deemed to be a Default or Event of Default hereunder if the Seller provides notice (the “Cure Notice”) to the Agent on a date (the “Cure Notification Date”) occurring within three (3) Business Days of the earlier of the dates described in clauses (x) and (y) above (the “Cure Notification Period”) that it intends to exercise the its cure right under this Section 17.12(e) (the “Cure Right) and the Seller receives from the Parent an amount not less than the difference between the actual amount of the Seller’s Net Income for such quarter and the amount of Net Income the Seller was required to have for such quarter under Section 17.12(d), plus $1.00 (“Contribution Amount”) on or prior to the Cure Date; provided, that the Borrower may exercise the Cure Right only one time during the life of this Agreement. For purposes of any Applicable Measuring Period in which a quarter occurs as to which the Seller exercised a cure right under this clause (e), the Contribution Amount shall be reflected in the determination of the Seller’s Net Income for such quarter. Notwithstanding anything in this Agreement to the contrary, any noncompliance with Section 17.12(d) of this Agreement shall not constitute a Default or an Event of Default until the earlier of (A) the day after the Cure Notification Date, if no Cure Notification has been delivered within the Cure Notification Period, and (B) the Cure Date, if the Contribution Amount has not been applied on or prior to the Cure Date as described above; provided further that during the Cure Notification Period, and during the Cure Period if a Cure Notice has been delivered within the Cure Notification Period, the Seller shall not be permitted request any Transactions.

17.13.    Limitations on Payments of Certain Debt. Make any prepayment, repurchase, redemption, defeasance or any other payment in respect of any Debt of the Seller owing to any members and managers of the Seller and all Affiliates of the Seller, including Parent (except with respect to (i) any mortgage warehouse loans from or repurchase transactions with Parent permitted pursuant to Section 17.2(c) and (ii) obligations to remit loan proceeds to Parent or its Affiliates arising out of a sale of homes by Parent or such Affiliate financed by the Seller), to whom or which the Seller is indebted as of the date of this Agreement in excess of One Million Dollars ($1,000,000), either for borrowed money or for any other obligation, excluding salary, bonus or other compensation obligations, if, at the time of such prepayment, repurchase, redemption, defeasance or any other payment a Default or Event of Default exists or would result from such payment, except to the extent permitted under the terms of any applicable Subordination Agreement, or, if no Subordination Agreement exists, if permitted by the Required Buyers.

17.14.    No Changes in Accounting Practices or Fiscal Year. The Seller shall not make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change its fiscal year.

18         Events of Default; Event of Termination.

18.1.    Events of Default. The following events shall constitute events of default (each an “Event of Default”) hereunder:

(a)        The Seller shall default in the payment of (i) the Repurchase Price for any Purchased Loans on the applicable Repurchase Date, (ii) any Price Differential, Facility Fees or Agent’s Fees when due and fail to cure such default within one (1) Business Day, (iii) any amount required to be paid or transferred or paid to eliminate any Margin Deficit within the time period specified in Section 6.2 or (iv) any other Obligation, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise, and the Seller fails to pay any such other Obligation within three (3) Business Days of the due date therefor.

(b)        An Event of Insolvency occurs with respect to (i) the Parent, (ii) the Seller or (iii) a Subsidiary, but only if the Event of Insolvency as to such Subsidiary causes a material adverse effect on the Central Elements of the Seller.

(c)        Any representation or warranty made by the Seller under any Repurchase Document shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated, provided that, notwithstanding the foregoing, solely with respect to a breach of the representations or warranties in Section 15.3 hereunder which was not willful or fraudulent, such breach shall not constitute a Default or Event of Default hereunder if such breach does not result in a Margin Deficit under Section 6 hereof, or if such breach does result in a Margin Deficit under Section 6 hereof, Seller performs its obligations under Section 6 hereof with respect to the resulting Margin Call in accordance with the provisions thereof.

(d)      Any covenant contained in Sections 16.1, 16.2, 16.3, 16.4, 16.8, 16.9, 16.11, 16.14, 16.15, 16.16 or 17 (except for the covenants contained in Sections 17.10 and 17.14) shall have been breached.

(e)      Any covenant contained in Sections 16, 17.10 or 17.14 (except for the covenant contained in Sections 16.1, 16.2, 16.3, 16.4, 16.8, 16.9, 16.11, 16.14, 16.15, 16.16) shall have been breached or any other covenant or agreement contained in any Repurchase Document is breached, and in each case, such breach is not cured within thirty (30) calendar days of the earlier of the Seller’s knowledge of such breach or the Seller’s receipt of notice of such breach from any source.

(f)      Failure of the Seller or any of its Subsidiaries to pay any other Debt when due, or any default in the payment when due of any principal or interest on any other Debt or in the payment when due of any contingent obligation (other than nonrecourse MBS Debt of any Affiliate formed for the purpose of issuing such Debt), or any breach or default with respect to any other material term of any other debt or of any promissory note, bond, loan agreement, reimbursement agreement, mortgage, indenture, repurchase agreement or financing agreement or other agreement relating thereto, if the effect of any such failure, default, breach or event referred to in this Section 18.1(f) is to cause, or to permit, with or without the giving of notice or lapse of time or both, the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, (i) Debt for borrowed money (including, but not limited to, Debt under a repurchase agreement, reverse repurchase agreement, mortgage warehouse line of credit, sale/buy-back agreement or like arrangement) of the Seller or any of its Subsidiaries in the aggregate amount of Five Hundred Thousand Dollars ($500,000) or more to become or be declared due before its stated maturity or (ii) any other Debt of the Seller or any of its Subsidiaries in the aggregate amount of One Million Dollars ($1,000,000) or more to become or be declared due before its stated maturity.

(g)      A Change of Control shall occur.

(h)      A material adverse change shall occur in any of the Central Elements relative to the Seller.

(i)      The Seller shall repudiate or purport to disavow its obligations under any of the Repurchase Documents or shall contest their validity or enforceability.

(j)      This Agreement shall cease to be in full force and effect or its enforceability is disputed or challenged by the Seller.

(k)      The Seller shall take or omit to take any action (i) that would result in the suspension or loss of any of its statuses, once achieved or any of such statuses of any of its subservicers, if any, of any Ginnie Mae, Fannie Mae or Freddie Mac Mortgage Loans pools for which the Seller is Servicer as an FHA- and VA-approved lender and mortgagee and a Ginnie Mae-, Fannie Mae- and Freddie Mac-approved issuer and servicer, or (ii) after which the Seller or any such relevant subservicer would no longer be in good standing as such, or (iii) after which the Seller or any such relevant subservicer would no longer currently satisfy all applicable Ginnie Mae, Fannie Mae and Freddie Mac net worth requirements, if both (A) all of the material effects of such act or omission shall have not been cured by the Seller or waived by the relevant Person (Ginnie Mae, Fannie Mae or Freddie Mac) before termination of such status and (B) it could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller.

(l)      Any money judgment, writ or warrant of attachment, or similar process involving in any case an amount in excess of Five Hundred Thousand Dollars ($500,000) (in excess of relevant insurance coverage reasonably satisfactory to the Agent in its discretion) shall be entered or filed against the Seller or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days before the date of any proposed sale thereunder (unless, in respect of any such case, the judgment debtor or the subject of the writ or warrant of attachment or similar process is one of the Seller’s Subsidiaries or such Subsidiary’s property, and such order, case commencement, consent, assignment, inability or failure or admission could not reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries).

(m)      The Seller shall have failed to comply in any material respect with its obligations under the Custody Agreement; provided, that in the case of any such failure affecting particular Purchase Loans, such failure shall not constitute an Event of Default if, after determining the Purchase Value of the Purchased Loans without taking into account the Purchased Loans with respect to which the failure occurred, no other Event of Default shall have occurred and be continuing.

(n)      The Seller, as Servicer, shall fail to service the Purchased Loans in conformance in all material respects with Accepted Servicing Practices.

(o)      Any audited financial statement of the Parent or the Seller is issued subject to any “going concern” or like qualification or exception.

(p)      The Parent shall have received a notice of an event of default or a notice of the exercise of an enforcement action from an agent or a lender under the Third Amended and Restated Credit Agreement dated June 20, 2007 by and among Parent, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent and the lenders from time to time parties thereto, as amended, restated, supplemented or otherwise modified from time to time, and any refinancing, renewal, refunding or extension thereof, and/or in the event of the commencement of enforcement actions thereunder.

18.2.    Transaction Termination. If an Event of Default shall have occurred and be continuing, then, at the option of the Agent (which option shall be deemed to have been exercised, even if no notice has been given, upon the occurrence of an Event of Default under Section 18.1(b)), the Agent may, or at the direction of the Required Buyers shall, declare the Repurchase Date for any or all Transactions hereunder to be deemed immediately to occur.

18.3.    Termination by the Agent. If the Agent has exercised or is deemed to have exercised the option to terminate any Transactions pursuant to Section 18.2, (a) the Seller’s obligations hereunder to repurchase all Purchased Loans in such Transactions shall thereupon become immediately due and payable, (b) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily multiplication of (i) the greater of the Pricing Rate for such Transaction and the Default Pricing Rate by (ii) the Purchase Price for such Transaction as of the Repurchase Date as declared by Agent pursuant to Section 18.2 (decreased as of any day by (A) any amounts retained by the Buyers with respect to such Purchase Price pursuant to clause (c) of this Section 18.3, (B) any proceeds from the sale of Purchased Loans pursuant to clause (a) of Section 18.4, and (C) any amounts credited to the account of the Seller pursuant to clause (b) of Section 18.4) on a three hundred sixty (360) day per year basis for the actual number of days during the period from and including the date of the Event of Default giving rise to such option to but excluding the date of payment of the Repurchase Price as so increased, (c) all Income paid after such exercise or deemed exercise shall be payable to and retained by the Agent and applied to the aggregate unpaid Repurchase Prices owed by the Seller and (d) the Seller shall immediately deliver or cause the Custodian to deliver to the Agent any documents relating to Purchased Loans subject to such Transactions then in the Custodian’s, the Seller’s, its Servicer’s or its subservicer’s possession.

18.4.    Remedies. Upon the occurrence and during the continuance of an Event of Default, the Agent, without prior notice to the Seller, may (and, at the direction of the Required Buyers, shall) (a) immediately sell, in a recognized market at such price or prices as the Agent may deem satisfactory, any or all Purchased Loans subject to such Transactions on a servicing released or servicing retained basis and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder, (b) in lieu of selling all or a portion of such Purchased Loans, give the Seller credit for such Purchased Loans in an amount equal to the Market Value therefor on such date against the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder, (c) terminate and replace the Seller as Servicer (or any other Servicer or Subservicer) at the cost and expense of the Seller, (d) exercise its rights under Section 8 regarding the Income Account and Escrow Account, (e) by notice to the Seller, declare the Termination Date to have occurred, except that in the case of any event described in Section 18.1(a), the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event, and (f) deliver a “Notice of Default” (as defined in the Electronic Tracking Agreement) to MERS and the Electronic Agent. The proceeds of any disposition in clause (a) or (b) above shall be applied first to the reasonable out-of-pocket costs and expenses incurred by the Agent to the extent reimbursable by the Seller hereunder; second to the reasonable out-of-pocket costs and expenses incurred by the Buyers in connection with or as a result of an Event of Default (including legal fees, consulting fees, accounting fees, file transfer fees, inventory fees and costs and expenses incurred in respect of a transfer of the servicing of the Purchased Loans and costs and expenses of disposition of such Purchased Loans); third to the aggregate Price Differential owed hereunder; fourth to the remaining aggregate Repurchase Prices owed hereunder; fifth to any other accrued and unpaid Obligations (other than in respect of any Hedge Agreements or Products) of the Seller hereunder and under the other Repurchase Documents; sixth to any Servicer or Subservicer (other than the Seller) for payment of any servicing fees due and payable as of such date; seventh to the net obligations of the Seller under any Hedge Agreements related to the Purchased Loans; eighth to the obligations of the Seller under any Products; and ninth any remaining proceeds to the Seller.

18.5.      Liability for Expenses and Damages. The Seller shall be liable to the Buyers for (a) the amount of all reasonable out-of-pocket legal or other expenses incurred by the Buyers in connection with or as a result of an Event of Default, including such legal and other expenses of in-house or outside counsel, (b) damages in an amount equal to the reasonable out-of-pocket cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default and (c) any other reasonable loss, damage, out-of-pocket cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a defaulting party.

18.6.      Liability for Interest. To the extent permitted by applicable law, the Seller shall be liable to the Buyers for interest on any amounts owing by the Seller hereunder, from the date the Seller becomes liable for such amounts hereunder until such amounts are (a) paid in full by the Seller or (b) satisfied in full by the exercise of the Buyers’ rights hereunder. Interest on any sum payable by the Seller under this Section 18.6 shall be at a rate equal to the greater of the Pricing Rate for the relevant Transaction or the Prime Referenced Rate.

18.7.      Other Rights. In addition to its rights hereunder, the Buyers shall have any rights otherwise available to them under any other agreement or applicable law.

18.8.      Seller’s Repurchase Rights. For avoidance of doubt, subject to the terms and conditions of this Agreement, the Seller may repurchase Purchased Loans, on a servicing released basis, and resell such Purchased Loans; provided that upon the occurrence and during the continuance of an Event of Default, the Seller may repurchase Purchased Loans by payment of the Repurchase Price therefor only upon approval of the Agent in its discretion exercised in accordance with the provisions of Section 22.

18.9.      Sale of Purchased Loans. The parties acknowledge and agree that (a) the Purchased Loans subject to any Transaction hereunder are instruments traded in a recognized market, (b) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Loans, the Agent may establish the source therefor, (c) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Loans) and (d) in soliciting price, bid and offer quotations for any Purchased Loan, it is reasonable for the Agent to use only the information provided by the Seller pursuant to Section 16.4(d). The parties further recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid at such time. In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the underlying Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, the Agent may elect the time and manner of liquidating any Purchased Loan and nothing contained herein shall obligate the Agent to liquidate any Purchased Loan on the occurrence of an Event of Default or to liquidate all Purchased Loans in the same manner or on the same Business Day and no such exercise of any right or remedy shall constitute a waiver of any other right or remedy of the Agent or the Buyers.

19        Servicing of the Purchased Loans.

19.1.    Servicing Released Basis. Consistent with the Buyers’ purchase of the Purchased Loans on a servicing-released basis, the Seller shall have no ownership right whatsoever as to any of the Purchased Loans or the servicing rights related thereto, unless and until such Purchased Loans are repurchased by the Seller. Rather, the Seller shall have only servicing responsibilities with respect to the Purchased Loans that are subject to termination in accordance with Section 19.7. The Seller and the Buyers hereby acknowledge and agree that the provisions contained in this Section 19 are intended to be for the benefit of the Buyers and are an essential part of this Agreement, and that the nature and purpose of the purchase and sale obligations and the servicing obligations hereunder are interrelated. The Seller acknowledges that if an Event of Default has occurred and is continuing, the Agent for the benefit of the Buyers may, upon written notice to the Seller, without payment of any termination fee or other amount to the Seller, sell any or all of the Purchased Loans on a servicing released basis at the cost and expense of the Seller.

19.2.    Servicing and Subservicing. The Seller hereby agrees, for the benefit of the Buyers, to service or contract with Subservicers to service the Purchased Loans in accordance with this Agreement and Accepted Servicing Practices. The Seller’s fees for its duties as Servicer, until terminated under Section 19.7, shall be twenty-five (25) basis points per annum on the unpaid principal balance of each Purchased Loan, payable from Income in accordance with the provisions of Section 8.2. The Servicer shall, and shall cause each Subservicer to, (a) comply with all applicable Federal, State and local laws and regulations in all material respects, (b) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (c) not impair the rights of the Buyers in any Purchased Loans or any payment thereunder. The Agent may terminate the servicing of any Purchased Loan with the then existing Servicer in accordance with Section 19.7. The Seller shall not be entitled to any servicing fee or other compensation in connection with its performance of the servicing responsibilities with respect to the Purchased Loans except to the extent that the Seller is Servicer. Nothing in this Section 19.2 shall be deemed to impair the rights of any Subservicer to fees and other compensation to which it is entitled under the applicable Servicing Agreement.

19.3.    Escrow Payments. The Seller shall cause Servicer and any Subservicers to hold or cause to be held all escrow payments collected by the Seller with respect to any Purchased Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

19.4.    Escrow and Income after Event of Default. After the occurrence and during the continuance of an Event of Default, (a) all funds received on or in connection with a Purchased Loan shall be received and held by the Seller, Servicer and each Subservicer in trust for the benefit of the Agent on behalf of the Buyers as owner of the Purchased Loans, and (b) neither the Seller nor Servicer shall be deemed to have any rights or ownership interest in such funds prior to their being remitted to the Agent on behalf of the Buyers.

19.5.    Servicing Records. The Seller agrees that the Agent, on behalf of the Buyers, is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance or guaranty coverage, insurance or guaranty policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Loans (the “Servicing Records”). The Servicing Records are and shall be held in trust by the Seller, Servicer and each Subservicer for the benefit of the Agent as the owner thereof on behalf of the Buyers. Upon notice from the Agent after the occurrence and during the continuance of an Event of Default, the Seller will cause Servicer and each Subservicer to (a) designate the Buyers as the owner of each Purchased Loan in its collateral tracking system, (b) segregate such Servicing Records from any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of assets that are not Purchased Loans, (c) safeguard such Servicing Records and (d) deliver them promptly to the Agent or its designee (including the Custodian) at the Agent’s request.

19.6.    Subservicer Instruction Letter. The Seller shall, prior to the initial Purchase Date of Purchased Loans serviced by any Subservicer, provide to the Buyers a Subservicer Instruction Letter addressed to and agreed to by such Subservicer of the related Purchased Loans.

19.7.    Termination of Servicing. At any time during the existence of a Default or an Event of Default in the Agent’s sole discretion, the Agent may, and at the direction of the Required Buyers, shall (a) terminate the Seller’s rights as Servicer, and any Subservicer’s rights, if any, and obligations with respect to servicing of the Purchased Loans without payment of any penalty or termination fee (i) immediately with respect to the Seller and (ii) with respect to any Servicer (other than the Seller) or Subservicer, as promptly as possible subject to the terms and conditions of the applicable Servicing Agreement and Subservicer Instruction Letter; provided that any such termination shall be deemed to have occurred automatically upon the occurrence of an Event of Default set forth in Section 18.1(a), (b) require the Seller to enforce its rights and remedies, as agent for and for the benefit of the Buyers in accordance with the Agent’s commercially reasonable instructions, with respect to any Purchased Loans under any Servicing Agreement, and (c) succeed to the rights and remedies of the Seller with respect to any Purchased Loans under any Servicing Agreement to the extent permitted by, and subject to, the terms of such Servicing Agreement (but not the obligations or liabilities of the Seller incurred prior to the date of such succession) and related Subservicer Instruction Letter. Upon any such termination, the Seller shall, and shall cause each Subservicer to, (A) perform the servicing responsibilities with respect to the Purchased Loans in accordance with the terms of this Agreement until the transfer of servicing responsibilities is effectuated and (B) cooperate, at the Seller’s expense, in transferring such servicing responsibilities with respect to the Purchased Loans to a successor Servicer appointed by the Agent in its sole discretion. Upon termination of the Seller as Servicer and without limiting the generality of the foregoing, the Seller shall, in the manner and at such times as the successor servicer or the Agent shall request, (1) promptly transfer all data in the Servicing Records relating to the Purchased Loans to the successor servicer in such electronic format as the successor servicer may reasonably request, (2) promptly transfer to the successor servicer, the Agent or its designee, all other files, records correspondence and documents relating to the Purchased Loans and (3) use commercially reasonable efforts to cooperate and coordinate with the successor servicer and the Agent to comply with any applicable so-called “goodbye” letter requirements or other applicable requirements of the Real Estate Settlement Procedures Act or other applicable legal or regulatory requirement associated with the transfer of the servicing of the Purchased Loans. Servicer acknowledges and agrees that if it fails to cooperate with the Agent or any successor servicer in effecting the termination of the Seller as Servicer of any Purchase Loan or the transfer of all authority to service such Purchased Loan to such successor servicer in accordance with the terms hereof, the Agent and the Buyers will be irreparably harmed and entitled to injunctive relief.

19.8.    Notice from Seller. If the Seller should discover that, for any reason whatsoever, any entity responsible to the Seller by contract for managing or servicing any Purchased Loan has failed to perform in any material respects the Seller’s obligations under the Repurchase Documents or any of the material obligations of such entities with respect to the Purchased Loans, the Seller shall promptly notify the Agent.

19.9.    Seller Remains Liable. Notwithstanding any Servicing Agreement or the provisions of this Agreement relating to agreements or arrangements between the Seller and a Subservicer or reference to actions taken through a Subservicer or otherwise, and unless the Agent has terminated the Seller’s rights pursuant to Section 19.7, the Seller shall remain obligated and primarily liable to the Buyers for servicing and administering of the Purchased Loans in accordance with the provisions hereof without diminution of such obligation or liability by virtue of such Servicing Agreements or arrangements or by virtue of indemnification from a Subservicer and to the same extent and under the same terms and conditions as if the Seller alone were servicing and administering the Purchased Loans. All actions of each Subservicer performed pursuant to the related Servicing Agreement shall be performed as an agent of the Seller with the same force and effect as if performed directly by the Seller and the Buyers shall have no obligations, duties or liabilities with respect to any Subservicer including no obligation, duty or liability of the Buyers to pay any Subservicer’s fees and expenses, provided, however, that each Subservicer may retain any amounts collected by it that it is entitled to retain pursuant to the applicable Servicing Agreement or Subservicer Instruction Letter. The Seller shall be entitled to enter into any agreement with each Subservicer for indemnification of the Seller by the Subservicer and nothing contained in this Repurchase Agreement shall be deemed to limit or modify such indemnification.

19.10.    Backup Servicer. The Agent shall have the right, in its sole discretion, to appoint a Backup Servicer that will (a) serve as a backup servicer of the Purchased Loans until such time as the Agent shall appoint a successor servicer of the Purchased Loans and (b) become the successor servicer of the Purchased Loans at the Agent’s option. In connection with the appointment of a Backup Servicer as provided in the preceding sentence, the Agent may make such arrangements for the compensation of the Backup Servicer out of Income on the Mortgage Loans or otherwise as the Agent and such Backup Servicer shall agree. The Seller shall provide Backup Servicer with such data, files and information, in form, format and content as the Backup Servicer may request, in order to permit the Backup Servicer to service the Mortgage Loans in accordance with Accepted Servicing Practices; all such data, files and information shall be updated by the Seller on a monthly basis as required by the Backup Servicer.

19.11.    Successor Servicer. If the Backup Servicer or any other Person is appointed by the Agent to act as a successor servicer of the Purchased Loans pursuant to the preceding section, the Seller (in its capacity as Servicer hereunder) shall, and shall cause each Subservicer to, subject to such Subservicer’s rights under any applicable Servicing Agreement, and Subservicer Instruction Letter, discharge its servicing duties and responsibilities during the period from the date it acquires knowledge of such transfer of servicing until the effective date thereof with the same degree of diligence and prudence that it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of the successor Servicer. Within five (5) Business Days of the appointment of a successor Servicer of the Purchased Loans, the Seller shall, and shall cause each Subservicer to, prepare, execute and deliver to such successor Servicer any and all documents and other instruments, place in such successor’s possession all Servicing Records, and do or cause to be done all other acts or things necessary or appropriate to effect the transfer of servicing to the successor Servicer, including but not limited to the transfer and endorsement of the Mortgage Notes and related documents, and the preparation and recordation of assignments of Mortgage. The Seller shall (and shall cause each Subservicer to) cooperate with the Agent and the successor Servicer in effecting the transfer of servicing responsibilities to the Backup Servicer, including execution and delivery of servicing transfer notices to Mortgagors, MERS (if applicable), taxing authorities and insurance companies, the transfer to the Backup Servicer for administration by it of all Income with respect to the Purchased Loans that shall at the time be held or received by the Seller or any Subservicer. The Seller shall deliver immediately to the successor Servicer all Purchased Loan documents and related documents and statements held by it or any Subservicer hereunder and the Seller shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor Servicer all such rights, powers, duties, responsibilities, obligations and liabilities of the Seller as servicer of the Purchased Loans.

20        Payment of Expenses; Indemnity.

20.1.  Expenses.

(a)        The Seller shall pay on demand all of the Agent’s reasonable out-of-pocket fees and expenses (including the fees and expenses for legal services of in-house or outside counsel) incurred by the Agent and the Custodian in connection with this Agreement and the Custody Agreement and the Transactions contemplated hereby and thereby, whether or not any Transactions are entered into hereunder, including the reasonable out-of-pocket fees and expenses incurred in connection with (i) the preparation, reproduction and distribution of this Agreement and the Custody Agreement and any opinions of counsel, certificates of officers or other documents contemplated by the aforementioned agreements, (ii) any Transaction under this Agreement, (iii) the administration and syndication of this Agreement and of any Transaction and (iv) any amendments and waivers regarding any of the foregoing. The obligation of the Seller to pay such fees and expenses incurred prior to or in connection with the termination of this Agreement shall survive the termination of this Agreement.

(b)        The Seller shall pay all of the Agent’s and each Buyer’s reasonable out-of-pocket costs and expenses, including attorneys’ fees of in-house or outside counsel, after the occurrence of any Default or Event of Default in connection with the enforcement of this Agreement, the Custody Agreement and the other Repurchase Documents, including in connection with any (i) bankruptcy, (ii) other insolvency proceeding, or (iii) any workout or consultation involving the Buyers’ rights and remedies, the purchase and repurchase of the Purchased Loans and the payment of Price Differential in connection therewith.

(c)        The Seller shall pay, and hold the Agent, the Buyers and any other owners or holders of any of the Obligations harmless from and against, any and all present and future stamp, documentary and other similar taxes with respect to the foregoing matters and save them each harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)        The Seller shall pay all of the Agent’s Fees and any other fees payable by the Seller under this Agreement and the other Repurchase Documents.

20.2.  Indemnity. The Seller shall pay, and indemnify, defend and hold harmless the Agent, the Buyers and any of their respective officers, directors, employees, agents, advisors and Affiliates (the “Indemnified Parties”) from and against, the “Indemnified Liabilities”, which means any and all claims, liabilities, obligations, losses, damages, penalties, judgments, suits, disbursements and reasonable out-of-pocket costs and expenses (including attorneys’ fees and disbursements of in-house or outside counsel) of any kind whatsoever that may be imposed upon, incurred by or asserted against any of the Indemnified Parties in any way relating to or arising out of any of the Repurchase Documents or any of the transactions contemplated thereby or the use of proceeds or proposed use of proceeds thereof, provided that to the extent, if any, that any Indemnified Liabilities are caused by any Indemnified Party’s gross negligence or willful misconduct, the indemnity payable to that Indemnified Party shall be equitably and proportionately reduced, although to the full extent permitted under Applicable Law, such indemnity shall not be reduced on account of such claims, liabilities, etc. to any extent (a) owed, in whole or in part, under any claim or theory of strict liability, or (b) caused or contributed to by any Indemnified Party’s sole or concurrent ordinary negligence that does not amount to gross negligence or willful misconduct, it being the Seller’s intention to hereby indemnify the Indemnified Parties against their own strict liability and their own sole or concurrent ordinary negligence.

21        Single Agreement.

The Buyers, the Agent and the Seller acknowledge that, and have entered into this Agreement and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of the Agent, the Buyers and the Seller agrees (a) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (b) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (c) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

22        Relationships among the Agent and the Buyers.

22.1.  Appointment of Agent. Each Buyer irrevocably appoints and authorizes the Agent to act on behalf of such Buyer or holder under this Agreement and the other Repurchase Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Buyers and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Seller or any other Person.

22.2.  Scope of Agent’s Duties.

(a)        The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Buyer (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Buyer for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Required Buyers (or all of the Buyers for those acts requiring consent of all of the Buyers) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Seller or any Affiliate of the Seller, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by the Seller of its obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation in connection with the making of any Transaction. The Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. The Agent may employ agents and may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Buyers (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(b)        Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Buyers to give any approval or consent, or to make any request, or to take any other action on behalf of the Buyers

(including without limitation the exercise of any right or remedy hereunder or under the other Repurchase Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Required Buyers or the Buyers, as applicable hereunder. Action that may be taken by the Required Buyers, any other specified Percentage of the Buyers or all of the Buyers, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote of the requisite percentages of the Buyers as required hereunder at a meeting (which may be held by telephone conference call), provided that Agent exercises good faith, diligent efforts to give all of the Buyers reasonable advance notice of the meeting, or (ii) pursuant to the written consent of the requisite percentages of the Buyers as required hereunder, provided that all of the Buyers are given reasonable advance notice of the requests for such consent.

(c)        Except as otherwise expressly provided under this Agreement or in any of the other Repurchase Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Repurchase Documents as the Required Buyers or all of the Buyers, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the reasonable judgment of the Agent, such action or omission may expose the Agent to personal liability for which Agent has not been satisfactorily indemnified hereunder or is contrary to this Agreement, any of the Repurchase Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Repurchase Documents, no Buyer (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under this Agreement or any of the other Repurchase Documents.

22.3.  Limitation on Duty to Disclose. Except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Seller or any of its Subsidiaries or Affiliates that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.

22.4.  Authority of Agent to Enforce this Agreement. Each Buyer, subject to the terms and conditions of this Agreement, grants the Agent full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Repurchase Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Buyers allowed in any proceeding relative to the Seller, or its creditors or affecting its properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of this Agreement or the other Repurchase Documents.

22.5.  Agent in its Individual Capacity. Comerica Bank and its Affiliates, successors and assigns shall each have the same rights and powers hereunder as any other Buyer and may exercise or refrain from exercising the same as though such Buyer were not the Agent. Comerica Bank and its Affiliates may (without having to account therefor to any Buyer) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties as if such Buyer were not acting as the Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Buyers.

22.6.    Actions Requiring All Buyers’ Consent. No amendment or waiver of, or any action with respect to, any provision of this Agreement or any of the Repurchase Documents shall in any event be effective unless the same shall be in writing signed by all the Buyers with respect to any amendment or waiver or any action that:

  (a)     Increases the Maximum Aggregate Commitment (it being understood that, for purposes of this Section 22.6(a), the Buyers’ execution of this Agreement evidences such Buyers’ consent to any increase in the Maximum Aggregate Commitment in accordance with the provisions of Section 2.3 hereof) or increases any Buyer’s Commitment.

  (b)     Agrees to any reduction in any Pricing Rate, Repurchase Price or fee provisions of this Agreement, excluding the provisions relating to the Agent’s Fee and other fees owing to the Agent only.

  (c)     Acknowledges termination of the Buyers’ ownership interest in the Purchased Loans or releases all or a material portion of the Liens held under the Repurchase Documents other than in accordance with the Repurchase Documents.

  (d)     Changes any Buyer’s Pro Rata share of ownership of the Purchased Loans other than in accordance with the express provisions of the Repurchase Documents.

  (e)     Agrees to any change in the nature of the Buyers’ respective Commitments from several to joint, in whole or in part.

  (f)      Agrees to any change to the definition of “Required Buyers” or to any provisions of this Agreement or any of the other Repurchase Documents that requires the consent, approval or satisfaction of all of the Buyers or each of the Buyers.

  (g)     Extends the Termination Date or the due date of any required payment other than in accordance with the express provisions of the Repurchase Documents.

  (h)     Agrees to any change in this Section 22.6.

  (i)      Agrees to any change in the Buyer’s Margin Percentage rates.

  (j)      Releases the Seller from any of its obligations other than in accordance with the express conditions of the Repurchase Documents.

  (k)     Modifies the sharing provisions of Section 22.10.

  (l)      Modifies Schedule EL.

In the event of any conflict between the provisions of this Section 22.6 and any other provisions of this Agreement or the other Repurchase Documents, this Section 22.6 shall govern.

22.7.    Actions Requiring Required Buyers’ Consent. All amendments hereto, waivers or actions taken hereunder that are not described in Section 6 and Section 22.8 require the written consent or ratification of the Required Buyers except for actions that are specifically reserved to the Agent under Sections 6.1 and 6.6 or elsewhere in this Agreement or the other Repurchase Documents; provided that no amendments, waivers or actions taken hereunder that relate to the rights or obligations of the Agent shall be effective without the prior written consent of the Agent. The Agent will, at the direction of the Required Buyers, take any enforcement action or exercise any remedies under this Agreement and the Repurchase Documents that arise after the occurrence of an Event of Default.

22.8.    Agent’s Discretionary Actions. Subject to the limitations of Sections 22.6 and 22.7, in its capacity as Agent and without seeking or obtaining the consent of any of the other Buyers (although it may elect to obtain such consent before acting it if deems that desirable), the Agent may:

  (a)      agree or consent to any change in the aggregate not involving more than One Million Five Hundred Dollars ($1,500,000) of the Purchased Loans at any time in the handling of the Purchased Loans and that in the Agent’s reasonable judgment is unlikely to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries (for purposes of clarity, this allows the Agent to temporarily suspend the effects of one or more of the sublimits set forth in Section 4.2(b) or 4.2(c) or one or more Disqualifiers for Purchased Loans, if the Agent in its sole and absolute discretion determines that such Disqualifier may be resolved or corrected and to allow funding of a Wet Loan one Business Day after the advance of funds for the purchase of such Wet Loan, in each case within the limitation set forth in this Section (a));

  (b)      reconvey, or exchange, in whole or in part, any Purchased Loans that are required to be reconveyed, or exchanged in accordance with the Repurchase Documents;

  (c)      approve any new Approved Investor proposed by the Seller (and the Agent will promptly provide to any Buyer that requests it a current list of Approved Investors); and

  (d)      do or perform any act or thing that, in the Agent’s reasonable judgment, is necessary or appropriate to enable the Agent to properly discharge and perform its duties under this Agreement or the Custody Agreement, or that in its reasonable judgment is necessary or appropriate to preserve or protect the validity, integrity or enforceability of the Purchased Loans and/or the Repurchase Documents, the Buyers’ Pro Rata undivided ownership interests in and to the Purchased Loans, the Lien created by this Agreement and its priority, or any of the Central Elements in respect of the Seller or any of its Subsidiaries, or to preserve and protect the interest of the Buyers in any of the foregoing.

22.9.    Buyers’ Cooperation. The Buyers agree to cooperate among themselves and with the Agent and from time to time upon the Agent’s request, to execute and deliver such papers as may be reasonably necessary to enable the Agent, in its capacity as Agent, to effectively administer this Agreement and the other Repurchase Documents, the Purchased Loans and each Buyer’s Pro Rata undivided ownership interest in the Purchased Loans in the manner contemplated by this Agreement.

22.10.  Buyers’ Sharing Arrangement.

   (a)      Each of the Buyers agrees that if it should receive any amount (whether by voluntary payment, realization upon security, the exercise of the right of set-off, or otherwise) that is applicable to the payment of Repurchase Price, Margin Deficit, Pricing Differential or any fees, that with respect to the related sum or sums received (or receivable) by the other Buyers is in greater proportion than that Buyer’s Pro Rata ownership of the Purchased Loans, then such Buyer receiving such excess amount shall purchase from the other Buyers a participation interest in the Purchased Loans in such amount as shall result in Pro Rata participation and ownership by all of the Buyers in such excess amount; provided that if all or any portion of such excess amount is thereafter recovered from such Buyer, such purchase shall be rescinded and the purchase price restored to the extent of such recovery; and provided further that the provisions of this Section 22.10 shall not apply to the Agent’s Fee under this Agreement or to any fees that the Custodian or any successor custodian might be paid pursuant to the Custody Agreement.

   (b)      To the extent that the Seller fails to pay any amount required to be paid to the Agent under Section 20, each Buyer severally agrees to pay to the Agent such Buyer's Funding Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such.

22.11.  Buyers’ Acknowledgment.

  (a)      Each Buyer other than Comerica Bank hereby acknowledges that Comerica Bank has made no representations or warranties with respect to any Purchased Loan other than as expressly set forth in this Agreement and that Comerica Bank shall have no responsibility (in its capacity as a Buyer, the Agent, or any other capacity or role) for:

(i)      the marketability or collectibility of the Purchased Loans;

(ii)      the genuineness, validity, likelihood of performance as and when due or enforceability of any Investor Commitment or the solvency or performance record of any Approved Investor;

(iii)     the validity, enforceability or any legal effect of any of the Repurchase Documents, any Loan Papers or any insurance, bond or similar device purportedly protecting any obligation to the Buyers or any Purchased Loans; or

(iv)     the financial condition of the Seller or any of its Subsidiaries or Affiliates, the status, health or viability of any industry in which any of them is involved, the prospects for repurchase of the Purchased Loans, the genuineness, validity or enforceability of any warehousing facility or repurchase agreement between the Seller and any other lender or repurchase agreement counterparty, the value of any Purchased Loans, the effectiveness of any of the provisions of the Repurchase Documents (including the financial covenants, tests and hedging requirements) or any aspect of their implementation or administration at any time to reduce or control risks of any type, to produce returns, profits, yields or spreads or to reduce or control losses or the accuracy of any information supplied by or to be supplied in connection with any of the Seller or any of its Subsidiaries or Affiliates, or otherwise with respect to this Agreement, any Purchased Loans or any source of equity or other financing for any of the Seller, any of its Affiliates or any other warehouse lender or repurchase agreement counterparty.

(b)          Each Buyer acknowledges that it has, independently of Agent and each other Buyer and based on the financial statements of Borrower and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Buyer also acknowledges that it will, independently of Agent and each other Buyer and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, any Repurchase Document or any other document executed pursuant hereto.

22.12.     Agent Market Value Determinations. The parties hereto agree and acknowledge that, in determining the Market Value of the Purchased Loans, the Agent (a) shall determine Market Value as a third party service provider, in accordance with standards customarily applicable in the financial industry to third party service providers providing values on comparable assets to be used in connection with the financing of such assets, and (b) shall not be obligated to do that same or similar amount of work or analysis as if it were valuing its own assets, or as if it were valuing such assets for the purchase or sale thereof by it or any other party. The parties hereto agree and acknowledge that any asset valuation information produced by the Agent is intended to be and should be used solely for the limited uses specified in this Agreement and the other Repurchase Documents, and is not intended to be and should not be used by any Person for any other purpose. The parties hereto further agree and acknowledge that the Agent may elect to determine the Market Value for any Purchased Loan by determining the market bid price for a portfolio containing all Purchased Loans and allocating such portfolio market bid price among each individual Purchased Loan.

22.13.     Agent’s Duty of Care, Express Negligence Waiver and Release. At all times until all Purchased Loans have all been repurchased by the Seller and the Buyers have no further commitments or other obligations under this Agreement and the other Repurchase Documents, the Agent shall exercise the same degree of care in handling the Purchased Loans as Comerica Bank exercises with respect to loans that are held solely by Comerica Bank for its own account, and the Agent, in its capacity as Agent shall have no responsibility to the Buyers other than to exercise such standard of care and, in any event, Comerica Bank shall have no liability with respect to any other Buyer’s Pro Rata interest in the Purchased Loans except for Comerica Bank’s own fraud, gross negligence or willful misconduct. Except in the case of its own fraud, gross negligence or willful misconduct, neither the Agent, any Buyer, nor any of their officers, directors, employees, attorneys or agents shall be liable for any action taken or omitted to be taken by it or them under this Agreement, the Custody Agreement or any of the other Repurchase Documents reasonably believed by it or them to be within the discretion or power conferred upon it or them by the Repurchase Documents or be responsible for consequences of any error of judgment, the Buyers expressly intending to hereby waive and release all present and future claims and rights against the Agent (a) owed, in whole or in part, under any claim or theory of strict liability or (b) for damages or injuries caused or contributed to by any Indemnified Party’s sole or concurrent ordinary negligence that does not amount to gross negligence or willful misconduct. Except as otherwise specifically and expressly set forth in this Agreement, the Agent shall not be responsible in any manner to anyone for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement, any supplement, amendment or restatement of it or of any other Repurchase Documents or for any representation, warranty, document, certificate, report or statement made or furnished in, under or in connection with this Agreement or any of the other Repurchase Documents or be under any obligation to anyone to ascertain or to inquire as to the performance or observation of any of the terms, covenants or conditions of this Agreement or of the other Repurchase Documents on the part of the Seller or anyone else. Without limiting the generality of the foregoing provisions of this Section 22.13, the Agent, in its capacity as Agent, may seek and rely upon the advice of legal counsel in taking or refraining to take any action under any of the Repurchase Documents or otherwise in respect of any Purchased Loans, this Agreement and its parties, and shall be fully protected in relying upon such advice.

22.14.  Calculations of Shares of Principal and Other Sums. Except as provided to the contrary in Section 6.4 (“Increased Cost”), Section 6.5 (“Capital Adequacy”), Section 7.1 (“Payments to be free of Taxes; Withholding”), Section 7.3 (“Taxes Indemnity”), Section 9.2 (“Agent’s Fee”) and Section 20 (“Payment of Expenses; Indemnity”), Comerica Bank’s and each other Buyer’s respective shares of Repurchase Prices and other sums received by the Agent on account of the Purchased Loans or with respect to them shall be calculated on the basis of each Buyer’s (including Comerica Bank’s) respective Pro Rata ownership interests in the Purchased Loans from time to time.

22.15.  Successor Agent. Agent may resign as such at any time upon at least thirty (30) days prior notice to the Seller and each of the Buyers. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Required Buyers shall, by written instrument, appoint successor agent(s) (“Successor Agent”) satisfactory to such Required Buyers and, so long as no Default or Event of Default has occurred and is continuing, approved by the Seller (which approval shall not be unreasonably withheld or delayed). Such Successor Agent shall thereupon become the Agent hereunder, as applicable, and Agent shall deliver or cause to be delivered to any successor agent such documents of transfer and assignment as such Successor Agent may reasonably request. If a Successor Agent is not so appointed or does not accept such appointment before the resigning Agent’s resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Required Buyers and, if applicable, the Seller, is made and accepted, or if no such temporary successor is appointed as provided above by the resigning Agent, the Required Buyers shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Required Buyers and, if applicable, the Seller, is made and accepted. Such Successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such Successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed hereunder. Upon such succession of any such Successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as Agent hereunder, except for its gross negligence or willful misconduct arising prior to its resignation hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

22.16.  Merger of the Agent. Any Person into which the Agent may be merged or converted or with which it may be consolidated, or any Person surviving or resulting from any merger, conversion or consolidation to which the Agent shall be a party or any Person succeeding to the commercial banking business of the Agent shall be the successor Agent without the execution or filing of any paper or any further act on the part of any of the parties.

22.17.  Participation; Assignment by Buyers.

  (a)      Assignments. Any Buyer may at any time assign in such Buyer’s rights and obligations hereunder and under the other Repurchase Documents by way of assignment to any Eligible Assignee in accordance with clause (d) of this Section 22.17, (and any other attempted assignment or transfer by any Buyer shall be deemed to be null and void). Each assignment by a Buyer of all or any portion of its rights and obligations hereunder and under the other Repurchase Documents, shall be subject to the following terms and conditions: (i) each such assignment shall be in a minimum amount of the lesser of (x) Five Million Dollars ($5,000,000) or such lesser amount as the Agent shall agree and (y) the entire remaining amount of assigning Buyer’s Committed Sum; provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Buyer’s Committed Sum be less than $5,000,000; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Buyer’s rights and obligations under this Agreement, and (iii) the parties to any assignment shall execute and deliver to Agent an Assignment and Assumption substantially (as determined by Agent) in the form attached hereto as Exhibit E (with appropriate insertions acceptable to Agent), together with a processing and recordation fee in the amount, if any, required as set forth in the Assignment and Assumption. Until the Assignment and Assumption becomes effective in accordance with its terms, and Agent has confirmed that the assignment satisfies the requirements of this Section 22.17, the Seller and the Agent shall be entitled to continue to deal solely and directly with the assigning Buyer in connection with the interest so assigned. From and after the effective date of each Assignment and Assumption that satisfies the requirements of this Section 22.17, the assignee thereunder shall be deemed to be a party to this Agreement, such assignee shall have the rights and obligations of a Buyer under this Agreement and the other Repurchase Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment) and the assigning Buyer shall relinquish its rights and be released from its obligations under this Agreement and the other Repurchase Documents. Upon request, the Seller shall execute and deliver to the Agent, documents reasonably necessary to such assignment process;

  (b)      Participations. The Seller and the Agent acknowledge that each of the Buyers may at any time and from time to time, subject to the terms and conditions hereof, sell participations in all or any part of such Buyer’s Commitment and Pro Rata ownership share of the Purchased Loans to any Person (other than a natural person or to the Seller or any of the Seller’s Affiliates or Subsidiaries); provided that any participation permitted hereunder shall comply with all applicable laws and shall be subject to a participation agreement that incorporates the following restrictions:

   (i)      such Buyer shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;

   (ii)     a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

   (iii)    such Buyer shall retain the sole right and responsibility to enforce the obligations of the Seller relating to this Agreement and the other Repurchase Documents, including, without limitation, the right to proceed against any Guarantors, or cause the Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (unless such participant is a Buyer Affiliate), except to the extent such amendment, modification or waiver requires the consent of all Buyers under Section 22.6. In those cases (if any) where a Buyer grants rights to any of its participants to approve amendments, modifications or waivers of any Repurchase Documents pursuant to the immediately preceding sentence, such Buyer must include a voting mechanism as to all such approval rights in the relevant participation agreement(s) whereby a readily-determinable fraction of such Buyer’s portion of the Purchased Loans (whether held by such Buyer or participated) shall control the vote for all of such Buyer’s portion of the Purchased Loans; provided that if no such voting mechanism is provided for or is fully and immediately effective, then the vote of such Buyer itself shall be the vote for all of such Buyer’s portion of the Purchased Loans; and provided further that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Buyer, and the Seller, Agent and the other Buyers may continue to deal directly with such Buyer in connection with such Buyer’s rights and duties hereunder. Notwithstanding the foregoing, however, in the case of any participation granted by any Buyer hereunder, the participant shall not have any rights under this Agreement or any of the other Repurchase Documents against the Agent, any other Buyer or the Seller; provided, however that the participant may have rights against such Buyer in respect of such participation as may be set forth in the applicable participation agreement and all amounts payable by the Seller hereunder shall be determined as if such Buyer had not sold such participation. Each such participant shall be entitled to the benefits of Sections 6.4 and 6.5 of this Agreement to the same extent as if it were a Buyer and had acquired its interest by assignment pursuant to clause (a) of this Section 22.17, provided that no participant shall be entitled to receive any greater amount pursuant to such the provisions of Sections 6.4 and 6.5 than the issuing Buyer would have been entitled to receive in respect of the amount of the participation transferred by such issuing Buyer to such participant had no such transfer occurred and each such participant shall also be entitled to the same rights of set-off as though it were a Buyer, provided that such participant agrees to be subject to Section 22.10 hereof as though it were a Buyer.

(c)        Other Permitted Transfers. Any Buyer may at any time pledge, collaterally assign or grant a security interest in any or all of its interests under this Agreement and in the Purchased Loans to any Federal Reserve Bank or to any other Person to secure obligations of such Buyer, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Buyer from any of its obligations hereunder or substitute any such pledge or assignee for such Buyer as a party hereto.

(d)        Register. The Agent shall maintain at its principal office a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Buyers and the Committed Sum of, and amount owing to, each Buyer. The entries in the Register shall be conclusive evidence, absent manifest error, and the Seller, the Agent, and the Buyers may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Seller or any Buyer (but only with respect to any entry relating to such Buyer’s Committed Sum) upon reasonable notice to the Agent and a copy of such information shall be provided to any such party on their prior written request. The Agent shall give prompt written notice to the Seller of the making of any entry in the Register or any change in such entry.

(e)        Disclosure of Seller Information. The Seller authorizes each Buyer to disclose to any prospective assignee or participant which has satisfied the requirements hereunder, any and all financial information in such Buyer’s possession concerning the Seller which has been delivered to such Buyer pursuant to this Agreement, provided that each such prospective assignee or participant shall execute a confidentiality agreement consistent with the terms of Section 24.6 hereof or shall otherwise agree to be bound by the terms thereof.

(f)        Nothing in this Agreement, the Notes or the other Repurchase Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Repurchase Documents.

(g)        If any interest in this Agreement is so transferred to any Person that is organized under the Legal Requirements of any jurisdiction other than the United States of America or any State thereof, the transferor Buyer shall cause such Person, concurrently with the effectiveness of such transfer, to comply with the relevant provisions of Section 7.5.

(h)        The Seller shall not be required to incur any cost or expense incident to any sale to a Person of any interest in the Repurchase Documents and the Purchased Loans pursuant to this Section 22.17 and all such costs and expenses shall be for the account of the Buyer selling its rights in the Purchased Loans to such Person.

22.18.  The Agent and the Buyers are the only Beneficiaries of this Section.   Other than the provisions of Section 22.15 and Section 22.17, this Section 22 is intended to bind and benefit only Comerica Bank and the other Buyers, and does not benefit and shall not be enforceable by the Seller or any other Person whatsoever.

22.19.  Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have received a written notice from a Buyer or the Seller specifying such Default or Event of Default and stating that such notice is a “notice of default”. Upon receiving such a notice, the Agent shall promptly notify each Buyer of such Default or Event of Default and provide each Buyer with a copy of such notice and shall endeavor to provide such notice to the Buyers within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). The Agent shall also furnish the Buyer, promptly upon receipt, with copies of all other notices or other information required to be provided by the Seller hereunder.

22.20.  No Reliance on Agent’s Customer Identification Program.

(a)        Each Buyer acknowledges and agrees that neither such Buyer, nor any of its Affiliates, participants or assignees, may relay on the Agent to carry out such Buyer’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower or any of its Subsidiaries, any of their respective Affiliates or agents, the Repurchase Documents or the transactions hereunder: (i) any identify verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other laws.

(b)         Each Buyer or assignee or participant of a Buyer that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Buyer is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (x) within 10 days after the Effective Date, and (y) at such other times as are required under the USA Patriot Act.

22.21.  Other Titles. Any Buyer identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of the Agent in any assignment agreement as Co-Lead Arranger, Documentation Agent, or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to all Buyers as such. Without limiting the foregoing, the Buyers so identified shall not have or be deemed to have any fiduciary relationship with any Buyer as a result of such title. Each Buyer acknowledges that it has not relied, and will not rely, on the Buyer so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

23        Notices and Other Communications; Electronic Transmissions.

(a)        Except as expressly provided otherwise in this Agreement (and except as provided in clause (b) below), all notices and other communications provided to any party hereto under this Agreement or any other Repurchase Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier or by facsimile and addressed or delivered to it at its address set forth below or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 23 or posted to an E-System set up by or at the direction of Agent (as set forth below). Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by facsimile, shall be deemed given when received. The Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control.

(b)        Notices and other communications provided to the Agent and the Buyers party hereto under this Agreement or any other Repurchase Document may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Agent. The Agent or the Seller may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications (including email and any E-System) pursuant to procedures approved by it. Unless otherwise agreed to in a writing by and among the parties to a particular communication, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, return email, or other written acknowledgment) and (ii) notices and other communications posted to any E-System shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or other communication is available and identifying the website address therefore.

If to the Seller:

Pulte Mortgage LLC

7475 S. Joliet Street

Englewood, CO 80112-3885

Attention: David M. Bruining

Telephone: 303-493-2900

Facsimile: 303-493-3157

Email: dave.bruining@pulte.com

With a copy to:

Honigman Miller Schwartz and Cohn LLP

2290 First National Building

Detroit, Michigan 48226

Attention: Norman H. Beitner

Telephone: 313-465-7320

Facsimile: 313-465-7321

Email: nbeitner@honigman.com

If to Comerica Bank as Agent or as a Buyer, as to all notices hereunder:

Comerica Bank

One Detroit Center

500 Woodward Avenue

7th Floor

Detroit, MI 48226

Attention: Paul G. Dufault

Telephone: (313) 222-9036

Fax: (313) 222-9295

Email: pgdufault@comerica.com

And

Comerica Bank

One Detroit Center

500 Woodward Avenue

32nd Floor

Detroit, MI 48226

Attention: Scott M. Helmer

Telephone: (313) 222.5717

Fax: (313) 222.9434

Email: smhelmer@comerica.com

with a copy of all Request/Confirmations to be delivered to the following email addresses:

corpfinadmin@comerica.com

pgdufault@comerica.com

jlnowicki@comerica.com

kaboone@comerica.com

smhelmer@comerica.com

megetz@comerica.com

dlmahan@comerica.com

with a copy to:

Nicholas P. Scavone, Jr.

BODMAN LLP

6th Floor at Ford Field

1901 St. Antoine Street

Detroit, Michigan 48226

Phone: 313-393-7580

Facsimile: 313-393-7579

Email: nscavone@bodmanllp.com

If to the other Buyers, at the addresses shown on Schedule 23.

(d)        Each of the Agent, the Seller, the Buyers, and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Repurchase Document and the transactions contemplated therein. The Seller hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(d)        All uses of an E-System shall be governed by and subject to, in addition to this Section 23, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by the Agent, the Seller and the Buyers in connection with the use of such E-System.

(e)        All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of the Agent or any of its Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Agent or any of its Affiliates in connection with any E Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Agent, the Seller and the Buyers agree that the Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

24        Miscellaneous.

24.1.    Further Assurances. At any time and from time to time, at the sole expense of the Seller, the Seller or the Servicer shall promptly provide such further reasonable assurances, documents and agreements and undertake such actions as the Agent may reasonably request in order to effect the purposes of this Agreement, including the assignment, conveyance and transfer of all right, title and interest of each Purchased Loan from the Seller to the Agent, or to otherwise obtain or preserve the benefits or rights granted under this Agreement. In the event the Seller, Servicer or any subservicer, in the performance of the Servicing Functions shall foreclose any Mortgage for which the Agent and the Buyers have not received the Repurchase Price, all such actions shall be taken in the name of the Agent for the benefit of the Buyers and in accordance with Accepted Servicing Practices.

24.2.      Agent as Attorney in Fact. The Agent is hereby appointed the attorney-in-fact of the Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments or documents that the Agent may deem reasonably necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest, although the Agent agrees not to exercise its rights under this power of attorney unless, in its opinion or the opinion of its legal counsel, an Event of Default has occurred that has not been cured by the Seller or that the Agent has not declared in writing to have been waived in accordance with Section 22. Without limiting the generality of the foregoing, but subject to Section 18.3, the Agent shall have the right and power during the occurrence and continuation of any Event of Default to receive, endorse, collect and control all checks or instruments made payable to the order of the Seller and all other forms of payment to the Seller that represent any payment on account of the principal of or interest on or proceeds from any of the Purchased Loans and to give full discharge for the same.

24.3.    Wires to Seller. Any amounts to be transferred by the Agent to the Seller hereunder shall be sent by journal entry (or wire transfer) in immediately available funds to the Operating Account.

24.4.    Wires to Agent. Any amounts to be transferred by the Seller to the Agent hereunder (other than payments by Buyers to fund Swing Line Transactions) shall be sent by wire transfer in immediately available funds to the Repurchase Settlement Account.

24.5.    Receipt; Available Funds. Amounts received after 1:00 p.m. (Detroit, Michigan time) on any Business Day shall be deemed to have been paid and received on the next succeeding Business Day. All payments and transfers of cash pursuant to this Agreement shall be made (only if the paying and receiving accounts are with the same financial institution) by journal entries, or (otherwise) by wire transfer, of immediately available funds in U.S. dollars.

24.6.    Privacy of Customer Information. The Seller’s Customer Information in the possession of the Agent or the Buyers, other than information independently obtained by the Agent or the Buyers and not derived in any manner from or using information obtained under or in connection with this Agreement, is and shall remain confidential and proprietary information of the Seller. Except in accordance with this Section 24.6, the Agent and the Buyers shall not use any Seller’s Customer Information for any purpose, including the marketing of products or services to, or the solicitation of business from, Customers, or disclose any Seller’s Customer Information to any Person, including any of the Agent’s or the Buyers’ employees, agents or contractors or any third party not affiliated with the Agent or a Buyer. The Agent and the Buyers may use or disclose the Seller’s Customer Information only to the extent necessary (a) for examination and audit of the Agent’s or the Buyers’ respective activities, books and records by their regulatory authorities, (b) to market or sell Purchased Mortgage Loans or to enforce or exercise their rights under any Repurchase Document, (c) to carry out the Agent’s, the Buyers’ and the Custodian’s express rights and obligations under this Agreement and the other Repurchase Documents (including providing the Seller’s Customer Information to Approved Investors), or (d) in connection with an assignment or participation as authorized by Section 22 or in connection with any hedging transaction related to the Purchased Loans and for no other purpose; provided that the Agent and the Buyers may also use and disclose the Seller’s Customer Information as expressly permitted by the Seller in writing, to the extent that such express permission is in accordance with the Privacy Requirements. The Agent and the Buyers shall ensure that each Person to which the Agent or a Buyer intends to disclose Seller’s Customer Information, before any such disclosure of information, agrees to keep confidential any such Seller’s Customer Information and to use or disclose such Seller’s Customer Information only to the extent necessary to protect or exercise the Agent’s, the Buyers’ or the Custodian’s rights and privileges, or to carry out the Agent’s, the Buyers’ and the Custodian’s express obligations under this Agreement and the other Repurchase Documents (including providing the Seller’s Customer Information to Approved Investors). The Agent agrees to maintain an Information Security Program and to assess, manage and control risks relating to the security and confidentiality of the Seller’s Customer Information pursuant to such program in the same manner as the Agent does in respect of its own customers’ information, and shall implement the standards relating to such risks in the manner set forth in the Interagency Guidelines Establishing Standards for Safeguarding Company Customer Information set forth in 12 CFR Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570. Without limiting the scope of the foregoing sentence, the Agent and the Buyers shall use at least the same physical and other security measures to protect all of the Seller’s Customer Information in their possession or control as each of them uses for its own customers’ confidential and proprietary information.

25        Entire Agreement; Severability.

This Agreement supersedes any existing agreements between the parties containing general terms and conditions for repurchase transactions. This Agreement may not be amended, modified or supplemented except in accordance with the provisions of Section 22 and such amendment, modification or supplement must be set forth in a writing signed by the parties required to do so in accordance with Section 22. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

26        Non-assignability; Termination.

26.1.    Limited Assignment. Except with respect to any repurchase transaction, sale, transfer, pledge or hypothecation by the Agent or any Buyer pursuant to Section 22.17, the rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by any party without the prior written consent of the other parties and any such assignment without the prior written consent of the other parties shall be null and void. Subject to the foregoing, this Agreement and any Transactions shall bind and benefit the parties and their respective successors and assigns.

26.2.    Remedies Exception. Section 26.1 shall not preclude a party from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Section 18.

26.3.    Agreement Termination. This Agreement shall terminate, automatically and without any requirement for notice, on the date after the Termination Date on which all Obligations (other than contingent reimbursement or indemnification obligations as to which no claim has been asserted) have been indefeasibly paid in full, provided, that the provisions of Sections 6.4, 6.5, 7, 16.7(b), 16.8 and 20 shall survive the termination of this Agreement, provided further, that this Agreement and any Open Transactions may be extended by mutual agreement of the Buyers, the Agent and the Seller; and provided further, that no such party shall be obligated to agree to such an extension.

27        Counterparts.

This Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

28        Governing Law, Jurisdiction and Venue.

THIS AGREEMENT (INCLUDING THIS CHOICE-OF-LAW PROVISION) AND THE OTHER REPURCHASE DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ALL CONTROVERSIES AND DISPUTES ARISING UNDER, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS SHALL BE RESOLVED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN AND THE UNITED STATES OF AMERICA APPLICABLE TO CONTRACTS MADE AND TO BE WHOLLY PERFORMED WITHIN SUCH STATE. THE SELLER, THE AGENT AND THE BUYERS EACH HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN OR, IF SUCH COURT DOES NOT HAVE JURISDICTION, MICHIGAN STATE COURT SITTING IN DETROIT, FOR THE PURPOSE OF ANY ACTION OR OTHER PROCEEDING ARISING UNDER, IN CONNECTION WITH OR RELATING TO THE REPURCHASE DOCUMENTS OR ANY RELATED TRANSACTION. Seller irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to it at the applicable addresses specified on in Section 23 in a notice to the other parties that complies as to delivery with the terms of Section 23. Nothing in this Section 28 shall affect the right of the Buyers and the Agent to serve process in any other manner permitted by law or limit the right of the Buyers or the Agent (or any of them) to bring any such action or proceeding against Seller or any of their property in the courts with subject matter jurisdiction of any other jurisdiction. Seller irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

29        Waiver of Jury Trial.

EACH OF THE SELLER (IN ITS CAPACITY AS SELLER AND SERVICER), THE BUYERS AND THE AGENT HEREBY (a) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (b) WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY EACH OF THE SELLER, THE BUYERS AND THE AGENT, AND THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT OF A JURY TRIAL WOULD OTHERWISE ACCRUE. THE AGENT IS HEREBY AUTHORIZED AND REQUESTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES HERETO, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF THE FOREGOING WAIVER OF THE RIGHT TO JURY TRIAL. FURTHER, THE SELLER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE BUYERS OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO ANY STOCKHOLDER, DIRECTOR, OFFICER, AGENT OR REPRESENTATIVE OF THE SELLER THAT THE BUYERS OR THE AGENT WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

30        Relationship of the Parties.

This Agreement provides for the sale by the Seller and the purchase by the Buyers (acting through their agent and representative, the Agent) of Eligible Loans and the obligation of the Seller to repurchase them upon termination of each Transaction. The relationship between the Seller and the Buyers (and the Agent) is limited to that of seller and repurchaser on the one hand and buyers and resellers (and the Agent as the Buyers’ agent and representative) on the other. The provisions in this Agreement and the other Repurchase Documents for compliance with financial covenants and delivery of financial statements are intended solely for the benefit of the Buyers and the Agent, to protect the interests of the Buyers as buyers, including the Buyers’ and the Agent’s interest in assuring repurchase of Purchased Loans at the termination of each Transaction, and nothing contained in this Agreement or any of the other Repurchase Documents shall be construed as permitting or obligating any Buyer or the Agent to act as a financial or business advisor or consultant to the Seller, as permitting or obligating any Buyer or the Agent to control the Seller or to conduct the Seller’s operations, as creating any fiduciary obligation on the part of the Buyers or the Agent to the Seller, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement. The Seller acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and the other Repurchase Documents and to obtain the advice of such counsel with respect to all matters contained in the Repurchase Documents including the provision for waiver of trial by jury. The Seller further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decisions to apply to the Buyers and the Agent to enter into this Agreement, and to execute and deliver this Agreement and the other Repurchase Documents.

31        No Waivers, Etc.

No express or implied waiver of any Event of Default by any party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by the Seller and the parties required to do so pursuant to Section 23. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 23 will not constitute a waiver of any right to do so at a later date. The rights and remedies of the Buyers hereunder shall be cumulative and not exclusive of any rights and remedies that the Buyers would otherwise have. No failure or delay on the part of the Buyers in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

32        Use of Employee Plan Assets.

32.1.    Prohibited Transactions. If assets of an employee benefit plan subject to any provision of ERISA are intended to be used by any party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other parties prior to the Transaction. The Plan Party shall represent in writing to the other parties that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other parties may proceed in reliance thereon but shall not be required so to proceed.

32.2.    Audited Financial Statements Required. Subject to the last sentence of Section 32.1, any such Transaction shall proceed only if the Seller furnishes or has furnished to the Agent its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

32.3.    Representations. By entering into a Transaction pursuant to this Section 32, the Seller shall be deemed (a) to represent to the Buyers and the Agent that since the date of the Seller’s latest such financial statements, there has been no material adverse change in the Seller’s financial condition that the Seller has not disclosed to the Agent, and (b) to agree to provide the Agent with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any Open Transaction involving a Plan Party.

33        Intent.

33.1.    Transactions are Repurchase Agreements and Securities Contracts. The parties intend and acknowledge that each Transaction is a “repurchase agreement” and a “master netting agreement” as such terms are defined in Section 101 of the Bankruptcy Code (except insofar as the type of Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section

741 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable). This Agreement also constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as any or all of the parties is not a “financial institution” as that term is defined in FDICIA). The Seller hereby agrees that it shall not challenge the characterization of this Agreement as a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, or as a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code in any dispute or proceeding.

33.2.    Contractual Rights, Etc. Any party’s right to liquidate Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 18 is a contractual right to liquidate, terminate or accelerate such Transaction as described in Sections 555, 559 and 561 of the Bankruptcy Code.

33.3.    FDIA. If a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

33.4.    Master Netting Agreement. It is understood and agreed that this Agreement constitutes a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code, and that a party’s right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction is a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction as described in Section 561 of the Bankruptcy Code.

34        Disclosure Relating to Certain Federal Protections.

The parties acknowledge that they have been advised that:

34.1.    Parties not Protected by SIPA or Insured by FDIC or NCUSIF. In the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of SIPA do not protect the other party with respect to any Transaction hereunder.

34.2.    SIPA Does Not Protect Government Securities Broker or Dealer Counterparty. In the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder.

34.3.    Transaction Funds Are Not Insured Deposits. In the case of Transactions in which one of the parties is a financial institution, funds held by such financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation (through either the Bank Insurance Fund or the Savings Association Insurance Fund) or the National Credit Union Share Insurance Fund, as applicable.

35        USA Patriot Act Notification.

Pursuant to Section 326 of the USA Patriot Act, the Agent and the Buyers hereby notify the Sellers that if they or any of their Subsidiaries open an account, including any loan, deposit account, treasury management account, or other extension of credit with Agent or any Buyer, the Agent or the applicable Buyer will request the applicable Person’s name, tax identification number, business address and other information necessary to identify such Person (and may request such Person’s organizational documents or other identifying documents) to the extent necessary for the Agent and the applicable Buyer to comply with the USA Patriot Act.

The remainder of this page is intentionally blank; signature pages follow.

EXECUTED as of the Effective Date.

PULTE MORTGAGE LLC
as Seller and Servicer
By:	/s/ David M. Bruining
Title:	SVP / CFO
Date:	May 15, 2009

Sig-1

Master Repurchase Agreement

COMERICA BANK
As Agent, Co-Lead Arranger and a Buyer
By:	/s/ Paul G. Dufault
Title:	Vice President
Date:	May 15, 2009

Sig-2

Master Repurchase Agreement

BANK OF AMERICA As Co-Lead Arranger and a Buyer

By:	/s/ Leslie Nannen
Title:	Senior Vice President
Date:	May 15, 2009

Sig-1

Master Repurchase Agreement

SUNTRUST BANK As a Buyer

By:	/s/ John Wendler
Title:	Senior Vice President
Date:	May 15, 2008

Sig-1

Master Repurchase Agreement

EXHIBIT A

TO Master Repurchase Agreement

FORM OF REQUEST/CONFIRMATION

To:
Comerica Bank, Agent
One Detroit Center
500 Woodward Avenue
7th Floor
Detroit, MI 48226
Attention: Paul G. Dufault
Phone: (313) 222-9036
Fax: (313) 222-9295
Email: pgdufault@comerica.com

From:
Pulte Mortgage LLC

Attention:

Phone:

Fax:

Email:

And

Comerica Bank, Agent

One Detroit Center

500 Woodward Avenue

9th Floor

Detroit, MI 48226

Attention: Sandy Fields

Telephone: (313) 222-5265

Fax: (313) 222-5272

Email: corpfinadmin@comerica.com

Please refer to the Master Repurchase Agreement dated May 15, 2009 among Pulte Mortgage LLC (the “Seller”), the buyers from time to time party thereto (the “Buyers”) and Comerica Bank, as agent to the Buyers (in such capacity, the “Agent”) (as it may have been or may hereafter be supplemented, amended, restated or otherwise modified from time to time, the “Current Repurchase Agreement”). Any term defined in the Current Repurchase Agreement and used in this request shall have the meaning given to it in the Current Repurchase Agreement.

The Seller currently qualifies under the Current Repurchase Agreement for, and hereby requests, purchases of Eligible Loans as set forth below (the “Requested Purchases”) to be made on the following Purchase Date:                                 , 20             (which must be a Business Day).

	Regular Transaction	Swing Line Transaction
Previous Day Aggregate Outstanding Purchase Price
Purchase Price Advanced
(Eligible Loans)
Repurchase Price Paid
Aggregate Outstanding Purchase Price

After giving effect to the Requested Purchases, the Aggregate Outstanding Purchase Price will not exceed the Maximum Aggregate Commitment.

The Seller has delivered to the Custodian today multiple Mortgage Loan Transmission Files. All Mortgage Loans listed in such Mortgage Loan Transmission Files and included in the foregoing calculations, which are listed on the attached Schedule of Mortgage Loans (the “Purchased Loans”), are Eligible Loans. For each of the Purchased Loans the representations set forth in Section 15.3 and 15.4 of the Current Repurchase Agreement are true and correct.

Pursuant to the terms of the Custody Agreement and acknowledging and agreeing that new value, as that term is used in the Michigan Uniform Commercial Code, has been given in reliance thereon, the Seller hereby sells, negotiates and transfers to the Buyers the Mortgage Loans listed on the attached Schedule of Mortgage Loans. The Seller acknowledges that the Agent and the Buyers will rely on the truth of each statement in this Request/Confirmation and the Mortgage Loan Transmission Files in purchasing the Purchased Loans referred to herein.

The Purchase Prices for the Purchased Loans should be deposited in the Funding Account for payment to such account or accounts as indicated by the Seller to the Agent.

No Default has occurred under the Repurchase Documents that has not been cured by the Seller or declared in writing by the Agent to have been waived in accordance with Section 22, and no Event of Default has occurred under the Repurchase Documents that the Agent has not declared in writing to have been waived (in accordance with Section 22). There has been no material adverse change in any of the Central Elements in respect of the Seller since the date of the Seller’s most recent annual audited Financial Statements that have been delivered to the Agent and the Buyers.

All items that the Seller is required to furnish to the Buyers, the Agent or the Custodian in connection with the Requested Purchases have been delivered in all respects as required by the Current Repurchase Agreement and the other Repurchase Documents. All documentation described or referred to in the Mortgage Loan Transmission Files conform in all material respects with all applicable requirements of the Current Repurchase Agreement and the other Repurchase Documents.

The Seller hereby warrants and represents to the Buyers and the Agent that none of the Purchased Loans has been sold to any Person other than the Buyers, is pledged to any Person other than the Agent, for the benefit of itself and the Buyers, or supports any borrowing or repurchase agreement funding other than purchases under the Current Repurchase Agreement.

The undersigned member, manager or officer hereby certifies that all of the Seller’s representations and warranties (a) in the Current Repurchase Agreement and all of the other Repurchase Documents (except only to the extent that (i) such a representation or warranty speaks to a specific date or (ii) the facts on which a representation or warranty is based have been changed by transactions or conditions contemplated or expressly permitted by the Repurchase Documents) and (b) in this request, are true and correct in all material respects on the date of this request; and that conditions to the Requested Purchases set forth in the Current Repurchase Agreement have been or will be satisfied contemporaneously herewith.

PULTE MORTGAGE LLC
By:
Name:
Title:

Attached:

            Schedule of Mortgage Loans

EXHIBIT B

TO Master Repurchase Agreement

FORM OF OFFICER’S CERTIFICATE WITH COMPUTATIONS

TO SHOW COMPLIANCE OR NON-COMPLIANCE WITH

CERTAIN FINANCIAL COVENANTS

OFFICER’S CERTIFICATE

AGENT:         Comerica Bank

SELLER:        Pulte Mortgage LLC

SUBJECT PERIOD:                          ended                         , 20

DATE:                                     , 20

This certificate is delivered to the Agent and the Buyers under the Master Repurchase Agreement dated as of May 15, 2009 (as supplemented, amended or restated from time to time, the “Current Repurchase Agreement”), among the Seller, the Agent and the Buyers from time to time party thereto. Unless they are otherwise defined in this request, terms defined in the Current Repurchase Agreement have the same meanings here as there.

The undersigned officer of the Seller certifies to the Agent that on the date of this certificate that:

1.        The undersigned is an incumbent officer of the Seller, holding the title stated below the undersigned’s signature below.

2.        The Seller’s Financial Statements that are attached to this certificate were prepared in accordance with GAAP (except that interim, i.e. other than annual, Financial Statements exclude notes to Financial Statements and statements of changes to stockholders’ equity and are subject to year-end adjustments) and (subject to the aforesaid proviso as to interim Financial Statements) present fairly the Seller’s financial condition and results of operations as of                                       for that month (the “Subject Period”) and for the year to that date.

3.        The undersigned officer of the Seller supervised a review of the Seller’s activities during the Subject Period in respect of the following matters and has determined the following:

(a)        except to the extent that a representation or warranty speaks to a specific date, the representations and warranties of the Seller in the Current Repurchase Agreement and the other Repurchase Documents are true and correct in all material respects, other than the changes, if any, described on the attached Annex A;

(b)        no event has occurred that could reasonably be expected to have a materially adverse effect on any of the Central Elements of the Seller;

(c)        the Seller has complied with all of its obligations under the Repurchase Documents, other than the deviations, if any, described on the attached Annex A;

(d)        no Default or Event of Default has occurred and is continuing, other than those Events of Default and/or Defaults, if any, described on the attached Annex A; and

(e)        compliance by the Seller with the financial covenants in Section 17.12, of the Current Repurchase Agreement is accurately calculated on the attached Annex A.

By:
Name:
Title:

C-2

ANNEX A TO OFFICER’S CERTIFICATE

1.        Describe changes from representations and warranties, if any — clause 3(a) of attached Officer’s Certificate — if none, so state:

2.        Describe deviations from compliance with obligations, if any — clause 3(b) of attached Officer’s Certificate — if none, so state:

3.        Describe Defaults or Events of Default, if any — clause 3(c) of attached Officer’s Certificate — if none, so state:

4.        Calculate compliance with covenants in Section 17.12 of Current Repurchase Agreement:

(a)        Adjusted Tangible Net Worth. The Seller’s Adjusted Tangible Net Worth as of                  is $                                 (the minimum under Section 17.12(a) is $52,800,000.)

Adjusted Tangible Net Worth

Consolidated Assets:	$

Minus Total Liabilities (excluding Qualified Subordinated Debt):		$

Minus Intangible Assets (including Capitalized Servicing Rights):		$

Minus Receivables due from Affiliates		$

ADJUSTED TANGIBLE NET WORTH:		$

Annex A-1 to Ex C

(b)        Adjusted Tangible Net Worth Ratio. The ratio of the Liabilities to Adjusted Tangible Net Worth Ratio as of                              is          to 1.0 (the maximum ratio under Section 17.12(b) is 10.0:1.0.)

Leverage Ratio

Total Liabilities (excluding Qualified Subordinated Debt):	$

Adjusted Tangible Net Worth:		$

LEVERAGE RATIO:
		to	1.0

(c)        Liquidity. The Seller’s Liquidity, as of                             , 20     was $                              (the minimum under Section 17.12(c) is $15,000,000).

Liquidity

Unencumbered cash and cash equivalents:	$
Plus Unused availability against Purchased Loans (Purchase Value – Purchase Price):	$
LIQUIDITY:	$

(d)        Net Income. As of the last day of the fiscal quarter ending                         , the Seller’s Net Income for the Applicable Measuring Period then ended was $                         (the minimum under Section 17.12(d) is $1).

5.        Describe and give details regarding (a) notices received by the Seller requesting or demanding that the Seller repurchase (or pay indemnity or other compensation in respect of) Mortgage Loans previously sold or otherwise disposed of by the Seller to any Approved Investor or other Person pursuant to any express or implied repurchase or indemnity obligation as provided pursuant to Section 16.5, (b) actual repurchase and indemnity payments made by the Seller to any Person, and (c) payments made and reimbursements received with respect to Foreclosures Receivables.

Loan Repurchase Requests
Reserve amount
Loan Repurchase

Requests (net)

Reserve policy

YTD Loan Repurchases
# of Loan Repurchases

Reserve policy
Loans Held for Investment
Reserve amount
Loans Held for Investment (net)

LHFI reserve policy
REO
Reserve amount
REO (net)

REO reserve policy
Foreclosure Receivables
Beginning Balance
Payments made
Reimbursements received
Foreclosure Receivables Ending Balance

EXHIBIT C

TO Master Repurchase Agreement

List of Subsidiaries of the Seller as of the Effective Date

Subsidiary	Place of organization	States where qualified as a foreign organization	The Seller’s percentage of capital stock or equity ownership

D-1

EXHIBIT D

TO Master Repurchase Agreement

FORM OF CORPORATION TAX TREATMENT CERTIFICATE

Reference is hereby made to the Master Repurchase Agreement dated as of                     , 2009 (as supplemented, amended or restated, supplemented from time to time, the “Agreement”), among Pulte Mortgage LLC (the “Seller”), Comerica Bank (“Comerica”), as a buyer and as agent for the other buyers party thereto from time to time (the “Agent”) and such other buyers (collectively with Comerica, the “Buyers”). Pursuant to the provisions of Article 7 of the Agreement, the undersigned hereby certifies that:

1.        It is (one must be checked)

a natural individual person

treated as a corporation for U.S. federal income tax purposes disregarded for federal income tax purposes (in which case a copy of this Corporation Tax Treatment Certificate is attached in respect of its sole beneficial owner)

treated as a partnership for U.S. federal income tax purposes.

2.        It is the beneficial owner of amounts received pursuant to the Agreement.

3.        It is not a bank, as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

4.        It is not a 10-percent stockholder of the Seller within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Internal Revenue Code.

5.        It is not a controlled foreign corporation that is related to the Seller within the meaning of Section 881(c)(3)(C) of the Internal Revenue Code.

6.        Amounts paid to it under the Repurchase Documents are not effectively connected with its conduct of a trade or business in the United States.

By:
Name:
Title:

Date:

E-1

EXHIBIT E

TO Master Repurchase Agreement

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Master Repurchase Agreement identified below (as amended, the “Repurchase Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Repurchase Agreement, as of the Effective Date inserted by the Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Buyer under the Repurchase Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and Swing Line Transactions included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Buyer) against any Person, whether known or unknown, arising under or in connection with the Repurchase Agreement, any other documents or instruments delivered pursuant thereto or the Transactions governed thereby or in any way based on or related to any of the foregoing, including Purchased Loans, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the undivided ownership interest in Purchased Loans and the other rights and obligations sold and assigned pursuant to clause (i) above (the undivided ownership interest in Purchased Loans and all other rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is a Buyer Affiliate of [identify Buyer]]

3.	Seller:

4.        Agent:                Comerica Bank, as the agent and representative of the Buyers under the Repurchase Agreement.

5.        Repurchase Agreement: The Master Repurchase Agreement dated as of May 15, 2009 among Pulte Mortgage LLC and its affiliates (collectively, the “Seller”), Comerica Bank (“Comerica”), as a buyer and as agent for the other buyers party thereto from time to time (the “Agent”) and such other buyers (collectively with Comerica, the “Buyers”).

6.        Assigned Interest:

Aggregate Amount of Commitment/Transactions for all Buyers	Amount of Commitment/Transactions Assigned	Percentage Assigned of Commitment/Transactions
$	$	$

Effective Date:                                          , 20         [TO BE INSERTED BY THE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted: Comerica Bank, as Agent

By:

Title:

[Consented to:] [NAME OF RELEVANT PARTY]

By:

Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.      Representations and Warranties.

1.1        Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Repurchase Agreement or any other Repurchase Documents, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Repurchase Documents or any Transactions thereunder, (iii) the financial condition of the Seller, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Repurchase Documents or (iv) the performance or observance by the Seller, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Repurchase Document.

1.2.        Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Buyer under the Repurchase Agreement, (ii) it satisfies the requirements, if any, specified in the Repurchase Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Buyer, (iii) from and after the Effective Date, it shall be bound by the provisions of the Repurchase Agreement as a Buyer thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Buyer thereunder, (iv) it has received a copy of the Repurchase Agreement, together with copies of the most recent financial statements referred to in Section 15.2(f) thereof or delivered pursuant to Section 16.3 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent, the assignor or any other Buyer, and (v) if it is a Person that is organized under the Legal Requirements of any jurisdiction other than the United States of America or any State thereof, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Repurchase Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Buyer, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Repurchase Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Repurchase Documents are required to be performed by it as a Buyer.

Annex 1-1 to Ex F

2.      Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of Repurchase Price, Price Differential, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3.      General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Michigan.

Annex 1-2 to Ex F

SCHEDULE AI

TO Master Repurchase Agreement

APPROVED INVESTORS LIST

as of [                , 2009]

Investor	S&P CP Rating	Moody’s CP Rating	Related Parent Company	Product Eligibility

AI-1

SCHEDULE AR

TO Master Repurchase Agreement

AUTHORIZED SELLER REPRESENTATIVES

LIST EFFECTIVE AS OF                  , 20

Name	Title	Specimen Signature

The above listed Persons are Authorized Seller Representatives, as defined in the Master Repurchase Agreement dated as of                 , 2009 (as supplemented, amended or restated from time to time, the “Current Repurchase Agreement”) among Pulte Mortgage LLC (the “Seller”), Comerica Bank (“Comerica”), as a buyer and as agent for the other buyers party thereto from time to time (the “Agent”) and such other buyers (collectively with Comerica, the “Buyers”) as of the effective date of this list stated above. The Buyers and the Agent, as well as the Custodian under the Custody Agreement dated                 , 2009 among the Seller, the Agent and LaSalle Trust Services, as documents custodian (the “Custodian”) shall be entitled to rely on this list until it is superseded by a newer list signed and furnished by the Seller to the Agent and the Custodian.

AR-1

SCHEDULE BC

TO Master Repurchase Agreement

The Buyers’ Committed Sums

(in dollars)

Buyer	Committed Sum
Comerica Bank	$30,000,000
Bank of America, National Association	$30,000,000
SunTrust Bank	$10,000,000

Maximum Aggregate Commitment	$70,000,000

BC-1

SCHEDULE BP

TO Master Repurchase Agreement

LIST OF BASIC PAPERS

The following are the Basic Papers for Purchased Loans:

(a)        the original Mortgage Note, bearing all intervening endorsements to negotiate it from the original payee named therein to the Seller and endorsed by the Seller as follows:

Pay To The Order Of

Without Recourse

[signature]

[name, title]

(b)        the recorded original or a Certified Copy of the power of attorney for each maker of the Mortgage Note who (if any) did not personally execute the Mortgage Note and for whom the Mortgage Note was executed by an attorney-in-fact;

(c)        the recorded original or a Certified Copy of the Mortgage securing such Mortgage Note;

(d)        originals or Certified Copies of all intervening assignments (if any) reflecting a complete chain of assignment of such Mortgage from the original mortgagee to the Seller; provided that intervening assignments are not required for any Mortgage that has been originated in the name of MERS and registered under the MERS® System; and

(e)        the signed original of a Mortgage Assignment assigning the Mortgage in blank in a form that is complete so as to be recordable in the jurisdiction where the Mortgaged Premises are located without the need for completion of any blanks or supplying of any other information; provided that no Mortgage Assignment is required for any Mortgage that has been originated in the name of MERS and registered under the MERS® System with Comerica as “Gestation-Warehouse Lender”.

BP-1

SCHEDULE DQ

TO MASTER Repurchase Agreement

DISQUALIFIERS

“Disqualifier” means any of the following events; after the occurrence of any Disqualifier, unless it shall have been waived or cured in writing in accordance with the terms of the Agreement, the Market Value of the affected Purchased Loan shall be deemed to be zero, and the Agent shall be deemed to have marked such Purchased Loan to market:

1.        Any event occurs, or is discovered to have occurred, after which the affected Purchased Loan fails to satisfy any element of the definition of “Eligible Loan”.

2.        In respect of any Purchased Loan, for any reason whatsoever any of the Seller’s special representations concerning Purchased Loans set forth in Section 15.3 applicable to that type of Purchased Loan shall become untrue, or shall be discovered to be untrue, in any respect.

3.        Any Purchased Loan shall become In Default.

4.        Seven (7) Business Days shall have elapsed after the Purchase Date upon which a Wet Loan has been sold to the Buyers without all of the Wet Loan’s Basic Papers having been received by the Custodian.

5.        For any Purchased Loan, any Basic Paper shall have been sent to the Seller or its designee for correction, collection or other action and shall not have been returned to the Custodian on or before twenty-one (21) days after it was so sent to the Seller.

6.        Any Purchased Loan shall be assumed by (or otherwise become the liability) of, or the real property securing it shall become owned by, any corporation, partnership or any other entity that is not a natural person or a trust for natural persons unless payment in full of such Purchased Loan is guaranteed by a natural person. The Agent, the Buyers and the Custodian may rely on the Seller’s representation and warranty that no Purchased Loans have been so assumed by (or otherwise become the liability of) such a Person except as otherwise specified by written notice(s) to the Custodian.

7.        Any Purchased Loan shall be assumed by (or otherwise become the liability of), or the real property securing it shall become owned by, an Affiliate of the Seller or any of the Seller’s or its Affiliates’ directors, managers, members or officers. The Agent, the Buyers and the Custodian may rely on the Seller’s representation and warranty that no Purchased Loans have been so assumed by (or otherwise become the liability of) such a Person except as otherwise specified by written notice(s) to the Custodian.

8.        Any Purchased Loan shipped to an Approved Investor shall not be paid for or returned to the Custodian or the Agent (whichever shipped it) on or before forty-five (45) days after it is shipped.

DQ-1

9.        More than ninety (90) days shall have elapsed since the Purchase Date of any Conforming Mortgage Loan, or more than sixty (60) days shall have elapsed since the Purchase Date of any Jumbo Mortgage Loan or Super Jumbo Mortgage Loan.

10.      Any Purchased Loan that is shipped to the Seller for correction of one or more Basic Documents when the Market Value of all Purchased Loans so shipped to the Seller exceeds five (5%) of the Maximum Aggregate Commitment (or such greater amount as approved by the Agent in its sole discretion).

11.      Any Purchased Loan is listed on a Custodian’s Exception Report and the Agent has not exercised its discretion to exclude such Purchased Loan from the list of Disqualifiers under Section 22.8(a) (for the avoidance of doubt, this means a Purchased Loan is subject to discrepancies, inconsistencies or has documents that are incomplete).

12.      The terms and conditions of any Purchased Loan has been amended, modified or waived (except to correct errors or omissions in Loan Papers), or any claim in respect of any Purchased Loan has been settled or compromised, or Seller has accepted other than cash or the exchange of comparable Purchased Loans (which is concurrently sold by the Seller to the Buyers) in liquidation of any Purchased Loan, in each case without the written consent of the Agent given on a case-by-case basis.

13.      Agent has notified Seller that such Purchased Loan is, for any other reason in Agent’s good faith, reasonable (from the perspective of a residential mortgage loan warehouse facility provider) business judgment, ineligible.

DQ-2

SCHEDULE EL

TO Master Repurchase Agreement

ELIGIBLE LOANS

“Eligible Loans” means Single-family Loans that are amortizing Conforming Mortgage Loans, Jumbo Mortgage Loans and Wet Loans that satisfy all criteria for Eligible Loans set forth on this Schedule EL and are not subject to a Disqualifier. Each Mortgage Loan must be secured by a first priority Lien on its related Mortgaged Premises. It may bear interest at a fixed interest rate, at a fluctuating interest rate or at a fixed or fluctuating interest rate for part of its term followed, respectively, by a fluctuating or fixed interest rate for the remainder of its term. No Mortgage Loan shall be an Eligible Loan at any time:

(1)        If the Mortgaged Premises securing it is a mobile home, manufactured housing, or cooperative housing unit.

(2)        That contains or is otherwise subject to any contractual restriction or prohibition on the free transferability of such Mortgage Loan, all Liens securing it and all related rights (other than Legal Requirements requiring notification to its obligor(s) of any transfer of it or of its servicing or administration), either absolutely or as security.

(3)        If any of its owners-mortgagors is a corporation, partnership or any other entity that is not a natural person or a trust for natural persons unless its full payment when due is guaranteed by a natural person.

(4)        If any of its owner-mortgagors is an Affiliate of the Seller or any of the Seller’s or any such Affiliate’s directors, members, or appointed officers.

(5)        Whose related Mortgaged Premises are not covered by a Hazard Insurance Policy.

(6)        That is a construction, rehabilitation or commercial loan. The Agent, the Buyers and the Custodian may rely on the Seller’s representation and warranty that no Purchased Loan is such a loan.

(7)        In the case of a Jumbo Mortgage Loan, (i) has a loan-to-value ratio greater than 80% or a cumulative loan-to-value ratio greater than 90%, (ii) has a FICO score less than 700, (iii) is not fully documented as to income or asset values, (iv) is not eligible for purchase by two Approved Investors with short-term unsecured obligations rated not lower than A-1/P-1, or (v) has not been prior approved by an Approved Investor for purchase except, in the case of a Jumbo Mortgage Loan, in cases where the Seller has delegated underwriting guaranties for Mortgage Loans with an original principal balance up to One Million dollars ($1,000,000).

(8)        That was originated more than forty-five (45) days before its Purchase Date.

  (9)        That is In Default or ever was In Default.

(10)        That contains any term or condition such that the repayment schedule results in the outstanding principal balance increasing over time, rather than amortizing, whether or not such Mortgage Loan is deemed to be an “option ARM”, “negative amortization” or “graduated payment” loan. The Agent, the Buyers and the Custodian may rely on the Seller’s representation and warranty that any Mortgage Loan duly sold to the Buyers amortizes over time.

(11)        In connection with the origination of which a policy of single-premium life insurance on the life of a mortgagor, borrower or guarantor was purchased.

(12)        That (i) is subject to the special Truth-in-Lending disclosure requirements imposed by Section 32 of Regulation Z of the Federal Reserve Board (12 C.F.R. § 226.32) or any similar state or local Law relating to high interest rate credit or lending transactions or (ii) contains any term or condition, or involves any loan origination practice, that (a) has been defined as “high cost”, “high risk”, “predatory”, “covered”, “threshold” or a similar term under any such applicable federal, state or local law, (b) has been expressly categorized as an “unfair” or “deceptive” term, condition or practice in any such applicable federal, state or local law (or the regulations promulgated thereunder) or (c) by the terms of such Law exposes assignees of Mortgage Loans to possible civil or criminal liability or damages or exposes any Buyer or the Agent to regulatory action or enforcement proceedings, penalties or other sanctions. The Agent, the Buyers and the Custodian may rely on the Seller’s representation and warranty that no Purchased Loan is such a loan.

(13)        That the Seller or any Affiliate has previously warehoused with any other Person, whether under a lending arrangement or an arrangement involving a sale in contemplation of a subsequent further sale to (or securitization by) a secondary mortgage market purchaser, whether with or without the Seller’s having any conditional repurchase or other recourse obligation, and that was rejected or became ineligible or disqualified to be lent against or purchased and held by such other Person. The Agent, the Buyers and the Custodian may rely on the Seller’s representation and warranty that no Purchased Loan is such a loan.

(14)        That the Seller or any Affiliate sold and transferred, or attempted to sell and transfer, to any other Person.

(15)        That has a loan to value ratio greater than eighty percent (80%) unless such Mortgage Loan is guaranteed by VA or is insured by FHA or private mortgage insurance provided by a provider acceptable to the Agent provided, however, that a Conforming Mortgage Loan may have a loan-to-value ratio greater than 80% (but not more than 100%), so long as the portion of such Conforming Mortgage Loan in excess of 80% of the value of the related Mortgaged Premises is covered by mortgage insurance acceptable to Agent.

(16)        Except qualifying FHA Loans and VA Loans, that has a cumulative loan-to-value ratio greater than one hundred percent (100%).

(17)        Unless all of the Seller’s right, title and interest in and to the Purchased Loan is subject to a first priority perfected security interest in favor of the Agent for the benefit of the Buyers subject to no other liens, security interests, charges or encumbrances other than the Seller’s right to repurchase the Purchased Loan hereunder.

(18)        Unless all the representations and warranties set forth in this Agreement, including, without limitation, Section 15.3 and Schedule 15.3, are true and correct with respect to such Purchased Loan at all times on and after the related Purchase Date.

(19)        That is not covered by an Investor Commitment or Hedge Agreement.

(20)        That has an original term to stated maturity of more than thirty (30) years.

(21)        As to which any Disqualifier exists.

(22)        That was previously a Purchased Loan (except as a Wet Loan).

SCHEDULE 1.2

TO MASTER REPURCHASE AGREEMENT

Account Numbers

Funding Account

Operating Account

Repurchase Settlement Account

Sch 1.2-1

SCHEDULE 15.2(f)

TO Master Repurchase Agreement

MATERIAL ADVERSE CHANGES AND CONTINGENT LIABILITIES

Sch 15.2(f)-1

SCHEDULE 15.2(g)

TO Master Repurchase Agreement

PENDING LITIGATION

Sch 15.2(g)-1

SCHEDULE 15.2(n)

TO MASTER REPURCHASE AGREEMENT

EXISTING LIENS

15.2(o)-1

SCHEDULE 15.2(s)

TO MASTER REPURCHASE AGREEMENT

COMPLIANCE INFORMATION

Correct Legal Name	Address	Type of Organization	Jurisdiction of Organization	Tax identification number and other identification numbers

15.2(o)-1

SCHEDULE 15.3

TO MASTER REPURCHASE AGREEMENT

SPECIAL REPRESENTATIONS AND WARRANTIES WITH RESPECT TO EACH

PURCHASED LOAN

As of the related Purchase Date, for each Purchased Loan the Seller makes the following representations and warranties:

(a)          The information with respect to each Purchased Loan set forth in the related Mortgage Loan Transmission File is true and correct as of the date specified in all material respects.

(b)          The Seller is the sole legal and equitable owner of such Purchased Loan (except in the case of MERS Designated Loans, as to which MERS, as nominee for the Seller and its successors and assigns, is the record owner), such Purchased Loan is a first priority Lien, free and clear of all Liens other than Permitted Encumbrances, and Seller has full right to sell such Purchased Loan to the Buyers.

(c)          All Purchased Loans, including Wet Loans, have been duly authorized and validly created.

(d)          Each of the Purchased Loans sold to the Buyers by the Seller complies with all of the requirements of this Agreement and the Custody Agreement and is genuine and what it purports to be.

(e)          All information concerning each item or grouping of Purchased Loans listed in any Loan Schedule or in a Mortgage Loan Transmission File sent to the Agent or the Custodian was, is and/or shall be (as applicable) true and complete in all material respects as of the date of such Loan Schedule or Mortgage Loan Transmission File.

(f)          The Seller has complied and will continue to comply in all material respects with all Legal Requirements relating to each Purchased Loan.

(g)          Each Mortgage Note and Mortgage related to a Purchased Loan, including Wet Loans, has been duly (i) endorsed or assigned to the Seller and (ii) endorsed or assigned by the Seller in blank (assignment of the Mortgage in blank is not required when MERS is designated in the Mortgage as the original mortgagee or the nominee of the original mortgagee, its successors and assigns) and delivered (or in the case of Wet Loans are in the process of being delivered) to the Custodian.

(h)          All Basic Papers for each Purchased Loan (except Wet Loans) will be transmitted to the Custodian with the Mortgage Loan Transmission File with which it is submitted for purchase.

(i)          Each assignment to the Agent of the Lien securing any Purchased Loan will be in proper and sufficient form for recording in the appropriate government office in the U.S. jurisdiction where the related Mortgaged Premises are located (no such assignment is required for any Mortgage that has been originated in the name of MERS and registered under the MERS® System).

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(j)          The Seller has and will continue to have the requisite limited liability company, power and authority to sell the Purchased Loans to the Buyers, and the Purchased Loans sold and to be sold to the Buyers by the Seller under this Agreement or pursuant to it may be further sold, resold, assigned and reassigned to any Person or Persons without any requirement for the further consent of the Seller or the consent of any other party to any of the Loan Papers or obligated in respect of the Purchased Loans.

(k)         Each Purchased Loan is secured by a Lien having the priority represented by the Seller to the Agent or the Custodian, subject only to the Permitted Encumbrances, until that Purchased Loan shall have been repurchased by the Seller.

(l)          Each Purchased Loan is covered by an ALTA mortgage title insurance policy or such other form of title insurance as is acceptable to Fannie Mae or Freddie Mac, issued by and constituting the valid and binding obligation of a title insurer that is generally acceptable to prudent mortgage lenders who regularly originate or purchase Mortgage Loans comparable to the Purchased Loans that are for sale to prudent investors in the secondary market in which investors invest in Mortgage Loans such as the Purchased Loan insuring the Seller, its successors and assigns, as to the first priority of the Lien of the Mortgage on the related Mortgaged Premises, in an amount equal to the original principal amount of such Purchased Loan. The Seller is the sole named insured of such mortgage title insurance policy, the assignment to the Agent of the Seller’s interest in such policy does not require the consent of or notice to the insurer (or such consent has been obtained or notice given), and such policy is and will be in full force and effect and inure to the benefit of the Agent as and when such Purchased Loan is sold to the Buyers. No claims have been made under such policy and no prior holder of the Purchased Loan, including the Seller, has done, by act or omission, anything that would impair the coverage of such policy.

(m)        The improvements on the Mortgaged Premises consist of a completed single family residence, and the Mortgaged Premises securing each Purchased Loan are capable of being lawfully occupied under applicable Laws, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of such Mortgaged Premises and, with respect to the use and occupancy of the same, including certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate Governmental Authority.

(n)         The Seller has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Premises or the Customer in respect of any Purchased Loan (other than the Customer’s credit standing) that can reasonably be expected to cause private institutional investors that regularly invest in Mortgage Loans similar to such Purchased Loan to regard such Purchased Loan as an unacceptable investment or adversely affect the value or marketability of such Purchased Loan to other similar institutional investors.

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(o)          Each Purchased Loan’s Mortgage contains an enforceable provision for acceleration of the maturity of the unpaid principal balance thereof in the event that the Mortgaged Premises are sold or transferred without the prior written consent of the holder thereof.

(p)          No Purchased Loan is a graduated payment Mortgage Loan or has a shared appreciation or other contingent interest feature.

(q)          All interest rate adjustments, if any, in respect of each Purchased Loan have been made in compliance with applicable Law and the terms of the related Mortgage Note, and any interest required to be paid pursuant to applicable Law has been properly paid and credited.

(r)          No Customer in respect of any Purchased Loan has notified the Seller, and the Seller has no knowledge, of any relief requested by or allowed to such Customer under the Servicemembers’ Civil Relief Act of 2003.

(s)          The Seller used no selection procedures that identified the Eligible Loans relating to a Transaction as being less desirable or valuable than other comparable assets in the Seller’s portfolio on the related Purchase Date, and no Purchased Loan was selected for inclusion in a Transaction on any basis that was intended to have a material adverse effect on the Buyers or the Agent.

(t)           No Purchased Loan is subject to a bankruptcy plan.

(u)          Each Purchased Loan is a “qualified mortgage” within the meaning of §860G(a)(3) of the Internal Revenue Code.

(v)          All Purchased Loans and all related papers included in the Purchased Loans:

1          were originated by the Seller, a duly licensed mortgage lender in the ordinary course of its business;

2          have been made in compliance with all applicable requirements of the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the federal Truth-In-Lending Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, related statutes and regulations and all applicable Legal Requirements under usury, truth-in-lending, equal credit opportunity and all other Laws, and the continued compliance of the Purchased Loans is not affected by their sale to the Buyers;

3          are the legal, valid and binding obligations of the respective Customers who entered into them and are and will continue to be valid and enforceable in accordance with their terms, without any claim, right of rescission, counterclaim, defense or offset, including any claim or defense of usury, except as such enforceability may be limited by bankruptcy and other laws affecting the rights of creditors generally and by principles of equity, excepting rights that, by

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applicable law, cannot be waived, and neither the operation of any of their respective contract terms nor the exercise of any right thereunder will render any of them partly or wholly unenforceable or subject to any such claim, right of rescission, counterclaim, defense or offset, and no such claim, right of rescission, counterclaim, defense or setoff has been asserted;

4          have not been modified or amended and none of their requirements has been waived, except as expressly and completely reflected in the applicable Loan Papers furnished to the Custodian;

5          have fair market values equal to or greater than the Purchase Price respectively attributed or allocated to them under this Agreement on the Purchase Date;

6          comply and will continue to comply with the terms of this Agreement and the Custody Agreement;

7          were not originated in, and are not subject to the laws of, any jurisdiction whose laws (i) make unlawful their sale to the Buyers pursuant to this Agreement, or (ii) render the Purchased Loans unenforceable;

8          are in full force and effect and have not been satisfied or subordinated in whole or in part or rescinded, and the residential real property securing each Purchased Loan has not been partially or completely released from the Lien of such Purchased Loan;

9          evidence and are each secured by a valid first Lien in favor of the Seller on real property securing the amount owed by the Customer(s) under the related Mortgage, subject only to Permitted Encumbrances;

     10           are each executed in full accordance with all requirements of the applicable Laws of the jurisdiction in which the related Mortgaged Premises are located, with the Mortgage for each being (i) duly acknowledged and sealed by such official and in such manner and form as to be both recordable and effective under such Laws to give such constructive notice to all Persons as shall be necessary to establish and continue the Lien of such Mortgage with the priority that the Seller represents it has to the Agent and (ii) so recorded (or in the process of being recorded), and with the Mortgage Note, Mortgage and all related papers executed with the genuine original signature(s) of the Customer(s) obligated on such Purchased Loan, and all parties to each such Purchased Loan had full legal capacity to execute it;

     11           are secured by real property improved by a one-, two-, three- or four-family residence;

     12           are the subject of a Current Appraisal or a Current Broker’s Price Opinion of which the Seller has possession and will make available to the Custodian on request, and the Seller has in its possession and will make available to the Custodian on request evidence of the Mortgaged Premises’ value and how it was determined;

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    13           are not subject to the Home Ownership and Equity Protection Act of 1994;

(w)          As to each Purchased Loan and its Loan Papers:

1          the Loan Papers contain customary and enforceable provisions so as to render the rights and remedies of their holder adequate for the realization against the Purchased Loan of the benefits of the security intended to be provided by it;

2          there is only one original executed Mortgage Note, and, except in the case of Wet Loans, that original has been delivered to the Custodian;

3          none of its makers or mortgagors is an Affiliate of the Seller or any of its or its Subsidiaries’ directors or officers; and

4          they do not contain any term or condition such that the repayment schedule results in the outstanding principal balance increasing over time, rather than amortizing, whether or not such Purchased Loan is deemed to be an “option ARM”, “negative amortization” or “graduated payment” loan. The Agent and the Custodian may rely on the Seller’s representation and warranty that any Purchased Loan amortizes over time.

(x)          Each Mortgage is a Lien on the premises and property described in it having the priority represented to the Agent, and the description of the Mortgaged Premises in each Mortgage is legally adequate and each Purchased Loan has been fully advanced in its face amount.

(y)          No Purchased Loan is In Default except as to which the Seller has given notice to the Agent (by reporting Purchased Loans that are delinquent Mortgage Loans).

(z)          The Mortgaged Premises in each Mortgage is insured by a fire and extended perils insurance policy and such other hazards as are customary in the area where the Mortgaged Property is located or customary under the Seller’s servicing procedures and the amount of the insurance is in the amount of the full insurable value of the Mortgaged Property on a replacement cost basis or the unpaid balance of the Mortgage Loans, whichever is less. If the Mortgaged Property is in an area identified by any federal governmental authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Insurance Administration is in effect. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgage clause naming the originator and its successors and assigns (including subsequent owners of the Mortgage Loan), as mortgagee.

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(aa)          Each Purchased Loan is covered by an Investor Commitment or Hedge Agreement.

* * * * * * * *

As used in the this Schedule 15.3, the following terms have the following meanings:

“Appraisal” means an appraisal by a licensed appraiser selected in accordance with Agency guidelines and not identified to the Seller as an unacceptable appraiser by an Agency, and who is recognized and experienced in estimating the value of property of that same type in the community where it is located, and who, unless approved by the Agent on a case-by-case basis, is not a member, manager, director, officer or employee of the Seller or any Affiliate of the Seller, or related as a parent, sibling, child or first cousin to any of the Seller’s or any such Affiliate’s respective directors or officers or any of their spouses, a signed copy of the written report of which appraisal is in the possession of the Seller or the applicable Servicer.

“Broker’s Price Opinion” means the written opinion of the value of a tract or parcel of real property improved by a one-, two-, three- or four-family residence securing a Mortgage Loan, issued by a real estate broker duly licensed as such by the jurisdiction in which the subject property is located that is reasonably acceptable to the Agent and that is not an Affiliate of the Seller or a director, member, manager, officer or employee of the Seller or any of its Affiliates, selected reasonably and in good faith by the Seller.

“Current Appraisal” means an Appraisal dated no earlier than ninety (90) days (or such longer period, if any, as the Agent shall approve) before the relevant Determination Date.

“Current Broker’s Price Opinion” means a Broker’s Price Opinion dated no earlier than ninety (90) days (or such longer period, if any, as the Agent shall approve) before the relevant Determination Date.

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SCHEDULE 23

TO Master Repurchase Agreement

Buyers’ Addresses for Notice

As of May 15, 2009

(Comerica Bank’s address appears in Article 23.)

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